PROSPECTUS	Filed Pursuant to Rule 424(b)(4) Registration No. 333-193976 and 333-196800

JUNE 17, 2014

ENERJEX RESOURCES, INC.

555,789 Shares of 10% Series A Cumulative Redeemable Perpetual Preferred Stock

$23.75 Per Share

Liquidation Preference $25.00 Per Share

We are offering 555,789 shares of our 10% Series A Cumulative Redeemable Perpetual Preferred Stock, which we refer to as the Series A preferred stock.

Dividends on the Series A preferred stock are cumulative from the date of original issue and will be payable on the last day of each calendar month commencing July 31, 2014 when, as and if declared by our board of directors. Dividends will be payable out of amounts legally available therefor at an initial rate equal to 10% per annum per $25.00 of stated liquidation preference per share, or $2.50 per share of Series A preferred stock per year.

Commencing on June 16, 2017, we may redeem, at our option, the Series A preferred stock, in whole or in part, at a cash redemption price of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the redemption date. The Series A preferred stock has no stated maturity, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities.

Holders of the Series A preferred stock generally will have no voting rights except for limited voting rights if dividends payable on the outstanding Series A preferred stock are in arrears for six or more consecutive or non-consecutive monthly dividend periods, or if we fail to maintain the listing of the Series A preferred stock on a national securities exchange for a period of at least 180 days.

There is no established trading market for the Series A preferred stock. Subject to issuance of the offered shares, we anticipate that the outstanding shares of Series A preferred stock will be listed on the NYSE MKT, and we anticipate that the trading symbol will be “ENRJPR.”

Northland Capital Markets and Euro Pacific Capital Inc. are acting as our underwriters in the public offering on a firm commitment basis.

We will receive a maximum of $13,199,989 million in gross proceeds and approximately $11,488,510 in net proceeds, after deducting the underwriting discount and estimated offering expenses payable by us.

See “Use of Proceeds” in this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement.

We expect the Series A preferred stock will be ready for delivery in book-entry form through The Depositary Trust Company on or about June 20, 2014.

Investing in our Series A preferred stock involves significant risks. You should carefully consider the risk factors beginning on page 7 of this prospectus before purchasing any of the Series A preferred stock offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$23.7500	$13,199,989
Underwriting discounts and commissions(1)	$2.1375	$1,187,999
Proceeds to us, before expenses	$21.6125	$12,011,990

(1)	In addition to the underwriting discount, we have also agreed to grant the underwriter an option for a period of 45 days to purchase an additional 83,368 shares of our Series A preferred stock, and agreed to pay up to $250,000 of the expenses of the underwriters, including legal fees in connection with this offering. If the underwriters exercise the option in full, the total underwriting discounts payable by us will be $1,366,199 and total proceeds to us before expenses will be $13,813,788. Please see “Underwriting” on page 78 for more information regarding our arrangements with the underwriters.

The date of this prospectus is June 17, 2014.

ABOUT THIS PROSPECTUS

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction in which, or from any person to whom, it is unlawful to make any such offer or solicitation in such jurisdiction. The securities are not being offered in any jurisdiction where the offer of such securities is not permitted.

You should rely only on the information contained in this prospectus.  We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. You should read this prospectus and the registration statement of which this prospectus is a part in their entirety before making an investment decision.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We are not making any representation to you regarding the legality of an investment in our securities by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of our securities.

The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of issuance or sale of any securities.

The EnerJex Resources logo is the property of EnerJex Resources, Inc. or a subsidiary thereof. References herein to “$” and “dollars” are to the currency of the United States of America.

In this prospectus, we refer to information regarding potential markets for our products and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry. However, we have not independently verified any such information.

Information contained on or accessible through our website, www.enerjex.com does not constitute part of this prospectus.

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The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days unless the parties to any such trade expressly agree otherwise. If you wish to trade shares of our Series A preferred stock before their delivery, you should consult your advisors.

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PROSPECTUS SUMMARY

The following summary provides an overview of certain information contained elsewhere in this prospectus. Because this is a summary, it does not contain all of the information you should consider before investing in our Series A preferred stock. You should read this entire prospectus carefully before making a decision about whether to invest in our Series A preferred stock. Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to “the Company,” “EnerJex” “we,” “us” or “our” are to EnerJex Resources, Inc. and its consolidated subsidiaries and Black Raven Energy, Inc., a wholly-owned subsidiary.

Overview

We operate as an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States.

Our primary business objective is to increase our oil and natural gas production, reserves, and cash flow in a manner that is accretive for our shareholders by acquiring and developing properties that have long reserve lives and offer abundant drilling opportunities with low risk profiles.

We drilled 48 oil wells in 2013 with a 100% success rate, and our ratio of proved reserves to production is 32.8 years based on our annualized production volumes for the three months ended December 31, 2013. For the three months ended March 31, 2014, we reactivated multiple oil and natural gas wells in our Adena Field Project and initiated natural gas production under a new sales contract. In addition, we successfully completed workovers on eight natural gas wells in our Niobrara Project.

As of March 31, 2014, we owned oil and natural gas leases covering more than 90,000 net acres in Kansas, Colorado, Nebraska, Texas, and Wyoming, of which approximately 64% is held by production. We have identified more than 500 drilling locations on this acreage from which we expect to recover commercial quantities of oil and natural gas.

Our total net proved oil and natural gas reserves as of December 31, 2013 were 5.8 million barrels of oil equivalent (Boe), of which 77% was oil. Of the 5.8 million Boe of total proved reserves, approximately 49% were classified as proved developed producing, approximately 17% were classified as proved developed non-producing, and approximately 34% were classified as proved undeveloped. The total PV10 (present value) of our proved reserves as of December 31, 2013 was $102.4 million.

The principal elements of our business strategy are to:

•	Develop Our Existing Properties. We plan to increase our oil and natural gas production, reserves, and cash flow by developing our extensive inventory of drilling locations that we have identified on our existing properties.

•	Maximize Operational Control. We seek to operate and maintain a substantial working interest in the majority of our properties. We believe the ability to control our drilling inventory will provide us with the opportunity to more efficiently allocate capital, manage resources, control operating and development costs, and utilize our experience and knowledge of oil and gas field technologies.

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•	Pursue Selective Acquisitions and Joint Ventures. We believe our local presence in Kansas, Colorado, Nebraska, and Texas makes us well-positioned to pursue selected acquisitions and joint venture arrangements in the mid-continent region of the United States.

•	Reduce Unit Costs Through Economies of Scale and Efficient Operations. As we increase our oil and natural gas production and develop our existing properties, we expect that our unit cost structure will benefit from economies of scale. In particular, we anticipate reducing unit costs through greater utilization of our existing infrastructure over a larger number of wells.

•	Reduce Oil Price Risk. We seek to minimize the risk to our business of a decline in future oil prices by entering into derivative or physical hedging arrangements with respect to a portion of our anticipated future oil production.

We were formerly known as Millennium Plastics Corporation and were incorporated in the State of Nevada on March 31, 1999. We abandoned a prior business plan focusing on the development of biodegradable plastic materials. In August 2006, we acquired Midwest Energy, Inc., a Nevada corporation, pursuant to a reverse merger. After the merger, Midwest Energy became a wholly owned subsidiary, and as a result of the merger the former Midwest Energy stockholders controlled approximately 98% of our outstanding shares of common stock. We changed our name to EnerJex Resources, Inc. in connection with the merger, and in November 2007 we changed the name of Midwest Energy (now our wholly owned subsidiary) to EnerJex Kansas, Inc. All of our current operations are conducted through EnerJex Kansas, Inc., Black Raven Energy, Inc., and Black Sable Energy, LLC, and our leasehold interests are held in our wholly owned subsidiaries Black Raven Energy, Inc., Adena, LLC, DD Energy, Inc., Black Sable Energy, LLC, Working Interest, LLC, PRB Gathering, Inc., and EnerJex Kansas, Inc.

Recent Developments

On March 14, 2014, Black Raven Energy, Inc. ("Black Raven"), a wholly-owned subsidiary of EnerJex entered into a Settlement and Release Agreement with Atlas Resources, LLC, pursuant to which the parties settled certain disputes regarding the rights and obligations of the parties under that certain Farmout Agreement dated effective as of July 23, 2010.

Pursuant to the Settlement Agreement, among other matters, the parties released each other from certain claims and obligations, the Farmout Agreement was terminated, and the parties entered into a new Gathering Agreement and Contract Operating Agreement under which Atlas shall pay to Black Raven an overhead charge of $12,000 per month from December 1, 2013 through November 30, 2015. Unless the Contract Operating Agreement is terminated at the option of either party after November 30, 2015, from and after December 1, 2015, the overhead charge per month shall be the lesser of (a) $12,000, and (b) an amount equal to $0.25 per thousand cubic feet of natural gas produced in each such month from wells that Black Raven operates for Atlas pursuant to the Contract Operating Agreement.

Pursuant to the Settlement Agreement, Atlas also agreed to pay Black Raven the sum of $687,938.50 and assign to Black Raven its rights to depth in any zone below the Niobrara formation on approximately 8,360 acres that are held by production in Phillips and Sedgwick counties in the State of Colorado. In additional, Black Raven agreed to purchase seven non-producing wells from Atlas for $150,000.

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On April 9, 2014, pursuant to a lease purchase agreement effective as of March 31, 2014, we closed a sale to Venado Operating Company, LLC of our interests in approximately 2,250 gross acres comprising our Lonesome Dove Project in Lee County, Texas, for (i) $450,000 in cash, and (ii) the right to receive an average overriding royalty interest of approximately 2.4% in the acreage.

Effective May 12, 2014, West Coast Opportunity Fund, LLC ("WCOF"), and Montecito Venture Fund, LLC ("MVP"), executed an irrevocable voting and proxy agreement, pursuant to which MVP agreed to vote its shares of our capital stock, with respect to the election of nominees to our board of directors, in such manner as WCOF directs. WCOF presently owns approximately 45% of our issued and outstanding voting stock, and MVP owns approximately 6% of our issued and outstanding voting stock. By reason of that irrevocable voting and proxy agreement, WCOF will have the right and power to elect a majority of the members of our board of directors.

On May 22, 2014, we entered into a Seventh Amendment to our Amended and Restated Credit Agreement with Texas Capital Bank, N.A. (the “Bank”). In the Seventh Amendment, the Bank consented to the issuance of the Series A preferred stock and payment of dividends thereon.

Effective after closing of trading in our common stock on May 30, 2014, we effected a 1-for-15 reverse stock split, by which each share of our common stock was reclassified, and changed into 1/15th of a fully paid and nonassessable share of common stock. In lieu of fractions of a share, we are paying to holders of fractions of a share, after the reverse stock split, cash equal to $11.25 per share, which was the minimum value designated in the amended and restated certificate of designations effecting the reverse stock split. All shares held by each stockholder are aggregated for purposes of determining whether that stockholder holds fractions of a share immediately after the reverse stock split.

We have been cleared to submit a listing application to the NYSE MKT. Our ability to become listed on the NYSE MKT is subject to, among other things, maintaining a minimum market price for our common stock for a sufficient period of time as determined by the NYSE MKT. We anticipate that the trading symbol for our common stock on the NYSE MKT will be “ENRJ.” We anticipate that the trading symbol for our Series A preferred stock on the NYSE MKT will be “ENRJPR.”

Effective immediately prior to the issuance and sale of shares of Series A preferred stock pursuant to this prospectus, we intend to adopt the Amended and Restated Certificate of Designation in the form attached as an exhibit to the registration statement of which this prospectus forms a part, and thereby modify the terms of the Series A preferred stock as set forth therein and as described in this prospectus. Concurrently with the adoption and filing of such Amended and Restated Certificate of Designation, the holders of our existing Series A preferred stock, which is currently convertible into shares of our common stock on a one-for-1/15th basis upon repayment of the remaining original principal value, will exchange each outstanding share of such existing Series A preferred stock for (i) a number of shares of our common stock into which such Series A preferred stock is then convertible immediately prior to the exchange (318,630 in the aggregate) and (ii) a number of shares of Series A preferred stock equal to the quotient determined by dividing (x) that portion of the holder's original Series A preferred stock purchase price that has not yet been paid in dividends, by (y) the original issue price per share at which we sell our shares of Series A preferred stock pursuant to this prospectus.

That share exchange will be effected under an exchange agreement in the form attached as an exhibit to the registration statement of which this prospectus forms a part. As a result of that share exchange, 112,658 shares of Series A preferred stock will be issued and outstanding; those shares are not being registered under the registration statement of which this prospectus forms a part, but will be eligible for resale in the public capital markets under Rule 144 under the Securities Act of 1933, as amended. Holders representing at least 95% of such shares are executing with EnerJex a lock-up agreement, under which each such holder has agreed not to sell such shares in the public capital markets for a period of 90 days after the date of the final prospectus. The aggregate amount of the unpaid original purchase price of our existing Series A preferred stock is $2,675,778.

Executive Offices

Our principal executive offices are located at 4040 Broadway, Suite 508, San Antonio, Texas 78209, and our telephone number is (210) 451-5545. Our website is www.enerjex.com. Additional information that may be obtained through our website does not constitute part of this prospectus.

THE OFFERING

The following is a brief description of certain terms of this offering and does not purport to be complete. For a more complete description of the terms of the Series A preferred stock, see “Description of Series A Preferred Stock” beginning on page 65 of this prospectus.

Securities we are offering:	555,789 shares of 10% Series A Cumulative Redeemable Perpetual Preferred Stock

Over allotment option:	We have granted a 45-day option commencing from the date of this prospectus to the underwriters to purchase an additional 83,368 shares of 10% Series A Cumulative Redeemable Perpetual Preferred Stock to cover over-allotments

Series A preferred stock outstanding before offering:	112,658 shares, reflecting the planned share exchange

Series A preferred stock outstanding after offering:	668,447 shares, assuming all offered shares are purchased

Use of proceeds:	We intend to use the net proceeds of this offering for general corporate purposes, including capital expenditures to accelerate the development of our oil and natural gas properties. See “Use of Proceeds” on page 24 for further information.

Capital Market:

There is no established trading market for the Series A preferred stock.  Subject to issuance of the shares offered hereby, the outstanding shares of Series A preferred stock will be listed on the NYSE MKT, and we anticipate that the trading symbol will be "ENRJPR." We have been cleared to submit a listing application to the NYSE MKT. We anticipate that the trading symbol for our common stock on the NYSE MKT will be "ENRJ."

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Dividends:	Holders of the Series A preferred stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series A preferred stock at a rate of 10% per annum of the $25.00 liquidation preference per share (equivalent to $2.50 per annum per share). However, if cash dividends on any outstanding Series A preferred stock have not been paid in full for any six consecutive or non-consecutive monthly dividend periods, or if we fail to maintain the listing of the Series A preferred stock on the New York Stock Exchange, NYSE MKT, NASDAQ Stock Market or a successor exchange or quotation system (each, a "National Market") for a period of at least 180 consecutive days, the dividend rate on the Series A preferred stock will increase to 12% per annum, which we refer to as the “Penalty Rate” increasing by 1% per annum for each subsequent failure to pay a monthly dividend, up to a maximum dividend rate of 15% per annum. Dividends will generally be payable on the last day of each calendar month, to holders of record as of the 15th day of such calendar month. Dividends on the Series A preferred stock will accrue regardless of whether:

	•	the terms of our senior shares (as defined below) or our agreements, including our credit facilities, at any time prohibit the current payment of dividends;

	•	we have earnings;

	•	there are funds legally available for the payment of such dividends; or

	•	the dividends are declared by our board of directors.

All payments of dividends made to the holders of Series A preferred stock will be credited against the previously accrued dividends on such shares of Series A preferred stock. We will credit any dividends paid on the Series A preferred stock first to the earliest accrued and unpaid dividend due. As described more fully under “Ranking” below, the payment of dividends with respect to the Series A preferred stock is senior to any dividends to which holders of our common stock are entitled, if any.

Alternative Payment of Dividends Upon Dividend Default:

If, at any time, there is a dividend default because cash dividends on the outstanding Series A preferred stock are accrued but not paid in full for any monthly dividend period for a total of six consecutive or non-consecutive monthly dividend periods, and the Penalty Rate is imposed as described above, we can elect to pay dividends on the Series A preferred stock, including all accrued but unpaid dividends, by issuing to the holders thereof (i) if our common stock is then listed on a National Market and to the extent permitted under the rules of the National Market on which such shares are listed, shares of our common stock (based on the weighted average daily closing price for the 10 trading day period ending on the trading day immediately preceding the payment) and cash in lieu of any fractional share, or (ii) if our common stock is not listed on a National Market, additional shares of Series A preferred stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share.

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Optional Redemption:	We may not redeem the Series A preferred stock prior to June 16, 2017, except pursuant to the special redemption upon a Change of Control discussed below. On and after June 16, 2017, we may redeem the Series A preferred stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date.

Special Redemption Upon Change of Ownership or Control:	Upon the occurrence of a Change of Control, we will have the option upon written notice mailed by us, not less than 30 nor more than 90 days prior to the redemption date and addressed to the holders of record of the Series A preferred stock to be redeemed, to redeem the Series A preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at the following price:

Redemption Date	Redemption Price per share(1)
On or before June 15, 2015	$25.75
After June 15, 2015 and on or before June 15, 2016	$25.50
After June 15, 2016 and on or before June 15, 2017	$25.25
After June 15, 2017	$25.00

(1)	plus accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date

Please see the section entitled “Description of Our Series A Preferred Stock—Redemption” in this prospectus.

A “Change of Control” shall be deemed to have occurred on the date (i) that a “person,” “group” or “entity” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of our total voting stock; (ii) that we sell, transfer, or otherwise dispose of all or substantially all of our assets; or (iii) of the consummation of a merger or share exchange of us with another entity where our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of our board of directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange. For purposes of determining whether a "Change of Control" has occurred, any "group" that exists on the issuance date of the Series A preferred stock offered hereby shall be disregarded.

No Maturity or Mandatory Redemption:	The Series A preferred stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option (or the option of the acquiring entity) under some circumstances upon a Change of Control as described above or after , 2017.

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Ranking:	The Series A preferred stock will rank: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which do not specifically provide that such equity securities rank senior to or on parity with such Series A preferred stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares,” (ii) equal to any other shares of equity securities that we may issue in the future, the terms of which do not specifically provide that such equity securities are junior or senior to our Series A preferred stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A preferred stock), referred to as “parity shares,” (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the Series A preferred stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A preferred stock), referred to as “senior shares,” and (iv) junior to all our existing and future indebtedness.

Liquidation Preference:	If we liquidate, dissolve or wind up our operations, the holders of our Series A preferred stock will have the right to receive $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any payments are made to the holders of our common stock and any other of our junior shares. The rights of the holders of the Series A preferred stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares.

Voting Rights:	Holders of the Series A preferred stock will generally be entitled to vote only on changes to our articles of incorporation that would be materially adverse to the rights of holders of Series A preferred stock, provided that an increase of the authorized number of shares of preferred stock shall be deemed to not adversely affect such rights. However, if cash dividends on any outstanding Series A preferred stock have not been paid in full for any monthly dividend period for any six consecutive or non-consecutive monthly periods, or if we fail to maintain the listing of the Series A preferred stock on a National Market for a period of at least 180 consecutive days, then the holders of the Series A preferred stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the dividend arrearage is eliminated or listing is restored, as applicable.

Material U.S. Federal Income Tax Consequences:	The material U.S. federal income tax consequences of purchasing, owning and disposing of Series A preferred stock are described in “Material U.S. Federal Income Tax Consequences” beginning on page 71 of this prospectus. You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our Series A preferred stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Form:	The Series A preferred stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company & Clearing Corporation, except under limited circumstances.

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Conversion Rights:	The Series A preferred stock is not convertible into common stock.
Risk Factors:	Investing in the Series A preferred stock involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in our securities.

Assumptions:	Except as otherwise indicated, all information in this prospectus assumes:

•	The effectiveness of our amended and restated certificate of incorporation in connection with the completion of this offering;

•	That the conversion of all outstanding previously authorized shares of Series A preferred stock into the Series A preferred stock offered pursuant to this prospectus and common stock as described in the section “Description of capital stock” on page 62 has not yet occurred; and

•	No exercise of the underwriter's over-allotment options.

In addition, except as otherwise indicated all share and per share information referenced throughout this prospectus have been adjusted to reflect the 1-for-15 reverse stock split of our common stock that occurred on May 30, 2014. The adjusted port-split numbers were determined by dividing the outstanding shares pre-split by 15. The actual numbers will vary slightly as a result of fractional shares being purchased for cash.

RISK FACTORS

Investing in our securities has a significant degree of risk. Before you invest in the Series A preferred stock offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus. If any of the following risks actually occur, they could seriously harm our business, financial condition, results of operations or cash flows. This could cause the trading price of our Series A preferred stock to decline and you could lose all or part of your investment.

Risks Related to Ownership of Our Series A Preferred Stock

The Series A preferred stock might not have an active trading market, which could reduce its market value and your ability to sell your shares.

An active trading market for the Series A preferred stock might not exist after issuance of the Series A preferred stock offered hereby or, even if it develops, might not last, in which case the trading price of the shares could be reduced and your ability to transfer your shares of Series A preferred stock could be limited. The trading price of the shares will depend on many factors, including the following:

•    prevailing interest rates;

•    the market for similar securities;

•    general economic conditions; and

•    our financial condition, performance and prospects.

We could be prevented from paying dividends on the Series A preferred stock.

Although dividends on the Series A preferred stock are cumulative and will accrue until paid, you will receive cash dividends on the Series A preferred stock only if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any senior shares, or any documents governing our indebtedness. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on the Series A preferred stock when payable.

In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments. Accordingly, there is no guarantee that we will be able to pay any cash dividends on our Series A preferred stock.

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The Series A preferred stock has not been rated and will be subordinated to all of our existing and future debt.

The Series A preferred stock has not been rated by any nationally recognized statistical rating organization. In addition, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series A preferred stock will be subordinated to all of our existing and future debt. We may also incur additional indebtedness in the future to finance potential acquisitions or other activities and the terms of the Series A preferred stock do not require us to obtain the approval of the holders of the Series A preferred stock prior to incurring additional indebtedness. As a result, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on our Series A preferred stock. Upon our liquidation, our obligations to our creditors would rank senior to our Series A preferred stock and would be required to be paid before any payments could be made to holders of our Series A preferred stock.

Investors should not expect us to redeem the Series A preferred stock on the date the Series A preferred stock becomes redeemable or on any particular date afterwards.

We generally may not redeem the Series A preferred stock prior to June 16, 2017. On and after June 16, 2017, we may redeem the Series A preferred stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date. The Series A preferred stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions. Any decision we may make at any time to redeem the Series A preferred stock will depend upon, among other things, our evaluation of our capital position, including the composition of our stockholders’ equity and general market conditions at that time.

Holders of Series A preferred stock have extremely limited voting rights.

Except as expressly stated in the amended and restated certificate of designations governing the Series A preferred stock, as a holder of Series A preferred stock, you will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action. For example, your approval would not be required for any merger or consolidation in which we may become involved or any sale of all or substantially all of our assets except to the extent that such transaction materially adversely changes the express powers, preferences, rights or privileges of the holders of Series A preferred stock. The provisions relating to the Series A preferred stock do not afford the holders of the Series A preferred stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series A preferred stock, so long as the terms and rights of the holders of Series A preferred stock are not materially and adversely changed.

The issuance of future offerings of preferred stock may adversely affect the value of our Series A preferred stock.

Our articles of incorporation, as amended, currently authorizes us to issue up to 25,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. We may issue other classes of preferred shares that would rank on parity with or senior to the Series A preferred stock as to dividend rights or rights upon liquidation, winding up or dissolution. The creation and subsequent issuance of additional classes of preferred shares that, with the consent of two-thirds of the holders of the Series A preferred stock, would be senior to or on parity with our Series A preferred stock would dilute the interests of the holders of Series A preferred stock and any issuance of preferred stock that is senior to the Series A preferred stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A preferred stock.

Holders of the Series A preferred stock may be unable to use the dividends-received deduction.

Distributions paid to corporate U.S. holders of the Series A preferred stock may be eligible for the dividends-received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A preferred stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction. If any distributions on the Series A preferred stock with respect to any fiscal year are not eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series A preferred stock might decline.

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Non-U.S. Holders may be subject to U.S. income tax with respect to gain on disposition of their Series A preferred stock.

If we are a U.S. real property holding corporation at any time within the five-year period preceding a disposition of Series A preferred stock by a non-U.S. holder or the holder’s holding period of the shares disposed of, whichever period is shorter, such non-U.S. holder may be subject to U.S. federal income tax with respect to gain on such disposition. If we are a U.S. real property holding corporation, which we expect we are, so long as the Series A preferred stock is regularly traded on an established securities market, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the Series A preferred stock unless the holder beneficially owns (directly or by attribution) more than 5% of the total fair market value of the Series A preferred stock at any time during the five-year period ending either on the date of disposition of such interest or other applicable determination date. For additional information concerning these matters, see “Material U.S. Federal Income Tax Consequences.”

Our Series A preferred stock is not convertible and if the price of our common stock increases, then holders of Series A preferred stock may not realize a corresponding increase in the value of their Series A preferred stock.

Our Series A preferred stock is not convertible into our common stock and earns dividends at a fixed rate. Accordingly, the market value of our Series A preferred stock may depend on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and, in the event of dissolution, to satisfy the liquidation preference with respect to, our Series A preferred stock. Moreover, our right to redeem the Series A preferred stock on or after June 16, 2017 could impose a ceiling on its value.

Risks Related to the Oil and Natural Gas Industry and Our Business

in General

Declining economic conditions and worsening geopolitical conditions could negatively impact our business

Our operations are affected by local, national and worldwide economic conditions.  Markets in the United States and elsewhere have been experiencing extreme volatility and disruption for more than 5 years, due in part to the financial stresses affecting the liquidity of the banking system and the financial markets generally.   The consequences of a potential or prolonged recession may include a lower level of economic activity and uncertainty regarding energy prices and the capital and commodity markets.

In addition, actual and attempted terrorist attacks in the United States, Middle East, Southeast Asia and Europe, and war or armed hostilities in the Middle East, the Persian Gulf, North Africa, Iran, North Korea or elsewhere, or the fear of such events, could further exacerbate the volatility and disruption to the financial markets and economy.

While the ultimate outcome and impact of the current economic conditions cannot be predicted, a lower level of economic activity might result in a decline in energy consumption, which may materially adversely affect the price of oil and gas, our revenues, liquidity and future growth.  Instability in the financial markets, as a result of recession or otherwise, also may affect the cost of capital and our ability to raise capital.

The oil and natural gas business involves numerous uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our development, exploitation and exploration activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

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The oil and natural gas business involves a variety of operating risks, including:

• unexpected operational events and/or conditions;
• reductions in oil and natural gas prices;
• limitations in the market for oil and natural gas;
• adverse weather conditions;
• facility or equipment malfunctions;
• title problems;
• oil and gas quality issues;
• pipe, casing, cement or pipeline failures;
• natural disasters;
• fires, explosions, blowouts, surface cratering, pollution and other risks or accidents;
• environmental hazards, such as oil spills, pipeline ruptures and discharges of toxic gases;
• compliance with environmental and other governmental requirements; and
• uncontrollable flows of oil or natural gas or well fluids.

If we experience any of these problems, it could affect well bores, gathering systems and processing facilities, which could adversely affect our ability to conduct operations. We could also incur substantial losses as a result of:

• injury or loss of life;
• severe damage to and destruction of property, natural resources and equipment;
• pollution and other environmental damage;
• clean-up responsibilities;
• regulatory investigation and penalties;
• suspension of our operations; and
• repairs to resume operations.

Because we use third-party drilling contractors to drill our wells, we may not realize the full benefit of worker compensation laws in dealing with their employees. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could impact our operations enough to force us to cease our operations.

Drilling wells is speculative, and any material inaccuracies in our forecasted drilling costs, estimates or underlying assumptions will materially affect our business.

Developing and exploring for oil and natural gas involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services. Drilling may be unsuccessful for many reasons, including geological conditions, weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of an oil or gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. Substantially all of EnerJex's wells drilled through March 31, 2014 have been development wells, while a majority of the wells drilled by Black Raven have been considered by Black Raven to be development wells. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic. Our initial drilling and development sites, and any potential additional sites that may be developed, require significant additional exploration and development, regulatory approval and commitments of resources prior to commercial development. If our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our business operations as proposed and would be forced to modify our plan of operation.

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Development of our reserves, when established, may not occur as scheduled and the actual results may not be as anticipated. Drilling activity and lack of access to economically acceptable capital may result in downward adjustments in reserves or higher than anticipated costs. Our estimates will be based on various assumptions, including assumptions over which we have no control and assumptions required by the SEC relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. We have limited control over our operations that affect, among other things, acquisitions and dispositions of properties, availability of funds, use of applicable technologies, hydrocarbon recovery efficiency, drainage volume and production decline rates that are part of these estimates and assumptions and any variance in our operations that affects these items within our control may have a material effect on reserves.  The process of estimating our oil and gas reserves is extremely complex, and requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Our estimates may not be reliable enough to allow us to be successful in our intended business operations. Our actual production, revenues, taxes, development expenditures and operating expenses will likely vary from those anticipated. These variances may be material.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our cash flows and income.

Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and gas production, and, therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may be unable to make such acquisitions because we are:

• unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;
• unable to obtain financing for these acquisitions on economically acceptable terms; or
• outbid by competitors.

If we are unable to develop, exploit, find or acquire additional reserves to replace our current and future production, our cash flow and income will decline as production declines, until our existing properties would be incapable of sustaining commercial production.

Our decision to acquire a property will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often incomplete or inconclusive.

Our reviews of acquired properties can be inherently incomplete because it is not always feasible to perform an in-depth review of the individual properties involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, plugging or orphaned well liability are not necessarily observable even when an inspection is undertaken.

We must obtain governmental permits and approvals for drilling operations, which can result in delays in our operations, be a costly and time consuming process, and result in restrictions on our operations.

Regulatory authorities exercise considerable discretion in the timing and scope of well drilling permit issuances in the region in which we operate. Compliance with the requirements imposed by these authorities can be costly and time consuming and may result in delays in the commencement or continuation of our exploration or production operations and/or fines. Regulatory or legal actions in the future may materially interfere with our operations or otherwise have a material adverse effect on us. In addition, we are often required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that a proposed project may have on the environment, threatened and endangered species, and cultural and archaeological artifacts. Accordingly, the well drilling permits we need may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements that restrict our ability to conduct our operations or to do so profitably.

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Cost and availability of drilling rigs, equipment, supplies, personnel and other services could adversely affect our ability to execute on a timely basis our development, exploitation and exploration plans.

Shortages or an increase in cost of drilling rigs, equipment, supplies or personnel could delay or interrupt our operations, which could impact our financial condition and results of operations. Drilling activity in the geographic areas in which we conduct drilling activities may increase, which would lead to increases in associated costs, including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. Increased drilling activity in these areas may also decrease the availability of rigs. We do not have any contracts for drilling rigs and drilling rigs may not be readily available when we need them. Drilling and other costs may increase further and necessary equipment and services may not be available to us at economical prices.

Our exposure to possible leasehold defects and potential title failure could materially adversely impact our ability to conduct drilling operations.

We obtain the right and access to properties for drilling by obtaining oil and natural gas leases either directly from the hydrocarbon owner, or through a third party that owns the lease. The leases may be taken or assigned to us without title insurance. There is a risk of title failure with respect to such leases, and such title failures could materially adversely impact our business by causing us to be unable to access properties to conduct drilling operations.

We operate in a highly competitive environment and our competitors may have greater resources than do we.

The oil and natural gas industry is intensely competitive and we compete with other companies, many of which are larger and have greater financial, technological, human and other resources. Many of these companies not only explore for and produce crude oil and/or natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. Such companies may be able to pay more for productive oil and properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may have a greater ability to continue exploration activities during periods of low oil and gas market prices. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. If we are unable to compete, our operating results and financial position may be adversely affected.

Oil and natural gas prices are volatile. Future volatility may cause negative change in our cash flows which may result in our inability to cover our operating or capital expenditures.

Our future revenues, profitability, future growth and the carrying value of our properties is anticipated to depend substantially on the prices we may realize for our oil and natural gas production. Our realized prices may also affect the amount of cash flow available for operating or capital expenditures and our ability to borrow and raise additional capital.

Oil and natural gas prices are subject to wide fluctuations in response to relatively minor changes in or perceptions regarding supply and demand. Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile in the future. Among the factors that can cause this volatility are:

•	Commodities speculators;
•	local, national and worldwide economic conditions;
•	worldwide or regional demand for energy, which is affected by economic conditions;
•	the domestic and foreign supply of oil and gas;
•	weather conditions;
•	natural disasters;
•	acts of terrorism;
•	domestic and foreign governmental regulations and taxation;
•	political and economic conditions in oil producing countries, including those in the Middle East and South America;
•	impact of the U.S. dollar exchange rates on oil prices;
•	the availability of refining capacity;

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•	actions of the Organization of Petroleum Exporting Countries, or OPEC, and other state controlled oil companies relating to oil price and production controls; and
•	the price and availability of other fuels.

It is impossible to predict oil and gas price movements with certainty. A drop in prices may not only decrease our future revenues on a per unit basis but also may reduce the amount of oil and gas that we can produce economically. A substantial or extended decline in oil and gas prices may materially and adversely affect our future business enough to force us to cease our business operations. In addition, our reserves, financial condition, results of operations, liquidity and ability to finance and execute planned capital expenditures will also suffer in such a price decline.

Lower prices for oil and natural gas reduce demand for our services and could have a material adverse effect on our revenue and profitability.

Benchmark crude prices peaked at over $140 per barrel in July 2008 and then declined to approximately $92 per barrel at year-end 2012. During 2013, the benchmark for crude prices fluctuated between $85 per barrel and $110 per barrel. Demand for our services depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. In addition, demand for our services is particularly sensitive to the level of exploration, development and production activity of and the corresponding capital spending by, oil and natural gas companies. Any prolonged reduction in oil and natural gas prices could depress the near-term levels of exploration, development, and production activity. Perceptions of longer-term lower oil and natural gas prices by oil and natural gas companies could similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects. Lower levels of activity result in a corresponding decline in the demand for our services, which could have a material adverse effect on our revenue and profitability. Additionally, these factors may adversely impact our financial position if they are determined to cause an impairment of our long-lived assets.

Our business is affected by local, national and worldwide economic conditions and the condition of the oil and natural gas industry.

Recent economic data indicates the rate of economic growth worldwide has declined significantly from the growth rates experienced in recent years. Current economic conditions have resulted in uncertainty regarding energy and commodity prices. In addition, future economic conditions may cause many oil and natural gas production companies to further reduce or delay expenditures in order to reduce costs, which in turn may cause a further reduction in the demand for drilling services. If conditions worsen, our business and financial condition may be adversely impacted.

Our business involves numerous operating hazards, and our insurance and contractual indemnity rights may not be adequate to cover our losses.

Our operations are subject to the usual hazards inherent in the drilling and operation of oil and natural gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, punch throughs, craterings, fires and pollution. The occurrence of these events could result in the suspension of drilling or production operations, claims by the operator and others affected by such events, severe damage to, or destruction of, the property and equipment involved, injury or death to drilling personnel, environmental damage and increased insurance costs. We may also be subject to personal injury and other claims of drilling personnel as a result of our drilling operations. Operations also may be suspended because of machinery breakdowns, abnormal operating conditions, failure of subcontractors to perform or supply goods or services and personnel shortages.

Damage to the environment could result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by host governments, oil and natural gas companies and other businesses operating offshore and in coastal areas, as well as claims by individuals living in or around coastal areas.

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As is customary in our industry, the risks of our operations are partially covered by our insurance and partially by contractual indemnities from our customers. However, insurance policies and contractual rights to indemnity may not adequately cover losses, and we may not have insurance coverage or rights to indemnity for all risks. Moreover, pollution and environmental risks generally are not fully insurable. If a significant accident or other event resulting in damage to our drilling units, including severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, occurs and is not fully covered by insurance or a recoverable indemnity from a customer, it could adversely affect our financial condition and results of operations.

Our business is subject to numerous governmental laws and regulations, including those that may impose significant costs and liability on us for environmental and natural resource damages.

Many aspects of our operations are affected by governmental laws and regulations that may relate directly or indirectly to the contract drilling industry, including those requiring us to control the discharge of oil and other contaminants into the environment or otherwise relating to environmental protection. Countries where we currently operate have environmental laws and regulations covering the discharge of oil and other contaminants and protection of the environment in connection with operations. Additionally, our operations and activities in the United States and its territorial waters are subject to numerous environmental laws and regulations, including the Clean Water Act, the OPA, the Outer Continental Shelf Lands Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Resource Conservation and Recovery Act and MARPOL. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, the denial or revocation of permits or other authorizations and the issuance of injunctions that may limit or prohibit our operations.

Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering us liable for environmental and natural resource damages without regard to negligence or fault on our part. These laws and regulations may expose us to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new laws or regulations relating to exploratory or development drilling for oil and natural gas could materially limit future contract drilling opportunities or materially increase our costs. In addition, we may be required to make significant capital expenditures to comply with such laws and regulations.

In addition, some financial institutions are imposing, as a condition to financing, requirements to comply with additional non-governmental environmental and social standards in connection with operations outside the United States, such as the Equator Principles, a credit risk management framework for determining, assessing and managing environmental and social risk in project finance transactions. Such additional standards could impose significant new costs on us, which may materially and adversely affect us.

Changes in U.S. federal laws and regulations, or in those of other jurisdictions where we operate, including those that may impose significant costs and liability on us for environmental and natural resource damages, may adversely affect our operations.

If the U.S. government amends or enacts new federal laws or regulations, our potential exposure to liability for operations and activities in the United States and its territorial waters may increase. Although the Oil Pollution Act of 1990 provides federal caps on liability for pollution or contamination, future laws and regulations may increase our liability for pollution or contamination resulting from any operations and activities that the Company may have in the United States and its territorial waters including punitive damages and administrative, civil and criminal penalties. Additionally, other jurisdictions where we operate have modified, or may in the future modify, their laws and regulations in a manner that would increase our liability for pollution and other environmental damage.

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Our financial condition may be adversely affected if we are unable to identify and complete future acquisitions, fail to successfully integrate acquired assets or businesses we acquire, or are unable to obtain financing for acquisitions on acceptable terms.

The acquisition of assets or businesses that we believe to be complementary to our exploration and production operations is an important component of our business strategy. We believe that acquisition opportunities for EnerJex, such as the merger with Black Raven, may arise from time to time, and that any such acquisition could be significant. At any given time, discussions with one or more potential sellers may be at different stages. However, any such discussions may not result in the consummation of an acquisition transaction, and we may not be able to identify or complete any acquisitions. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of our securities. Our business is capital intensive and any such transactions could involve the payment by us of a substantial amount of cash. We may need to raise additional capital through public or private debt or equity financings to execute our growth strategy and to fund acquisitions. Adequate sources of capital may not be available when needed on favorable terms. If we raise additional capital by issuing additional equity securities, existing stockholders may be diluted. If our capital resources are insufficient at any time in the future, we may be unable to fund acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Any future acquisitions could present a number of risks, including:

•	the risk of using management time and resources to pursue acquisitions that are not successfully completed;
•	the risk of incorrect assumptions regarding the future results of acquired operations;
•	the risk of failing to integrate the operations or management of any acquired operations or assets successfully and timely; and
•	the risk of diversion of management's attention from existing operations or other priorities.

If we are unsuccessful in completing acquisitions of other operations or assets, our financial condition could be adversely affected and we may be unable to implement an important component of our business strategy successfully. In addition, if we are unsuccessful in integrating our acquisitions in a timely and cost-effective manner, our financial condition and results of operations could be adversely affected.

The loss of some of our key executive officers and employees could negatively impact our business prospects.

Our future operational performance depends to a significant degree upon the continued service of key members of our management as well as marketing, sales and operations personnel. The loss of one or more of our key personnel could have a material adverse effect on our business. We believe our future success will also depend in large part upon our ability to attract, retain and further motivate highly skilled management, marketing, sales and operations personnel. We may experience intense competition for personnel, and we cannot assure you that we will be able to retain key employees or that we will be successful in attracting, assimilating and retaining personnel in the future.

Failure to employ a sufficient number of skilled workers or an increase in labor costs could hurt our operations.

We require skilled personnel to operate and provide technical services to, and support for, our drilling units. In periods of increasing activity and when the number of operating units in our areas of operation increases, either because of new construction, re-activation of idle units or the mobilization of units into the region, shortages of qualified personnel could arise, creating upward pressure on wages and difficulty in staffing. The shortages of qualified personnel or the inability to obtain and retain qualified personnel also could negatively affect the quality and timeliness of our work. In addition, our ability to expand operations depends in part upon our ability to increase the size of the skilled labor force.

Risks Related to EnerJex

Ownership of our common stock is highly concentrated, and such concentration may prevent other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

EnerJex's directors and executive officers, together with their respective affiliates, beneficially own or control more than 60% of the Company (see the section entitled "Security Holders of Management and Principal Stockholders" beginning on page 60 for more information on the ownership of the Company). Accordingly, these directors, executive officers and their affiliates, acting individually or as a group, have substantial influence over the outcome of a corporate action requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. West Coast Opportunity Fund, LLC ("WCOF"), which owns approximately 45% of our issued and outstanding voting securities, and Montecito Venture Partners, LLC ("MVP"), which owns approximately 6% of our issued and outstanding voting securities, are parties to an irrevocable voting and proxy agreement, by which MVP granted to WCOF a proxy to vote MVP's shares with regard to the election of our board of directors. That irrevocable voting and proxy agreement gives WCOF the power to elect a majority of the members of our board of directors. These stockholders also may exert influence in delaying or preventing a change in control of the Company, even if such change in control would benefit the other stockholders of the Company. In addition, the significant concentration of stock ownership may affect adversely the market value of EnerJex's common stock and Series A preferred stock due to investors' perception that conflicts of interest may exist or arise.

We are exempt from certain governance requirements applicable to other listed companies, and therefore our board will not consist of a majority of "independent directors," and our audit committee will not have three "independent" members.

The listing standards for the NYSE MKT on which our shares of Series A Preferred Stock will be listed for trading generally require that the boards of directors of listed companies consist of a majority of "independent directors," and that a listed company's audit committee must have three independent members. We are a "controlled company" because WCOF and MVP own more than 50% of our issued and outstanding voting securities and are parties to an irrevocable voting and proxy agreement that gives WCOF a proxy to vote MVP's shares, which will give WCOF control of the election of a majority of the members of our board of directors. As a result, we are exempt from the requirement that a majority of our directors be "independent directors." At present, only two of our five directors are "independent directors." In addition, because we are a "smaller reporting company," as such terms are used in the listing standards for the NYSE MKT, our audit committee is not required to have three independent members. At present, our audit committee consists of two persons, both of whom are independent directors.

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Anti-takeover provisions in our charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or management and could make a third-party acquisition of the company difficult.

Our amended and restated articles of incorporation and bylaws, as amended, contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and have a negative effect on the price at which shares of our Series A preferred stock will trade.

We have sustained losses in the past, and our future profitability is subject to many risks inherent in the oil and natural gas exploration and production industry.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing and maintaining a business in the exploration and production industry. There is nothing conclusive at this time on which to base an assumption that our business operations will prove to be successful or that we will be able to operate profitably. Our future operating results will depend on many factors, including:

•	the future prices of oil and gas;
•	our ability to raise adequate capital;
•	success of our development and exploration efforts;
•	our ability to manage our operations cost effectively;
•	effects of our hedging strategies;
•	demand for oil and gas;
•	the level of our competition;
•	our ability to attract and maintain key management, employees and operators;
•	transportation and processing fees on our facilities;
•	fuel conservation measures;
•	alternate fuel requirements or advancements;
•	government regulation and taxation;
•	technical advances in fuel economy and energy generation devices; and
•	our ability to efficiently explore, develop and produce sufficient quantities of marketable oil and gas in a highly competitive and speculative environment while maintaining quality and controlling costs.

To achieve profitable operations, we must, alone or with others, successfully execute on the factors stated above, along with continually developing ways to enhance our production efforts. Despite our best efforts, we may not be successful in our development efforts or obtain required regulatory approvals. There is a possibility that some of our wells may never produce oil or gas in sustainable or economic quantities.

We will need additional capital in the future to finance our planned growth, which we may not be able to raise or may only be available on terms unfavorable to us or our stockholders, which may result in our inability to fund our working capital requirements and harm our operational results.

We have and expect to continue to have substantial capital expenditure and working capital needs. We will need to rely on cash flow from operations and borrowings under our credit facility or raise additional cash to fund our operations, pay outstanding long-term debt, fund our anticipated reserve replacement needs and implement our growth strategy, or respond to competitive pressures and/or perceived opportunities, such as investment, acquisition, exploration, work-over and development activities.

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If low oil and gas prices, operating difficulties, constrained capital sources or other factors, many of which are beyond our control, cause our revenues or cash flows from operations to decrease, we may be limited in our ability to spend the capital necessary to complete our development, production exploitation and exploration programs. If our resources or cash flows do not satisfy our operational needs, we will require additional financing, in addition to anticipated cash generated from our operations, to fund our planned growth. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop or enhance our business or otherwise respond to competitive pressures would be significantly limited. In such a capital restricted situation, we may curtail our acquisition, drilling, development, and exploration activities or be forced to sell some of our assets on an untimely or unfavorable basis.  Our current plans to address a drop in crude oil prices are to maintain hedges covering a portion of our expected future oil production and to reduce both capital and operating expenditures to a level equal to or below cash flow from operations.  However, our plans may not be successful in improving our results of operations and liquidity.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders, including rights that are senior to those of holders of our Series A preferred stock.

Approximately 34% of our total proved reserves as of December 31, 2013 consist of undeveloped reserves, and those reserves may not ultimately be developed or produced.

Our estimated total proved PV10 (present value) before tax of reserves as of December 31, 2013 was $102.4 million, versus $60.8 million as of December 31, 2012.   Of the 5.8 million net barrels of oil equivalent at December 31, 2013, approximately 49% are proved developed producing, approximately 17% are classified as proved developed non-producing and approximately 34% are classified as proved undeveloped.

Assuming we can obtain adequate capital resources, we plan to develop and produce all of our proved reserves, but ultimately some of these reserves may not be developed or produced. Furthermore, not all of our undeveloped reserves may be ultimately produced in the time periods we have planned, at the costs we have budgeted, or at all.

Because we face uncertainties in estimating proved recoverable reserves, you should not place undue reliance on such reserve information.

Our reserve estimates and the future net cash flows attributable to those reserves at December 31, 2013 were prepared by MHA Petroleum Consultants LLC, an independent petroleum consultant.  There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows from such reserves, including factors beyond our control and the control of these independent consultants and engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that can be economically extracted, which cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to these reserves, is a function of the available data, assumptions regarding future oil and gas prices, expenditures for future development and exploitation activities, and engineering and geological interpretation and judgment. Reserves and future cash flows may also be subject to material downward or upward revisions based upon production history, development and exploitation activities and oil and gas prices. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and value of cash flows from those reserves may vary significantly from the assumptions and estimates in our reserve reports. Any significant variance from these assumptions to actual figures could greatly affect our estimates of reserves, the economically recoverable quantities of oil and gas attributable to any particular group of properties, the classification of reserves based on risk of recovery, and estimates of the future net cash flows. In addition, reserve engineers may make different estimates of reserves and cash flows based on the same available data. The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to those reserves included in this report were prepared by MHA Petroleum Consultants LLC in accordance with rules of the Securities and Exchange Commission, or SEC, and are not intended to represent the fair market value of such reserves.

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The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated reserves. We base the estimated discounted future net cash flows from our proved reserves on prices and costs. However, actual future net cash flows from our oil and gas properties also will be affected by factors such as:

•	geological conditions;
•	assumptions governing future oil and gas prices;
•	amount and timing of actual production;
•	availability of funds;
•	future operating and development costs;
•	actual prices we receive for oil and gas;
•	changes in government regulations and taxation; and
•	capital costs of drilling new wells.

The timing of both our production and our incurrence of expenses in connection with the development and production of our properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our business or the oil and gas industry in general.

The differential between the New York Mercantile Exchange, or NYMEX, or other benchmark price of oil and gas and the wellhead price we receive could have a material adverse effect on our results of operations, financial condition and cash flows.

The prices that we received for our oil and gas production in Kansas are typically based on a discount to the relevant benchmark prices, such as NYMEX, that are used for calculating hedge positions. In Texas, the prices that we receive for our oil and gas production are currently based on a premium to NYMEX. In Colorado, the prices that we receive for our oil and gas production are based upon a discount to NYMEX and the prices we receive for our natural gas production is based upon local market conditions but generally we receive a discount to Henry Hub. The difference between the benchmark price and the price we receive is called a differential. We cannot accurately predict oil and gas differentials. In recent years for example, production increases from competing Canadian and Rocky Mountain producers, in conjunction with limited refining and pipeline capacity from the Rocky Mountain area, have gradually widened this differential. Recent economic conditions, including volatility in the price of oil and gas, have resulted in both increases and decreases in the differential between the benchmark price for oil and gas and the wellhead price we receive. These fluctuations could have a material adverse effect on our results of operations, financial condition and cash flows by decreasing the proceeds we receive for our oil and gas production in comparison to what we would receive if not for the differential.

In order to exploit successfully our current oil and gas leases and others that we acquire in the future, we will need to generate significant amounts of capital.

The oil and natural gas exploration, development and production business is a capital-intensive undertaking. In order for us to be successful in acquiring, investigating, developing, and producing oil and gas from our current mineral leases and other leases that we may acquire in the future, we will need to generate an amount of capital in excess of that generated from our results of operations. In order to generate that additional capital, we may need to obtain an expanded debt facility and issue additional shares of our equity securities. There can be no assurance that we will be successful in ether obtaining that expanded debt facility or issuing additional shares of our equity securities, and our inability to generate the needed additional capital may have a material adverse effect on our prospects and financial results of operations. If we are able to issue additional equity securities in order to generate such additional capital, then those issuances may occur at prices that represent discounts to our trading price, and will dilute the percentage ownership interest of those persons holding our shares prior to such issuances. Unless we are able to generate additional enterprise value with the proceeds of the sale of our equity securities, those issuances may adversely affect the value of our shares that are outstanding prior to those issuances.

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A significant portion of our potential future reserves and our business plan depend upon secondary recovery techniques to establish production. There are significant risks associated with such techniques.

We anticipate that a significant portion of our future reserves and our business plan will be associated with secondary recovery projects that are either in the early stage of implementation or are scheduled for implementation subject to availability of capital. We anticipate that secondary recovery will affect our reserves and our business plan, and the exact project initiation dates and, by the very nature of waterflood operations, the exact completion dates of such projects are uncertain. In addition, the reserves and our business plan associated with these secondary recovery projects, as with any reserves, are estimates only, as the success of any development project, including these waterflood projects, cannot be ascertained in advance. If we are not successful in developing a significant portion of our reserves associated with secondary recovery methods, then the project may be uneconomic or generate less cash flow and reserves than we had estimated prior to investing the capital. Risks associated with secondary recovery techniques include, but are not limited to, the following:

•	higher than projected operating costs;
•	lower-than-expected production;
•	longer response times;
•	higher costs associated with obtaining capital;
•	unusual or unexpected geological formations;
•	fluctuations in oil and gas prices;
•	regulatory changes;
•	shortages of equipment; and
•	lack of technical expertise.

If any of these risks occur, it could adversely affect our financial condition or results of operations.

Any acquisitions we complete are subject to considerable risk.

Even when we make acquisitions that we believe are good for our business, any acquisition involves potential risks, including, among other things:

•	the validity of our assumptions about reserves, future production, revenues and costs, including synergies;
•	an inability to integrate successfully the businesses we acquire;
•	a decrease in our liquidity by using our available cash or borrowing capacity to finance acquisitions;
•	a significant increase in our interest expense or financial leverage if we incur additional debt to finance acquisitions;
•	the assumption of unknown liabilities, losses or costs for which we are not indemnified or for which our indemnity is inadequate;
•	the diversion of management's attention from other business concerns;
•	an inability to hire, train or retain qualified personnel to manage the acquired properties or assets;
•	the incurrence of other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges;
•	unforeseen difficulties encountered in operating in new geographic or geological areas; and
•	customer or key employee losses at the acquired businesses.

Due to our lack of geographic diversification, adverse developments in our operating areas would materially affect our business.

We currently only lease and operate oil and natural gas properties located in Kansas, Colorado, Nebraska, Texas, and Wyoming. As a result of this concentration, we may be disproportionately exposed to the impact of delays or interruptions of production from these properties caused by significant governmental regulation, transportation capacity constraints, curtailment of production, natural disasters, adverse weather conditions or other events which impact this area.

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We are not the operator of some of our properties and we have limited control over the activities on those properties.

We are not the operator of our Mississippian Project, and our dependence on the operator of this project limits our ability to influence or control the operation or future development of this project. Such limitations could materially adversely affect the realization of our targeted returns on capital related to exploration, drilling or production activities and lead to unexpected future costs.

We may suffer losses or incur liability for events for which we or the operator of a property have chosen not to obtain insurance.

Our operations are subject to hazards and risks inherent in producing and transporting oil and gas, such as fires, natural disasters, explosions, pipeline ruptures, spills, and acts of terrorism, all of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our and others' properties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. In addition, pollution and environmental risks generally are not fully insurable. As a result of market conditions, existing insurance policies may not be renewed and other desirable insurance may not be available on commercially reasonable terms, if at all. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our business, financial condition and results of operations.

Our hedging activities could result in financial losses or could reduce our available funds or income and therefore adversely affect our financial position.

To achieve more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil and gas, we have entered into derivative contracts from March 31, 2014 through December 31, 2015 for approximately 215,000 barrels of crude oil at an average price of approximately $87.00 per barrel. The settlement of and the mark to market of these contracts could result in both realized and unrealized hedging losses. For the year ended December 31, 2013, we incurred realized and unrealized hedging losses of approximately $740,000. The extent of our commodity price exposure is related largely to the effectiveness and scope of our derivative activities. For example, the derivative instruments we may utilize may be based on posted market prices, which may differ significantly from the actual crude oil prices we realize in our operations.

Our actual future production may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the nominal amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, our derivative activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, while we believe our existing derivative activities are with creditworthy counterparties, continued deterioration in the credit markets may cause a counterparty not to perform its obligation under the applicable derivative instrument or impact their willingness to enter into future transactions with us.

Our business depends in part on processing facilities owned by others. Any limitation in the availability of those facilities could interfere with our ability to market our oil and gas production and could harm our business.

The marketability of our oil and gas production will depend in part on the availability, proximity and capacity of pipelines and oil processing facilities. The amount of oil and gas that can be produced and sold is subject to curtailment in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage or lack of available capacity on such systems. The curtailments arising from these and similar circumstances may last from a few days to several months. In many cases, we will be provided only with limited, if any, notice as to when these circumstances will arise and their duration. Any significant curtailment in pipeline capacity or the capacity of processing facilities could significantly reduce our ability to market our oil and gas production and could materially harm our business.

Our reserves are subject to the risk of depletion because many of our leases are in mature fields that have produced large quantities of oil and gas to date.

A significant portion of our operations are located in or near established fields in Kansas, Colorado, Nebraska, and Texas. As a result, many of our leases are in, or directly offset, areas that have produced large quantities of oil and gas to date.  As such, our reserves may be negatively impacted by offsetting wells or previously drilled wells, which could significantly harm our business.

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Our lease ownership may be diluted due to financing strategies we may employ in the future.

To accelerate our development efforts, we may take on working interest partners who will contribute to the costs of drilling and completion operations and then share in any cash flow derived from production. In addition, we may in the future, due to a lack of capital or other strategic reasons, establish joint venture partnerships or farm out all or part of our development efforts. These economic strategies may have a dilutive effect on our lease ownership and could significantly reduce our operating revenues.

We may face lease expirations on leases that are not currently held-by-production.

We have numerous leases that are not currently held-by-production, some of which have near term lease expirations and are likely to expire. Although we believe that we can maintain our most desirable leases by conducting drilling operations or by negotiating lease extensions, we can make no guarantee that we can maintain these leases.

We are subject to complex laws and regulations, including environmental regulations, which can adversely affect the cost, manner or feasibility of doing business.

Development, production and sale of oil and gas in the United States are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include, but are not limited to:

•	location and density of wells;
•	the handling of drilling fluids and obtaining discharge permits for drilling operations;
•	accounting for and payment of royalties on production from state, federal and Indian lands;
•	bonds for ownership, development and production of oil and gas properties;
•	transportation of oil and gas by pipelines;
•	operation of wells and reports concerning operations; and
•	taxation.

Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations enough to possibly force us to cease our business operations.

Our operations may expose us to significant costs and liabilities with respect to environmental, operational safety and other matters.

We may incur significant costs and liabilities as a result of environmental and safety requirements applicable to our oil and gas production activities. We may also be exposed to the risk of costs associated with possible requirements of the Kansas Corporation Commission, the Texas Railroad Commission, and the Colorado Oil and Gas Conservation Commission, to plug orphaned and abandoned wells on our oil and gas leases that were previously drilled by third parties. In addition, we may indemnify sellers or lessors of oil and gas properties for environmental liabilities they or their predecessors may have created. These costs and liabilities could arise under a wide range of federal, state and local environmental and safety laws and regulations, including regulations and enforcement policies, which have tended to become increasingly strict over time. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of cleanup and site restoration costs, liens and to a lesser extent, issuance of injunctions to limit or cease operations. In addition, claims for damages to persons or property may result from environmental and other impacts of our operations.

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Strict, joint and several liability may be imposed under certain environmental laws, which could cause us to become liable for the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. New laws, regulations or enforcement policies could be more stringent and impose unforeseen liabilities or significantly increase compliance costs. If we are not able to recover the resulting costs through insurance or increased revenues, our ability to operate effectively could be adversely affected.

We may incur substantial write-downs of the carrying value of our oil and gas properties, which would adversely impact our earnings.

We review the carrying value of our oil and gas properties under the full-cost accounting rules of the SEC on a quarterly basis. This quarterly review is referred to as a ceiling test. Under the ceiling test, capitalized costs, less accumulated amortization and related deferred income taxes, may not exceed an amount equal to the sum of the present value of estimated future net revenues (adjusted for cash flow hedges) less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects. In calculating future net revenues, current prices and costs used are those as of the end of the appropriate quarterly period. Such prices are utilized except where different prices are fixed and determinable from applicable contracts for the remaining term of those contracts, including the effects of derivatives qualifying as cash flow hedges. Two primary factors impacting this test are reserve levels and current prices, and their associated impact on the present value of estimated future net revenues. Revisions to estimates of oil and gas reserves and/or an increase or decrease in prices can have a material impact on the present value of estimated future net revenues. Any excess of the net book value, less deferred income taxes, is generally written off as an expense. Under SEC regulations, the excess above the ceiling is not expensed (or is reduced) if, subsequent to the end of the period, but prior to the release of the financial statements, oil and gas prices increase sufficiently such that an excess above the ceiling would have been eliminated (or reduced) if the increased prices were used in the calculations.

Our ability to use net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

We currently have net operating loss carryforwards that may be available to offset future taxable income. However, changes in the ownership of our stock (including certain transactions involving our stock that are outside of our control) could result (or may have already resulted) in an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, which may significantly limit our ability to utilize our net operating loss carryforwards. To the extent an ownership change has occurred or were to occur in the future, it is possible that the limitations imposed on our ability to use pre-ownership change losses could cause a significant net increase in our U.S. federal income tax liability and could cause U.S. federal income taxes to be paid earlier than otherwise would be paid if such limitations were not in effect.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on the trading price of our common stock and Series A preferred stock.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to assess the effectiveness of its internal control over financial reporting and to provide a report by its registered independent public accounting firm addressing the effectiveness of our internal control over financial reporting. The Committee of Sponsoring Organizations of the Treadway Commission (COSO) provides a framework for companies to assess and improve their internal control systems. If we are unable to assert that our internal control over financial reporting is effective or if our registered independent public accounting firm is unable to express an opinion on the effectiveness of the internal controls or identifies one or more material weaknesses in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, which in turn could have an adverse effect on the trading price of our common stock and Series A preferred stock. If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain effective internal control over financial reporting could have an adverse effect on the trading price of our common stock and Series A preferred stock.

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A small number of customers account for a significant portion of our revenues, and the loss of one or more of these customers could materially adversely affect our financial condition and results of operations.

We derive a significant portion of our revenues from a small number of customers. Our financial condition and results of operations could be materially and adversely affected if any one of these customers interrupts or curtails their activities, fail to pay for the services that have been performed, terminate their contracts, fail to renew their existing contracts or refuse to award new contracts and we are unable to enter into contracts with new customers on comparable terms. The loss of any of our significant customers could materially adversely affect our financial condition and results of operations.

We are exposed to the credit risks of our key customers, including certain affiliated companies, and certain other third parties, and nonpayment by these customers and other parties could adversely affect our financial position, results of operations and cash flows.

We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by key customers and certain other third parties could adversely affect our financial position, results of operations and cash flows. If any key customers or other parties default on their obligations to us, our financial results and condition could be adversely affected. Furthermore, some of these customers and other parties may be highly leveraged and subject to their own operating and regulatory risks.

Our operations might be interrupted by the occurrence of a natural disaster or other catastrophic event.

Natural disasters or other catastrophic events could disrupt our operations or those of our strategic partners, contractors and vendors. We might suffer losses as a result of business interruptions that exceed the coverage available under our and our contractors' insurance policies or for which we or our contractors do not have coverage. Any natural disaster or catastrophic event could have a significant negative impact on our operations and financial results, and could delay our efforts to identify and execute any strategic opportunities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements in this prospectus, other than statements of historical facts, which address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as future capital expenditures, growth, product development, sales, business strategy and other similar matters are forward-looking statements. You can identify forward-looking statements by terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other similar expressions or phrases. These forward-looking statements are based largely on our current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from the forward-looking statements set forth herein as a result of a number of factors, including, but not limited to, our products’ current state of development, the need for additional financing, changes in our business strategy, competition in various aspects of our business, the risks described under “Risk Factors” beginning on page 7 of this prospectus and other risks detailed in our reports filed with the Securities and Exchange Commission, or the SEC. In light of these risks and uncertainties, all of the forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized. We undertake no obligation to update or revise any of the forward-looking statements contained in this prospectus. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

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USE OF PROCEEDS

At an offering price of $23.75 per share, we estimate the net proceeds to us from the sale of shares of Series A preferred stock that we are selling in this offering will be approximately $11,488,510, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriter’s option to purchase additional shares is exercised in full, we estimate that we will receive net proceeds of approximately $13,290,308 assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from the sale of the securities offered by us under this prospectus primarily for capital expenditures to accelerate the development of our oil and natural gas properties located in Kansas and Colorado. We also may use such proceeds for general corporate purposes including acquisitions, although we do not currently have any agreements, understandings or arrangements with respect to any potential acquisitions. We have historically drawn on our senior revolving credit facility with Texas Capital Bank, N.A. to fund our capital expenditures. We intend to temporarily reduce the amount outstanding under this facility with proceeds from this offering only to reduce interest expenses during the period in which such capital is deployed. We do not intend to use any proceeds from this offering to permanently repay debt.

The actual use of proceeds in the offering may vary from that set forth herein as our management has the discretion to apply the proceeds as they see fit, and management retains broad discretion as to the allocation of net proceeds from this offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014:

•	on an actual basis giving effect to the 1-for-15 reverse stock split of our common stock that occurred on May 30, 2014; and

•	on a pro forma as adjusted basis to reflect (i) the conversion of all outstanding Series A preferred stock into the Series A preferred stock and common stock immediately prior to the completion of this offering, as if the conversion occurred as of March 31, 2014, (ii) our sale of 555,789 shares of Series A preferred stock in this offering at an offering price of $23.75 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and the application of the net proceeds as described in "Use of Proceeds."

You should read this information in conjunction with the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties," and EnerJex's financial statements beginning on pages 26, 33 and F-1, respectively.

	As of March 31, 2014
	Actual	As Adjusted
Cash and Cash Equivalents	$1,436,642	$1,436,642

Long-term debt:
Senior secured revolving credit facility (1)	32,000,000	20,511,490
Other long-term debt	38,159	38,159

Total long-term debt	$32,038,159	$20,549,649

Stockholders’ Equity
Common stock	7,684	8,002
Treasury Stock	(2,551,000)	(2,551,000)
Series A Preferred Stock	4,780	668
Accumulated other comprehensive income	(552,589)	(552,589)
Paid in capital	52,595,821	64,303,939
Retained (deficit)	(20,758,217)	(20,758,217)

Total stockholders’ equity	$28,854,053	64,312,610

Total Capitalization	$60,892,212	$84,862,260

(1) As of March 31, 2014, $32,000,000 of borrowings were outstanding under our revolving credit facility. We plan to use the net proceeds from this offering to temporarily reduce the amount outstanding under this facility only to reduce interest expenses during the period in which such capital is deployed. We do not intend to use any proceeds from this offering to permanently repay debt.

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SELECTED HISTORICAL FINANCIAL DATA

The following table presents our selected consolidated historical financial information as of and for the periods indicated. We derived the information in the following tables from, and that information should be read together with and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes incorporated by reference herein. You should read this information in conjunction with the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties," and EnerJex's financial statements beginning on pages 26, 33 and F-1, respectively.

	Three Months Ended		Year Ended
	March 31,		December 31,
	2014	2013	2013	2012
Statement of Operations Data:
Operating revenues
Oil and natural gas revenues	$3,854,977	$2,337,301	$10,942,270	$8,496,519

Total oil and natural gas revenues	3,854,977	2,337,301	10,942,270	8,496,519

Operating expenses
Direct operating expenses	1,531,907	782,072	4,095,850	3,102,321
Depreciation, depletion and amortization	763,758	444,537	1,856,660	1,633,467
Professional fees	224,902	356,222	1,071,740	1,483,720
Salaries	310,348	246,011	1,432,081	601,533
Administrative expense	141,029	139,404	798,457	808,836

Total expenses	2,971,944	1,968,246	9,254,788	7,629,877

Income from operations	883,033	369,055	1,687,482	866,642

Other income (expense)
Interest expense	(378,928)	(118,245)	(772,471)	(302,357)
Gain (loss) on derivatives	(404,353)	(239,941)	(740,456)	55,708
Other income	3,882	9,167	1,115,898	121,127

Total other income (expense)	(779,399)	(349,019)	(397,029)	(125,522)

Income before provision for income taxes	103,634	20,036	1,290,453	741,120
Provision for income taxes	-	-	-	-

Net Income	103,634	20,036	1,290,453	741,120
Net income (loss) attributed to EnerJex Resources Inc.	103,634	20,036	1,290,453	345,992
Net income attributed to non-controlling interest in subsidiary	-	-	-	395,128
Net income	$103,634	$20,036	$1,290,453	$741,120

Proforma net income per share basic and fully diluted (1)	$(0.04)	$(0.04)	$(0.05)	$(0.05)

Adjusted EBITDA (2)	$1,738,877	$999,351	$4,762,055	$3,220,457

(1)	Reflects the conversion of all of our common stock resulting from a 1 for 15 reverse stock split that occurred on May 30, 2014. The calculation of the basic pro forma weighted average shares outstanding (unaudited) and per share amounts (unaudited) reports net income as if the reverse stock split had occurred at the beginning of the respective periods above.

(2)	Adjusted EBITDA is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measure” below.

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Reconciliation of Non-GAAP Financial Measure

Adjusted EBITDA is a non-GAAP financial measure and as used herein represents net income before interest expense, depletion, depreciation and amortization, unrealized gain/loss on oil derivative contracts, and non-recurring income/expenses. We present Adjusted EBITDA because we believe it is an important supplemental measure of our performance that is frequently used by others in evaluating companies in our industry. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of our profitability or liquidity. Adjusted EBITDA has significant limitations, including that it does not reflect our cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Year Ended
	March 31,		December 31,
	2014	2013	2013	2012
Net income	$103,634	$20,036	$1,290,453	$741,120
Interest expense	378,928	118,245	772,471	302,357
Depreciation, depletion and amortization	763,758	444,537	1,856,660	1,633,467
(Gain) loss on derivatives	404,353	239,941	740,456	(55,708)
Non-recurring expenses	88,204	176,592	102,015	599,221

Adjusted EBITDA	$1,738,877	$999,351	$4,762,055	$3,220,457

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with the "Selected Historical Financial Data of EnerJex" section of this prospectus and EnerJex's financial statements and the related notes included in this prospectus. In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. EnerJex's actual results could differ materially from those anticipated by the forward-looking statements due to important factors including, but not limited to, those set forth in the "Risk Factors—Risks Related to EnerJex" section of this prospectus.

Business Overview

Our principal strategy is to acquire and develop oil and natural gas properties. Our business activities are currently focused in Kansas, Colorado, Nebraska and Texas.

Recent Developments

On March 14, 2014, Black Raven Energy, Inc. ("Black Raven"), a wholly-owned subsidiary of EnerJex, entered into a Settlement and Release Agreement with Atlas Resources, LLC, pursuant to which the parties settled certain disputes regarding the rights and obligations of the parties under that certain Farmout Agreement dated effective as of July 23, 2010.

Pursuant to the Settlement Agreement, among other matters, the parties released each other from certain claims and obligations, the Farmout Agreement was terminated, and the parties entered into a new Gathering Agreement and Contract Operating Agreement under which Atlas shall pay to Black Raven an overhead charge of $12,000 per month from December 1, 2013 through November 30, 2015. Unless the Contract Operating Agreement is terminated at the option of either party after November 30, 2015, from and after December 1, 2015, the overhead charge per month shall be the lesser of (a) $12,000, and (b) an amount equal to $0.25 per thousand cubic feet of natural gas produced in each such month from wells that Black Raven operates for Atlas pursuant to the Contract Operating Agreement.

Pursuant to the Settlement Agreement, Atlas also agreed to pay Black Raven the sum of $687,938.50 and assign to Black Raven its rights to depth in any zone below the Niobrara formation on approximately 8,360 acres that are held by production in Phillips and Sedgwick counties in the State of Colorado. In additional, Black Raven agreed to purchase seven non-producing wells from Atlas for $150,000.

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On April 9, 2014, pursuant to a lease purchase agreement effective as of March 31, 2014, we closed a sale to Venado Operating Company, LLC of our interests in approximately 2,250 gross acres comprising our Lonesome Dove Project in Lee County, Texas, for (i) $450,000 in cash, and (ii) the right to receive an average overriding royalty interest of approximately 2.4% in the acreage.

On May 22, 2014, we entered into a Seventh Amendment to our Amended and Restated Credit Agreement with Texas Capital Bank, N.A. (the “Bank”). In the Seventh Amendment, the Bank consented to the issuance of the Series A preferred stock and pagment of dividends thereon.

Effective after closing of trading in our common stock on May 30, 2014, we effected a 1-for-15 reverse stock split, by which each share of our common stock was reclassified, and changed into 1/15th of a fully paid and nonassessable share of common stock. In lieu of fractions of a share, we are paying to holders of fractions of a share, after the reverse stock split, cash equal to a number of shares of our common stock into which such Series A preferred stock is then convertible immediately prior to the exchange (318,630 shares in the aggregate). All shares held by each stockholder are aggregated for purposes of determining whether that stockholder holds fractions of a share immediately after the reverse stock split.

We have been cleared to submit a listing application to the NYSE MKT. Our ability to become listed on the NYSE MKT is subject to, among other things, maintaining a minimum market price for our common stock for a sufficient period of time as determined by the NYSE MKT. We anticipate that the trading symbol for our common stock on the NYSE MKT will be "ENRJ." We anticipate that the trading symbol for our Series A preferred stock on the NYSE MKT will be “ ENRJPR.”

Effective immediately prior to the issuance and sale of shares of Series A preferred stock pursuant to this registration statement, we intend to adopt the Amended and Restated Certificate of Designation in the form attached hereto, and thereby modified the terms of the Series A preferred stock as set forth therein and as described in this prospectus. Concurrently with the adoption and filing of such Amended and Restated Certificate of Designation, the holders of our existing Series A preferred stock, which is currently convertible into shares of our common stock on a one-for-1/15th basis upon repayment of the remaining original principal value, will exchange each outstanding share of such existing Series A preferred stock for (i) 1/15th of one share of common stock and (ii) a number of shares of Series A preferred stock equal to the quotient determined by dividing (x) that portion of the holder's original Series A preferred stock purchase price that has not yet been paid in dividends, by (y) the original issue price per share at which we sell our shares of Series A preferred stock under this registration statement.

That share exchange will be effected under an exchange agreement in the form attached as an exhibit to the registration statement of which prospectus is a part. As a result of that share exchange, 112,658 shares of Series A preferred stock will be issued and outstanding; those shares are not being registered under this registration statement, but will be eligible for resale in the public capital markets under Rule 144. Holders representing at least 95% of such shares are executing with EnerJex a lock-up agreement, under which each such holder has agreed not to sell such shares in the public capital markets for a period of 90 days after the date of the final prospectus.

Critical Accounting Policies and Estimates

The discussion and analysis of EnerJex's financial statements and results of operations are based upon EnerJex's financial statements, which have been prepared in accordance with GAAP. The preparation of EnerJex's financial statements requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The SEC has defined a company's most critical accounting policies as those that are most important to the portrayal of its financial condition and results of operations, and which requires EnerJex to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, EnerJex has identified the critical accounting policies described in Note 1, Summary of Accounting Policies, to EnerJex's financial statements for the year ended December 31, 2013 included in this document. Although EnerJex believes that its estimates and assumptions are reasonable, they are based upon information available when they are made. Actual results may differ significantly from these estimates under different assumptions or conditions.

Results of Operations

The following table presents selected information regarding our operating results from continuing operations. Due to the merger with Black Raven Energy, Inc. on September 27, 2013, only the results of operations for the fourth quarter of 2013 and the first quarter of 2014 include the results of Black Raven.

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Results of Operations for the Three Months Ended March 31, 2014 and 2013 compared.

	Three Months Ended		Increase /
	March 31,		(Decrease)
	2014	2013

Revenues:
Oil revenues (1)	$3,612,579	$2,337,301	$1,275,278
Natural gas revenues (2)	242,398		242,398
Total Revenues	$3,854,977	$2,337,301	$1,517,676
Average price per barrel of oil equivalent (Boe)	$91.08	$88.07	$3.01
Average price per mcf of gas	$4.24		$4.24

Expenses:
Production expenses:
Direct operating costs (3)	$1,531,907	$782,072	$749,835
Depreciation, depletion and amortization (4)	763,758	444,537	319,221
Total production expenses	2,295,665	1,226,609	1,069,056
Results of Operations
General expenses:
Professional fees (5)	224,902	356,222	(131,320)
Salaries (6)	310,348	246,011	64,337
Administrative expense (7)	141,029	139,404	1,625
Total general expenses	676,279	741,637	(65,358)
Total production and general expenses	2,971,944	1,968,246	1,003,698
Income (loss) from operations	883,033	369,055	513,978
Other income (expense)
Interest expense (8)	(378,928)	(118,245)	(260,683)
Gain (loss) on derivatives (9)	(404,353)	(239,941)	(164,412)
Other income (loss)	3,882	9,167	(5,285)
Total other income (expense)	(779,399)	(349,019)	(430,380)
Net income (loss) (10)	$103,634	$20,036	$83,598

(1) Oil revenues for the three months ended March 31, 2014 were $3,612,579 compared to revenues of $2,337,301 for the three months ended March 31, 2013. Oil revenues increased primarily as a result of increased oil production from assets that were acquired as part of our merger with Black Raven on September 27, 2013. Oil revenues also increased due to a slight increase in realized prices, which increased $3.01 to $91.08 for the quarter ended March 31, 2014 versus $88.07 for the quarter ended March 31, 2013. Oil production and revenue were negatively impacted during the first quarter of 2014 due to unseasonably cold weather and harsh operating conditions.

(2) Natural gas revenues for the three months ended March 31, 2014 were $242,398. Natural gas revenues increased primarily as a result of increased natural gas production from assets that were acquired as part of our merger with Black Raven on September 27, 2013.

(3) Direct operating costs primarily include direct labor and equipment costs related to pumping, gauging, pulling, well repairs, compression, transportation costs, and general maintenance requirements in our oil and gas fields. These costs also include certain contract labor costs, and other non-capitalized expenses. Direct operating costs for the three months ended March 31, 2014 increased 96% to $1,531,907 from $782,072 for the three months ended March 31, 2013. However, direct operating costs per Boe increased only 5.7% to $31.14 from $29.47. The $749,835 increase in direct operating costs is due primarily to new production associated with the assets that we acquired as part of our merger with Black Raven on September 27, 2013. Direct operating costs also increased as a result of non-recurring expenses that were incurred as a result of unseasonably cold weather and harsh operating conditions during the first quarter of 2014.

(4) Depreciation, depletion and amortization for the three months ended March 31, 2014 was $763,758 compared to $444,537 for the three months ended March 31, 2013. The increase in depletion expense is due primarily to increased oil and natural gas production during the first quarter of 2014 compared to the first quarter of 2013. Depletion expense per Boe decreased $1.22 or 7.3% in first quarter of 2014 compared to the first quarter of 2013.

(5) Professional fees for the three months ended March 31, 2014 were $224,902 compared to $356,222 for the three months ended March 31, 2013. The decrease in professional fees is due primarily to a reduction in transaction and lawsuit related legal fees and a reduction in fees related to outsourced third party engineering and consulting work that we conducted during the first quarter of 2013.

(6) Salaries for the three months ended March 31, 2014 were $310,348 compared to $246,011 for the three months ended March 31, 2013. Salaries increased $64,337 due primarily to the addition of employees following our merger with Black Raven.

(7) Administrative expenses for the three months ended March 31, 2014 were $141,029 compared to $139,404 for the three months ended March 31, 2013. Despite growth in production, employees and the addition of a new field office in 2013, administrative expenses were flat as a result of management’s focus on controlling and reducing these expenses.

(8) Interest expense, which includes amortization of deferred financing costs and accretion, for the three months ended March 31, 2014 was $378,928 compared to $118,245 for the three months ended March 31, 2013. Interest expense and amortization of deferred financing costs increased as a result of increased borrowings due to the Fifth Amendment to the Amended and Restated Credit Agreement under our Credit Facility. Accretion increased due to assets that were acquired as part of our merger with Black Raven on September 27, 2013.

(9) We incurred a loss of $404,353 on our derivative contracts in first quarter of 2014 compared to a loss of $239,941 for the three months ended March 31, 2013. The increase in the loss was due primarily to the completion of contracts during the three month period ended March 31, 2014 and an increase in the WTI benchmark oil price.

(10) Net income for the three months ended March 31, 2014 was $103,634 compared to a net income of $20,036 for the three months ended March 31, 2013. The increase in net income during the first quarter of 2014 compared to the prior year period was primarily a result of higher revenues related to increased production and increased realized sales prices. The increase in net income was partially offset by higher interest expense and increased derivative losses.

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Results of Operations for the Years Ended December 31, 2013 and 2014

	Year Ended December 31, 2013	Year Ended December 31, 2012	Difference
Oil and gas revenues (1)	$10,942,270	$8,469,519	$2,472,751
Average price per barrel of oil equivalent (Boe)	$90.71	$87.74	$2.97
Expenses:
Direct operating costs (2)	$4,095,850	$3,102,321	$993,529
Depreciation, depletion and amortization (3)	1,691,008	1,541,069	149,939
Total production expenses	5,786,858	4,643,390	1,143,468
Professional fees (4)	1,071,740	1,483,720	(411,980)
Salaries (5)	1,432,081	601,533	830,548
Depreciation on other fixed assets	165,652	92,398	73,254
Administrative expenses (6)	798,457	808,836	(10,379)
Total expenses	$9,254,788	$7,629,877	$1,624,911)

 (1) 2013 revenues increased 29% to $10.9 million from $8.5 million in 2012.  Revenues increased due to increased sales volumes.  Production increased 25% to 120,634 Boe for 2013 compared to production of 96,842 in 2012. Production increases were due primarily to results from the successful drilling programs in our Cherokee and Mississippi Projects and new production from our Colorado assets that resulted from our acquisition of Black Raven Energy, Inc. on September 27, 2013, as more fully described in Note 5.  Realized prices increased $2.97 to $90.71 per Boe in 2013 versus $87.74 per Boe for 2012.

(2) 2013 lease operating expenses increased 32% to $4.1 million from $3.1 million during 2012. However, lease operating expenses per Boe increased only 5.9% to $33.95 in 2013 from $32.03 per Boe in 2012.  The 32% increase in lease operating expenses in 2013 was due primarily to increased expenses associated with increased Kansas production, and the new Colorado production added in 2013 that resulted from our acquisition of Black Raven Energy, Inc. on September 27, 2013 (see Note 5).

(3) 2013 depletion expense increased 9.7% to $1.7 million compared to $1.5 million for 2012. The depletion expense increase is due primarily to increased production levels as noted in (1) above.  Depletion expense per Boe decreased $1.89 or 13.5% in 2013 compared to 2012.

(4) 2013 professional fees were $1.1 million, compared to $1.5 million during 2012. Professional fees decreased as a result of reduced legal fees, investment banking fees, consulting fees and engineering fees.

(5) Salaries and wages more than doubled in 2013 to $1.4 million compared to $0.6 million of salaries and wages expense incurred during 2012. The increase in salaries and wages was due primarily to the addition of employees to our Kansas and Texas staffs during 2013 and to the addition of Colorado employees on September 27, 2013 following the acquisition of Black Raven Energy, Inc. (see Note 5).

(6) Administrative expenses in 2013 were unchanged compared to 2012 at $0.8 million. Despite growth in production, employees and the addition of a new field office in 2013, administrative expenses were flat as a result of management's focus on controlling and reducing these expenses.

Reserves

	Year Ended	Year Ended
	December 31,	December 31,
Proved Reserves	2013	2012
Total proved PV10 (present value) of reserves	$102,411,800	$60,846,300
Total proved reserves (Boe)	5,804,600	2,927,000
Average Price (per Bbl)	$87.89	$84.21
Average Price (per Mcf)	$2.85	$-

Of the 5.8 million Boe of total proved reserves, approximately 49% are classified as proved developed producing, approximately 17% are classified as proved developed non-producing, and approximately 34% are classified as proved undeveloped.

The following table presents summary information regarding our estimated net proved reserves as of December 31, 2013. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the SEC, and, except as otherwise indicated, give no effect to federal or state income taxes. The estimates of net proved reserves are based on the reserve reports prepared by MHA Petroleum Consultants LLC, our independent petroleum consultants. For additional information regarding our reserves, please see Note 15 to our audited financial statements as of and for the fiscal year ended December 31, 2013.

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Summary of Proved Oil and Gas Reserves

as of December 31, 2013

	Gross	Net	PV10 (before
Proved Reserves Category	Boe	Boe	tax) (1)
Proved, Developed	5,801,000	3,824,800	$74,234,300
Proved, Undeveloped	2,664,700	1,979,800	$28,717,500
Total Proved Reserves	8,465,700	5,804,600	$102,411,800

(1)	The following table shows our reconciliation of our PV10 to our standardized measure of discounted future net cash flows (the most direct comparable measure calculated and presented in accordance with GAAP). PV10 is our estimate of the present value of future net revenues from estimated proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their "present value." We believe PV10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our company. We believe that most other companies in the oil and gas industry calculate PV10 on the same basis. PV10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

	As of December	As of December
	31, 2013	31, 2012
PV10 (before tax)	$102,411,800	$61,206,000
Future income taxes, net of 10% discount	(20,964,145)	(12,333,000)
Standardized measure of discounted future net cash flows	$81,447,655	$48,873,000

Liquidity and Capital Resources

Liquidity is a measure of a company's ability to meet potential cash requirements. We have historically met our capital requirements through debt financing, revenues from operations and the issuance of equity securities. We believe that our historical means of meeting our capital requirements will provide us with adequate liquidity to fund our operations and capital program in 2014.

The following table summarizes total current assets, total current liabilities and working capital at the quarter ended March 31, 2014, as compared to the year ended December 31, 2013.

	March 31,	December 31,
	2014	2013	Difference
Current Assets	$5,962,538	$5,401,303	$561,235
Current Liabilities	$6,142,385	$6,506,178	$(363,793)
Working Capital (deficit)	$(179,847)	$(1,104,875)	925,028

The following table summarizes total assets, total liabilities and working capital at the year ended December 31, 2013, as compared to the year ended December 31, 2012.

	Year Ended	Year Ended
	December 31, 2013	December 31, 2012	Difference
Current Assets	$5,401,304	$3,536,497	$1,864,807
Current Liabilities	$6,506,178	$4,556,476	$(1,949,702)
Working Capital (deficit)	$(1,104,874)	$(1,019,979)	$(84,895)

Senior Secured Credit Facility

On October 3, 2011, the Company and DD Energy, Inc., EnerJex Kansas, Inc., Black Sable Energy, LLC and Working Interest, LLC ("Borrowers") entered into an Amended and Restated Credit Agreement with Texas Capital Bank, N.A. (“Bank”) and other financial institutions and banks that may become a party to the Credit Agreement from time to time. The facilities provided under the Amended and Restated Credit Agreement were used to refinance the Borrowers’ prior outstanding revolving loan facility with the Bank, dated July 3, 2008, and for working capital and general corporate purposes.

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At our option, loans under the facility will bear stated interest based on the Base Rate plus Base Rate Margin, or Floating Rate plus Floating Rate Margin (as those terms are defined in the Credit Agreement). The Base Rate will be, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50% and (b) the Bank's prime rate. The Floating Rate shall mean, at Borrowers’ option, a per annum interest rate equal to (i) the Eurodollar Rate plus Eurodollar Margin, or (ii) the Base Rate plus Base Rate Margin (as those terms are defined in the Amended and Restated Credit Agreement). Eurodollar borrowings may be for one, two, three, or six months, as selected by the Borrowers. The margins for all loans are based on a pricing grid ranging from 0.00% to 0.75% for the Base Rate Margin and 2.25% to 3.00% for the Floating Rate Margin based on our Borrowing Base Utilization Percentage (as defined in the Amended and Restated Credit Agreement).

On December 15, 2011, we entered into a First Amendment to Amended and Restated Credit Agreement and Second Amended and Restated Promissory Note in the amount of $50,000,000 with the Bank. The Amendment reflects the addition of Rantoul Partners, as an additional Borrower and adds as additional security for the loans the assets held by Rantoul Partners.

On August 31, 2012, we entered into a Second Amendment to Amended and Restated Credit Agreement with the Bank. The Second Amendment: (i) increased our borrowing base to $7,000,000  (ii) reduced the minimum interest rate to 3.75% and (iii) added additional new leases as collateral for the loan.

On November 2, 2012, we entered into a Third Amendment to Amended and Restated Credit Agreement with the Bank. The Third Amendment (i) increased our borrowing base to $12,150,000 and (ii) clarified certain continuing covenants and provided a limited waiver of compliance with one of the covenants so clarified for the fiscal quarter ended December 31, 2011.

On January 24, 2013, we entered into a Fourth Amendment to Amended and Restated Credit Agreement, which was made effective as of December 31, 2012 with the Bank. The Fourth Amendment reflects the following changes: (i) the Bank consented to the restructuring transactions related to the dissolution of Rantoul Partners, and (ii) the Bank terminated a Limited Guaranty, as defined in the Credit Agreement, executed by Rantoul Partners in favor of the Bank

On April 16, 2013, the Bank increased our borrowing base to $19.5 million.

On September 30, 2013, we entered into a Fifth Amendment to the Amended and Restated Credit Agreement.  The Fifth Amendment reflects the following changes:  (i) an expanded principal commitment amount of the Bank to $100,000,000; (ii) an increase in our borrowing base to $38,000,000; (iii) the addition of Black Raven Energy, Inc. to the Credit Agreement as borrower parties; (iv) the addition of certain collateral and security interests in favor of the Bank; and (v) the reduction of our current interest rate to 3.30%.

On November 19, 2013, we entered into a Sixth Amendment to the Amended and Restated Credit Agreement. The Sixth Amendment reflects the following changes: (i) added Iberia Bank as a participant into our credit facility, and (ii) made a technical correction to our covenant calculations.

Our current borrowing base is $38 million, of which we had borrowed $32.0 million as of March 31, 2014. We intend to conduct an additional borrowing base review in the second quarter of 2014 and we expect increases in production and the maturity of existing production to result in an additional borrowing base increase as part of the additional borrowing base review. For the three month period ended March 31, 2014 and for the year ended December 31, 2013 the interest rate was 3.3%. This facility expires on October 3, 2015.

On May 22, 2014, we entered into a Seventh Amendment to our Amended and Restated Credit Agreement with Texas Capital Bank, N.A. (the “Bank”). The Seventh Amendment consented to the issuance of the Series A preferred stock.

Effective after closing of trading in our common stock on May 30, 2014, we effected a 1-for-15 reverse stock split, by which each share of our common stock was reclassified, and changed into 1/15th of a fully paid and nonassessable share of common stock. In lieu of fractions of a share, we are paying to holders of fractions of a share, after the reverse stock split, cash equal to $11.25 per share, which was the minimum value designated in the amended and restated certificate of designations effecting the reverse stock split. All shares held by each stockholder are aggregated for purposes of determining whether that stockholder holds fractions of a share immediately after the reverse stock split.

We have been cleared to submit a listing application to the NYSE MKT. Our ability to become listed on the NYSE MKT is subject to, among other things, maintaining a minimum market price for our common stock for a sufficient period of time as determined by the NYSE MKT. We anticipate that the trading symbol for our common stock on the NYSE MKT will be "ENRJ."

Satisfaction of our cash obligations for the next 12 months

We intend to meet our near term cash obligations through proceeds from this offering, financings under our credit facility with Texas Capital Bank, and through cash flow generated from operations.

Summary of product research and development

We do not anticipate performing any significant product research and development under our plan of operation.

Expected purchase or sale of any significant equipment

We anticipate that we will purchase the necessary production and field service equipment required to produce oil and gas during our normal course of operations over the next twelve months.

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Significant changes in the number of employees

We currently have 35 full-time employees including field personnel. As production and drilling activities increase or decrease, we will adjust our technical, operational and administrative personnel as appropriate. We use and will continue to use independent consultants and contractors to perform various professional services, particularly in the area of land services, reservoir engineering, geology, drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. We believe that this use of third-party service provides may enhance our ability to contain operating and general expenses and capital costs.

Off-Balance Sheet Arrangements

 We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Oil and Gas Properties

We follow the full-cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include costs related to production, general corporate overhead or similar activities.

Proved properties are amortized using the units of production method (UOP). Currently we only have operations in the Unites States of America. The UOP calculation multiplies the percentage of estimated proved reserves produced each quarter by the cost of these reserves. The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (DD&A), estimated future development costs (future costs to access and develop proved reserves) and asset retirement costs, less related salvage value.

The cost of unproved properties are excluded from the amortization calculation until it is determined whether or not proved reserves can be assigned to such properties or until development projects are placed into service. Geological and geophysical costs not associated with specific properties are recorded as proved property immediately. Unproved properties are reviewed for impairment quarterly.

Under the full cost method of accounting, the net book value of oil and gas properties, less deferred income taxes, may not exceed a calculated “ceiling.” The ceiling limitation is (a) the present value of future net revenues computed by applying current prices of oil & gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil & gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of 10 percent and assuming continuation of existing economic conditions plus (b) the cost of properties not being amortized plus (c) the lower of cost or estimated fair value of unproven properties included in the costs being amortized less (d) income tax effects related to differences between book and tax basis of properties. Future cash outflows associated with settling accrued retirement obligations are excluded from the calculation. Estimated future cash flows are calculated using end-of-period costs and an unweighted arithmetic average of commodity prices in effect on the first day of each of the previous 12 months held flat for the life of the production, except where prices are defined by contractual arrangements.

Any excess of the net book value of proved oil and gas properties, less related deferred income taxes, over the ceiling is charged to expense and reflected as additional DD&A in the statement of operations. The ceiling calculation is performed quarterly. During the years ended December 31, 2013 and 2012 there were no impairments resulting from the quarterly ceiling tests.

 Proceeds from the sale or disposition of oil and gas properties are accounted for as a reduction to capitalized costs unless a significant portion (greater than 25%) of our reserve quantities are sold, in which case a gain or loss is recognized in income.

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As of December 31, 2013, approximately 100% of our proved reserves were evaluated by an independent petroleum consultant. All reserve estimates are prepared based upon a review of production histories and other geologic, economic, ownership and engineering data.

Asset Retirement Obligations

The asset retirement obligation relates to the plug and abandonment costs when our wells are no longer useful. We determine the value of the liability by obtaining quotes for this service and estimate the increase we will face in the future. We then discount the future value based on an intrinsic interest rate that is appropriate for us. If costs rise more than what we have expected there could be additional charges in the future however we monitor the costs of the abandoned wells and we will adjust this liability if necessary.

Share-Based Payments

The value we assign to the options and warrants that we issue is based on the fair market value as calculated by the Black-Scholes pricing model. To perform a calculation of the value of our options and warrants, we determine an estimate of the volatility of our stock. We need to estimate volatility because there has not been enough trading of our stock to determine an appropriate measure of volatility. We believe our estimate of volatility is reasonable, and we review the assumptions used to determine this whenever we issue a new equity instruments. If we have a material error in our estimate of the volatility of our stock, our expenses could be understated or overstated.

Effects of Inflation and Pricing

The oil and gas industry is very cyclical and the demand for goods and services of oil field companies, suppliers and others associated with the industry puts extreme pressure on the economic stability and pricing structure within the industry. Material changes in prices impact revenue stream, estimates of future reserves, borrowing base calculations of bank loans and value of properties in purchase and sale transactions. Material changes in prices can impact the value of oil and gas companies and their ability to raise capital, borrow money and retain personnel. We anticipate business costs and the demand for services related to production and exploration will fluctuate while the commodity prices for oil and gas remains volatile.

Recently Issued Accounting Pronouncements

EnerJex does not expect the adoption of any recent accounting pronouncements to have a material effect on its financial position, results of operations or cash flows.

BUSINESS AND PROPERTIES

Overview

We were formerly known as Millennium Plastics Corporation and were incorporated in the State of Nevada on March 31, 1999. We abandoned a prior business plan focusing on the development of biodegradable plastic materials. In August 2006, we acquired Midwest Energy, Inc., a Nevada corporation, pursuant to a reverse merger. After the merger, Midwest Energy became a wholly owned subsidiary, and as a result of the merger the former Midwest Energy stockholders controlled approximately 98% of our outstanding shares of common stock. We changed our name to EnerJex Resources, Inc. in connection with the merger, and in November 2007 we changed the name of Midwest Energy (now our wholly owned subsidiary) to EnerJex Kansas, Inc. All of our current operations are conducted through EnerJex Kansas, Inc., Black Raven Energy, Inc., and Black Sable Energy, LLC, and our leasehold interests are held in our wholly owned subsidiaries Black Raven Energy, Inc., Adena, LLC, DD Energy, Inc., Black Sable Energy, LLC, Working Interest, LLC, PRB Gathering, Inc. and EnerJex Kansas, Inc.

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Recent Developments

On March 14, 2014, Black Raven Energy, Inc. ("Black Raven"), a wholly-owned subsidiary of EnerJex, entered into a Settlement and Release Agreement with Atlas Resources, LLC, pursuant to which the parties settled certain disputes regarding the rights and obligations of the parties under that certain Farmout Agreement dated effective as of July 23, 2010.

Pursuant to the Settlement Agreement, among other matters, the parties released each other from certain claims and obligations, the Farmout Agreement was terminated, and the parties entered into a new Gathering Agreement and Contract Operating Agreement under which Atlas shall pay to Black Raven an overhead charge of $12,000 per month from December 1, 2013 through November 30, 2015. Unless the Contract Operating Agreement is terminated at the option of either party after November 30, 2015, from and after December 1, 2015, the overhead charge per month shall be the lesser of (a) $12,000, and (b) an amount equal to $0.25 per thousand cubic feet of natural gas produced in each such month from wells that Black Raven operates for Atlas pursuant to the Contract Operating Agreement.

Pursuant to the Settlement Agreement, Atlas also agreed to pay Black Raven the sum of $687,938.50 and assign to Black Raven its rights to depth in any zone below the Niobrara formation on approximately 8,360 acres that are held by production in Phillips and Sedgwick counties in the State of Colorado. In additional, Black Raven agreed to purchase seven non-producing wells from Atlas for $150,000.

On April 9, 2014, pursuant to a lease purchase agreement effective as of March 31, 2014, we closed a sale to Venado Operating Company, LLC of our interests in approximately 2,250 gross acres comprising our Lonesome Dove Project in Lee County, Texas, for (i) $450,000 in cash, and (ii) the right to receive an average overriding royalty interest of approximately 2.4% in the acreage.

On May 22, 2014, we entered into a Seventh Amendment to our Amended and Restated Credit Agreement with Texas Capital Bank, N.A. (the “Bank”). In the Seventh Amendment, the Bank consented to the issuance of the Series A preferred stock.

Effective after closing of trading in our common stock on May 30, 2014, we effected a 1-for-15 reverse stock split, by which each share of our common stock was reclassified, and changed into 1/15th of a fully paid and nonassessable share of common stock. In lieu of fractions of a share, we are paying to holders of fractions of a share, after the reverse stock split, cash equal to $11.25 per share, which was the minimum value designated in the amended and restated certificate of designations effecting the reverse stock split. All shares held by each stockholder are aggregated for purposes of determining whether that stockholder holds fractions of a share immediately after the reverse stock split.

We have been cleared to submit a listing application to the NYSE MKT. Our ability to become listed on the NYSE MKT is subject to, among other things, maintaining a minimum market price for our common stock for a sufficient period of time as determined by the NYSE MKT. We anticipate that the trading symbol for our common stock on the NYSE MKT will be "ENRJ."

Effective immediately prior to the issuance and sale of shares of Series A preferred stock pursuant to this registration statement, we intend to adopt the Amended and Restated Certificate of Designation in the form attached hereto, and thereby modify the terms of the Series A preferred stock as set forth therein and as described in this prospectus. Concurrently with the adoption and filing of such Amended and Restated Certificate of Designation, the holders of our existing Series A preferred stock, which is currently convertible into shares of our common stock on a one-for-1/15th basis upon repayment of the remaining original principal value, will exchange each outstanding share of such existing Series A preferred stock for (i) 1/15th of one share of common stock and (ii) a number of shares of Series A preferred stock equal to the quotient determined by dividing (x) that portion of the holder's original Series A preferred stock purchase price that has not yet been paid in dividends, by (y) the original issue price per share at which we sell our shares of Series A preferred stock under this registration statement.

That share exchange will be effected under an exchange agreement in the form attached hereto. As a result of that share exchange, 112,658 shares of Series A preferred stock will be issued and outstanding; those shares are not being registered under this registration statement, but will be eligible for resale in the public capital markets under Rule 144. Holders representing at least 95% of such shares are executing with EnerJex a lock-up agreement, under which each such holder has agreed not to sell such shares in the public capital markets for a period of 90 days after the date of the final prospectus.

Our Business

Our principal strategy is to acquire, develop, explore and produce domestic onshore oil and natural gas properties. Our business activities are currently focused in Kansas, Colorado, Nebraska, and Texas.

Our total net proved oil and gas reserves as of December 31, 2013 were 5.8 million barrels of oil equivalents (BOE), of which 77% was oil. Of the 5.8 million BOE of total proved reserves, approximately 49% are classified as proved developed producing, approximately 17% are classified as proved developed non-producing, and approximately 34% are classified as proved undeveloped.

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The total PV10 (present value) of our proved reserves as of December 31, 2013 was approximately $102 million. "PV10" means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property related expenses, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the SEC. PV10 is a non-GAAP financial measure and generally differs from the standardized measure of discounted future net cash flows, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Reserves" page 29, for a reconciliation to the comparable GAAP financial measure.

Except where noted, the discussion regarding our business in this prospectus is as of March 31, 2014.

Our Colorado Properties

The table below summarizes our current Colorado and Nebraska acreage by project name as of March 31, 2014.

Project Name	Developed Acreage (1)		Undeveloped Acreage		Total Acreage
	Gross	Net (2)	Gross	Net (2)	Gross	Net (2)
Adena Field	18,760	18,760	-	-	18,760	18,760
Niobrara - Colorado (3)	34,307	33,866	15,459	14,453	49,766	48,319
Niobrara - Nebraska	-	-	9,525	9,364	9,525	9,364
Total	53,067	52,626	24,984	23,817	78,051	76,443

(1)	Developed acreage includes all acreage that was held by production as of March 31, 2014.
(2)	Net acreage is based on our net working interest as of March 31, 2014.
(3)	Developed acreage includes 8,360 net acres with rights limited to depths below the Niobrara formation.

Adena Field Project

The Adena Field Project is located in the Denver-Julesburg (“D-J”) Basin in Morgan County, Colorado, where we owned a 100% working interest in 18,760 gross acres as of March 31, 2014. Our acreage position covers the majority of Adena Field, which is the third largest oil field ever discovered in Colorado behind Rangely Field and Wattenberg Field. Adena Field has cumulatively produced 75 million barrels of oil and 125 billion cubic feet of natural gas since its discovery in the early 1950s. Our acreage in this project is currently held-by-production. The majority of the producing wells in Adena Field were temporarily abandoned or shut-in during the mid-1980’s when oil prices collapsed, and only a small number of wells have been produced since that time.

Approximately 124 wells on our acreage are currently shut-in or temporarily abandoned. We have used new data, analysis and engineering to initially identify approximately 90 wells to be reactivated in the J-Sand formation or recompleted uphole in the D-Sand formation. We intend to reactive vintage secondary recovery injection wells simultaneously with the reactivation and/or recompletion of producer wells. Recompletions and reactivations are expected to cost approximately $200,000 to $250,000 per well and are expected to result in stabilized production rates of approximately 10 barrels of oil per day. We have also identified a number of wells on our acreage that are prospective for natural gas production from the J-Sand and D-Sand formations.

As of March 31, 2014, the Adena Field Project was producing approximately 200 gross barrels of oil per day and 725 Mcf of natural gas per day from 13 J-Sand wells and 9 D-Sand wells at a depth of approximately 5,500 feet. During the first quarter, we successfully completed a new contract for the sale of natural gas and initiated natural gas production at the Adena field. We intend to aggressively pursue our reactivation and recompletion strategy at Adena Field throughout 2014.

Our working interest in our Adena Field Project is subject to a 30% reversionary working interest that will be assigned to an unrelated third party after payout of all acquisition, operating, development, and financing costs including interest. The payout balance associated with this reversionary working interest was estimated to be approximately $28 million as of December 31, 2013.

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Niobrara – Colorado & Nebraska

Our Niobrara Project is located in the northeastern portion of the D-J Basin, where we owned a 97% working interest in approximately 59,291 gross acres as of March 31, 2014. Our acreage is located in Phillips and Sedgwick Counties, Colorado, and Perkins County, Nebraska.

Approximately 34,000 acres in this project are held by production and leases on approximately 17,500 acres expire after 2015. As of March 31, 2014, we owned a 100% working interest in 24 Niobrara gas wells and we owned approximately a 6% overriding royalty interest in 180 Niobrara gas wells that are operated by Atlas Resources, LLC. All of these wells are located in Amherst Field in Phillips and Sedgwick Counties, Colorado. At March 31, 2014, we were producing approximately 460 net Mcf of natural gas per day from the Niobrara formation at a depth of approximately 2,500 feet.

Our existing Niobrara acreage was high-graded based on structural features identified through analysis of 114 miles of 2D and 165 square miles (105,000 acres) of 3D seismic data on our original position of 330,000 net acres. We have identified more than 150 highly-ranked Niobrara drilling locations on our acreage based on 3D seismic analysis, which has historically yielded success rates of approximately 90% in this play. Our acreage is well situated with direct access to the Cheyenne Hub market in immediate proximity to the 1,679-mile Rocky Mountain Express pipeline and the 436-mile Trailblazer pipeline.

DJ Basin Resource Play Exposure

Other operators in the DJ basin have recently permitted, drilled and tested numerous wells on trend with our Niobrara Project acreage and our Adena Field Project acreage. Operators are targeting numerous potential unconventional resource plays in Permian and Pennsylvanian aged carbonates and shales. These plays are in the early stages of exploration and development, and widespread economic success has not yet been established. We continue to monitor these exploration efforts closely and we currently own and control all depths that are prospective for these resource plays under all of our current acreage position.

Other

We own an average working interest of 9% in 1,011 gross acres located in the Homestead Draw field in Wyoming. As of March 31, 2014, these properties were producing approximately 600 gross mcf of natural gas per day.

Our Kansas Properties

The table below summarizes our current Kansas acreage by project name as of March 31, 2014.

Project Name	Developed Acreage(1)		Undeveloped Acreage		Total Acreage
	Gross	Net (2)	Gross	Net (2)	Gross	Net (2)
Mississippian Project	4,680	4,084	1,690	1,183	6,370	5,267
Cherokee Project	2,015	1,498	7,774	6,904	9,789	8,402
Other	584	292	-	-	584	292
Total	7,279	5,874	9,464	8,087	16,743	13,961

(1)	Developed acreage includes all acreage that was held by production as of March 31, 2014.
(2)	Net acreage is based on our net working interest as of March 31, 2014.

Mississippian Project

Our Mississippian Project is located in Woodson and Greenwood Counties in Southeast Kansas, where we owned a 90% working interest in 4,040 gross acres and a 70% working interest in 2,330 gross acres as of March 31, 2014. Approximately 73.5% of the gross leased acres in this project are currently held-by-production, meaning such lease continues to be in force because of continuing production from the property.

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In December 2013, we acquired a 90% working interest in 1,280 gross acres that are adjacent to acreage that we successfully developed in 2012 and 2013. We acquired a 90% working interest in approximately 1,040 gross acres through a purchase option contained in the Joint Development Agreement with Haas Petroleum, LLC and MorMeg, LLC ("Joint Development Agreement"). Per the terms of the Joint Development Agreement, we had the right to exercise a purchase option after achieving certain capital expenditure hurdles on existing acreage. The capital expenditure hurdles were achieved in December 2013 and we exercised the purchase option for the new acreage effective December 30, 2013. In December 2013, we acquired a 90% working interest in two new leases covering approximately 240 gross acres.

On December 30, 2013, we entered into a Participation Agreement with MorMeg, LLC and Haas Petroleum, LLC, to drill and develop the Golden Project in Woodson County, Kansas. Pursuant to the terms of the Participation Agreement, we acquired a 70% working interest in approximately 2,330 gross acres. We drilled two wells in the Golden Project in January 2014, and both wells were awaiting completion as of May 15, 2014.

As of March 31, 2014, our Mississippian Project was producing approximately 200 gross barrels of oil per day from the Mississippian formation at a depth of approximately 1,700 feet. We drilled and completed 22 new oil wells and 21 new water injection wells in this project during 2013. Water injection from some new injector wellbores commenced in late 2012, and new water injection operations were initiated throughout 2013 as additional injection wells were completed. We have experienced an initial production response on some acreage resulting from our secondary recovery water injection operations, and we anticipate continued production increases during 2014 from water injection operations.

Cherokee Project

Our Cherokee Project is located in Miami and Franklin Counties in Kansas, where we owned an average working interest of 86% in 9,789 gross acres as of March 31, 2014. As of March 31, 2014, approximately 21% of the gross leased acres in the Cherokee Project were held by production, and numerous low risk development opportunities exist on acreage that is currently undeveloped. A majority of the undeveloped leases have between two and five years (terms refer to leases with contractual extension options) remaining in the primary term and we are not currently facing any material lease expiration issues. As of March 31, 2014, our Cherokee Project was producing approximately 230 gross barrels of oil per day from the Squirrel formation at a depth of approximately 600 feet. We drilled 26 new oil wells and 24 new water injection wells in this project during 2013.

 Other

We own a 50% working interest in 584 gross acres located in Allen County, Kansas. As of March 31, 2014, these properties were producing less than 10 gross barrels of oil per day.

Our Texas Properties

The table below summarizes our current Texas acreage by project name as of March 31, 2014.

Project Name	Developed Acreage(1)		Total Acreage
	Gross	Net (2)	Gross	Net (2)
El Toro Project	458	183	458	183

(1)	Developed acreage includes all acreage that was held by production as of March 31, 2014.
(2)	Net acreage is based on our net working interest as of March 31, 2014.

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El Toro Project

Our El Toro Project is located in Atascosa and Frio Counties in Texas. As of March 31, 2014, we owned a 40% working interest in 458 gross acres. As of March 31, 2014, this project was producing approximately 30 gross barrels of oil per day from the Olmos formation at a depth of approximately 4,500 feet.

We have completed 12 wells in the El Toro Project since 2009. While petro-physical data obtained from these wells has been consistent across the project acreage, production results have been inconsistent. The 3 most recent wells completed in this project have been successful, although the costs and time lag associated with drilling and completing them significantly exceeded our expectations. This is a direct result of the high demand and limited supply of services and equipment available in the El Toro Project area due to the Eagle Ford Shale play. As a result of increasing costs in this area, we did not drill any new wells in this project in 2013 and decided to focus 100% of our capital budget on our Kansas and Colorado properties. However, we believe the El Toro project is prospective for horizontal drilling, and we intend to evaluate this potential during 2014.

 Lonesome Dove Project

On April 9, 2014, pursuant to a lease purchase agreement effective as of March 31, 2014, we closed a sale to Venado Operating Company LLC of our interests in approximately 2,250 gross acres comprising our Lonesome Dove Project in Lee County, Texas for (i) $450,000 in cash and (ii) the right to receive an average overriding royalty interest of approximately 2.4% in the acreage.

Our Business Strategy

Our principal strategy focuses on the acquisition and development of shallow oil and gas properties that have low production decline rates and offer abundant drilling opportunities with low risk profiles. Our oil and gas operations are in Kansas, Colorado, Nebraska, and Texas. The principal elements of our business strategy are:

•	Develop Our Existing Properties. Creating production, cash flow, and reserve growth by developing our extensive inventory of hundreds of drilling locations that we have identified on our existing properties.

•	Maximize Operational Control. We seek to operate and maintain a substantial working interest in the majority of our properties. We believe the ability to control our drilling inventory will provide us with the opportunity to more efficiently allocate capital, manage resources, control operating and development costs, and utilize our experience and knowledge of oil and gas field technologies.

•	Pursue Selective Acquisitions and Joint Ventures. We believe our local presence in Kansas, Colorado, Nebraska, and Texas makes us well-positioned to pursue selected acquisitions and joint venture arrangements in the mid-continent region of the United States.

•	Reduce Unit Costs Through Economies of Scale and Efficient Operations. As we increase our oil and gas production and develop our existing properties, we expect that our unit cost structure will benefit from economies of scale. In particular, we anticipate reducing unit costs by greater utilization of our existing infrastructure over a larger number of wells.

Our future financial results will continue to depend on:

•	our ability to source and evaluate potential projects;

•	our ability to discover commercial quantities of oil and gas;

•	the market price for oil and gas;

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•	our ability to implement our exploration and development program, which is in part dependent on the availability of capital resources; and

•	our ability to cost effectively manage our operations.

We cannot guarantee that we will succeed in any of these respects. Further, we cannot know if the price of crude oil and natural gas prevailing at the time of production will be at a level allowing for profitable production, or that we will be able to obtain additional funding at terms favorable to us to increase our capital resources. A detailed description of these and other risks that could materially impact our actual results is in "Risk Factors".

Drilling Activity

The following table sets forth the results of our drilling activities, including both oil and gas production wells and water injection wells that were drilled and completed for the three months ended March 31, 2014, and for the years ended December 31, 2013, 2012 and 2011.

Drilling Activity
	Gross Wells			Net Wells (1)
Fiscal Year	Total	Successful	Dry	Total	Successful	Dry

2011 - Exploratory	6	-	6	3.4	-	3.4
2012 - Exploratory	2	-	2	1.8	-	1.8
2013 - Exploratory	-	-	-	-	-	-
2014 - Exploratory	-	-	-	-	-	-

2011 - Development	97	97	-	79.3	79.3	-
2012 - Development	227	226	1	172.6	171.7	0.9
2013 - Development	93	93	-	75.9	75.9	-
2014 - Development	1	1	-	.9	.9	-

(1)	Net wells are based on our net working interest at the end of each respective period.

The following table sets forth the results of our reactivation and recompletion activities for the three months ended March 31, 2014, and for the fourth quarter ended December 31, 2013 following our acquisition of Black Raven Energy, Inc.

Drilling Activity - Recompletion
	Gross Wells		Net Wells(1)
Fiscal Year	Total	Successful	Total	Successful

2013 - Recompletion	4	4	4	4
2014 - Recompletion	4	4	4	4

(1)	Net wells are based on our net working interest at the end of each respective period.

Net Production, Average Sales Price and Average Production and Lifting Costs

The table below sets forth our net oil and natural gas production (net of all royalties, overriding royalties and production due to others), the average sales prices, average production costs and direct lifting costs per unit of production for the periods ending March 31, 2014 and March 31, 2013.

	For the Three Months
	Ended
	March 31,
	2014	2013
Net Production
Oil (Bbl)	39,665	26,537
Natural gas (Mcf)	57,141	-

Average Sales Prices
Oil (per Bbl)	$91.08	$88.07
Natural gas (Mcf)	$4.24	$-

Average Production Cost (1)
Per Barrel of Oil Equivalent (“Boe”)	$46.67	$46.22

Average Lifting Costs (2)
Per Boe	$31.14	$29.47

(1)	Production costs include all operating expenses, transportation expenses, depreciation, depletion and amortization, lease operating expenses and all associated taxes. Impairment of oil properties is not included in production costs.

(2)	Direct Lifting costs do not include impairment expense or depreciation, depletion and amortization.

The table below sets forth our net oil equivalent production (net of all royalties, overriding royalties and production due to others) for the years ended December 31, 2013, 2012 and 2011, the average sales prices, average production costs and direct lifting costs per unit of production.

	Year Ended	Year Ended	December 31,
	December 31, 2013	December 31, 2012	2011
Net Production
Barrels of Oil Equivalent	120,634	96,842	71,729
Average Sales Prices per Boe	$90.71	$87.74	87.63
Average Production Cost per Boe(1)	$49.34	$47.95	63.77
Average Lifting Costs per Boe(2)	$33.95	$32.03	47.96

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(1)	Production costs include all operating expenses, depreciation, depletion and amortization, lease operating expenses (including price differentials) and all associated taxes. Impairment of oil and gas properties is not included in production costs.
(2)	Direct lifting costs do not include impairment expense or depreciation, depletion and amortization, but do include transportation costs, which are paid to our purchasers as a price differential.

Results of Oil and Gas Producing Activities

The following table shows the results of operations from our oil and gas producing activities for the three months ended March 31, 2014 and 2013.

	Three Months Ended
	March 31,
	2014	2013
Oil revenues	$3,612,579	$2,337,301
Natural gas revenues	242,398	-
Direct operating costs	(1,531,907)	(782,072)
Depreciation, depletion and amortization	(763,758)	(444,537)
Results of operations for producing activities	$1,559,312	$1,110,692

The following table shows the results of operations from our oil and gas producing activities from the years ended December 31, 2013, and 2012.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2013	2012	2011
Production revenues	$10,942,270	$8,496,519	$6,285,411
Production costs	(4,095,850)	(3,102,321)	(3,440,228)
Depreciation, depletion and amortization	(1,691,008)	(1,541,069)	(1,128,712)
Results of operations for producing activities	$5,155,412	$3,853,129	$1,716,471

Results of operations from these activities have been determined using historical revenues, production costs, depreciation, depletion and amortization of the capitalized costs subject to amortization. General and administrative expenses and interest expense have been excluded from this determination.

Active Wells

The following table sets forth the number of wells that were actively producing oil or injecting water in which we owned an interest as of December 31, 2013.

	Active
Project	Gross	Net (1)
Crude Oil
El Toro Project	12	4.8
Mississippian Project	217	195.3
Cherokee Project	596	443.2
Adena Field Project	38	38.0
Other	37	32.6
Total Oil	899	713.0

Natural Gas
Niobrara Project	21	21.0
Other	36	3.2
Total Gas	57	24.2

(1)	Net wells are based on our net working interest as of December 31, 2013.

Reserves

Proved Reserves

The estimated total PV10 (present value) of our proved reserves as of December 31, 2013 was $102.4 million, compared to $60.8 million as of December 31, 2012. Our total net proved oil and gas reserves as of December 31, 2013 were 5.8 million Boe (77% oil), compared to 2.9 million Boe as of December 31, 2012. Of the 5.8 million net Boe of total proved reserves at December 31, 2013, approximately 49% are classified as proved developed producing, approximately 17% are classified as proved developed non-producing, and approximately 34% are classified as proved undeveloped.

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PV10 means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property related expenses, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the SEC. PV10 is a non-GAAP financial measure.

The estimated PV10 of the 5.8 million Boe is set forth in the following table. The PV10 is calculated using an average net oil price of $87.89 per barrel, an average net natural gas price of $2.85 per Mcf and an average natural gas liquids price of $18.73 per barrel, and by applying an annual discount rate of 10% to the forecasted future net cash flow.

Summary of Proved Oil and Gas Reserves
as of December 31, 2013

	Gross	Net	PV10 (2)
Proved Reserves Category	Boe	Boe (1)	(before tax)
Proved, Developed	5,801,000	3,824,800	74,234,300
Proved, Undeveloped	2,664,700	1,979,800	28,177,500
Total Proved	8,465,700	5,804,600	102,411,800

(1)	Net Boe is based upon our net revenue interest
(2)	See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Reserves" on page 29 for a reconciliation to the comparable GAAP financial measure.

Oil Reserves Reported to Other Agencies

We did not file any estimates of total proved net oil and gas reserves with, or include such information in reports to any federal authority or agency, other than the SEC, during the year ended December 31, 2013.

Title to Properties

We believe that we have satisfactory title to or rights in all of our producing properties. As is customary in the oil and gas industry, minimal investigation of title is made at the time of acquisition of undeveloped properties. In most cases, we investigate title and obtain title opinions from counsel or have title reviewed by professional landmen only when we acquire producing properties or before we begin drilling operations. However, any acquisition of producing properties without obtaining title opinions are subject to a greater risk of title defects.

Our properties are subject to customary royalty interests, liens under indebtedness, liens incident to operating agreements and liens for current taxes and other burdens, including mineral encumbrances and restrictions. Further, our debt is secured by liens substantially on all of our assets. These burdens have not materially interfered with the use of our properties in the operation of our business to date, though there can be no assurance that such burdens will not materially impact our operations in the future.

Sale of Oil and Gas

We do not intend to refine our oil production. We expect to sell all or most of our production to a small number of purchasers in a manner consistent with industry practices at prevailing rates by means of long-term and short-term sales contracts, some of which may have fixed price components. In 2013, we sold oil to Coffeyville Resources, Plains Marketing LP, and Sunoco, Inc. on a month-to-month basis (i.e., without a long-term contract). We sold our natural gas to United Energy Trading and Western Operating Company on a month-to-month basis. We also have an ISDA master agreement and a fixed price swap with BP through December 31, 2015. Under current conditions, we should be able to find other purchasers, if needed. All of our produced oil is held in tank batteries. Each respective purchaser picks up the oil from our tank batteries and transports it by truck to refineries. In addition, our board of directors has implemented a crude oil and gas hedging strategy that will allow management to hedge the majority of our net production in an effort to mitigate our exposure to changing oil and natural gas prices in the intermediate term.

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Secondary Recovery and Other Production Enhancement Strategies

When an oil field is first produced, the oil typically is recovered as a result of natural pressure within the producing formation, often assisted by pumps of various types. The only natural force present to move the crude oil to the wellbore is the pressure differential between the higher pressure in the formation and the lower pressure in the wellbore. At the same time, there are many factors that act to impede the flow of crude oil, depending on the nature of the formation and fluid properties, such as pressure, permeability, viscosity and water saturation. This stage of production is referred to as "primary production", which typically only recovers 5% to 15% of the crude oil originally in place in a producing formation.

Production from oil fields can often be enhanced through the implementation of "secondary recovery", also known as waterflooding, which is a method in which water is injected into the reservoir through injector wells in order to maintain or increase reservoir pressure and push oil to the adjacent producing wellbores. We utilize waterflooding as a secondary recovery technique for the majority of our oil properties in Eastern Kansas, even in the early stages of production.

As a waterflood matures over time, the fluid produced contains increasing amounts of water and decreasing amounts of oil. Surface equipment is used to separate the produced oil from water, with the oil going to holding tanks for sale and the water being re-injected into the oil reservoir.

In addition, we may utilize 3D seismic analysis, horizontal drilling, and other technologies and production techniques to improve drilling results and oil and gas recovery, and to ultimately enhance our production and returns. We also believe use of such technologies and production techniques in exploring for, developing, and exploiting oil and gas properties will help us reduce drilling risks, lower finding costs and provide for more efficient production of oil and gas from our properties.

Markets and Marketing

The oil and gas industry has experienced dramatic price volatility in recent years. As a commodity, global oil prices respond to macro-economic factors affecting supply and demand. In particular, world oil prices have risen and fallen in response to political unrest and supply uncertainty in the Middle East, and changing demand for energy in rapidly growing economies, notably India and China. North American prospects have become more attractive as oil prices have risen and as efforts to stimulate the US economy and reduce dependence on foreign oil have increased. Escalating conflicts in the Middle East and the ability of OPEC to control supply and pricing are some of the factors impacting the availability of global supply. The costs of steel and other products used to construct drilling rigs and pipeline infrastructure, as well as drilling and well-servicing rig rates, are impacted by the commodity price volatility.

Our market is affected by many factors beyond our control, such as the availability of other domestic production, commodity prices, the proximity and capacity of oil and gas pipelines, and general fluctuations of global and domestic supply and demand. We have currently entered into month-to-month sales contracts with Coffeeville Resources, Plains Marketing, and Sunoco, and we do not anticipate difficulty in finding additional sales opportunities, as and when needed.

Oil and gas sales prices are negotiated based on factors such as the spot price or posted price for oil and gas, price regulations, regional price variations, hydrocarbon quality, distances from wells to pipelines, well pressure, and estimated reserves. Many of these factors are outside our control. Oil and gas prices have historically experienced high volatility, related in part to ever-changing perceptions within the industry of future supply and demand.

Competition

The oil and gas industry is intensely competitive and we must compete against larger companies, most of whom have greater financial and technical resources than we do and substantially more experience in our industry. These competitive advantages may better enable our competitors to sustain the impact of higher exploration and production costs, oil and gas price volatility, productivity variances between properties, overall industry cycles and other factors related to our industry. Their advantage may also negatively impact our ability to acquire prospective properties, develop reserves, attract and retain quality personnel and raise capital.

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Governmental Regulation of the Oil and Natural Gas Industry

Our oil exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies that impose requirements relating to the exploration and production of oil.

Regulation of Production of Oil and Natural Gas

All of the jurisdictions in which we own or operate producing oil and natural gas properties have statutory provisions regulating the exploration for and production of oil and natural gas, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. In addition, laws and regulations often address conservation matters, including provisions for the unitization or pooling of oil properties, the spacing, plugging and abandonment of wells, rates of production, water discharge, prevention of waste, and other matters. Prior to drilling, we are often required to obtain permits for drilling operations, drilling bonds and file reports concerning operations.

The public attention on the production of oil will most likely increase the regulatory burden on our industry and increase the cost of doing business, which may affect our profitability. Further, failure to comply with applicable rules and regulations can result in substantial penalties. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted. Therefore, we are unable to predict the future costs or impact of compliance. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, the FERC and the courts. We cannot predict when or whether any such proposals may become effective.

The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Moreover, laws and regulations may place burdens from previous operations on current lease owners that can be significant.

 Regulation of Transportation and Sale of Oil

The price we receive from the sale of oil will be affected by the cost of transporting products to markets, and the transportation of oil in common carrier pipelines is subject to rate and access regulation. The FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market based rates may be permitted in certain circumstances. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. We are not able to predict with certainty the effect, if any, of these regulations on our intended operations. However, the regulations may increase transportation costs or reduce well head prices for oil.

Sales of oil are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

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Regulation of Transportation and Sales of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated by agencies of the U.S. federal government, primarily FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the NGPA, and culminated in adoption of the Natural Gas Wellhead Decontrol Act which removed controls affecting wellhead sales of natural gas effective January 1, 1993. The transportation and sale for resale of natural gas in interstate commerce is regulated primarily under the NGA, and by regulations and orders promulgated under the NGA by FERC. In certain limited circumstances, intrastate transportation and wholesale sales of natural gas may also be affected directly or indirectly by laws enacted by Congress and by FERC regulations.

The price at which we sell natural gas is not currently subject to federal rate regulation and, for the most part, is not subject to state regulation. However, with regard to our physical sales of these energy commodities, we are required to observe anti-market manipulation laws and related regulations enforced by FERC under the EP Act of 2005 and under the Commodity Exchange Act ("CEA"), and regulations promulgated thereunder by the CFTC. The CEA prohibits any person from manipulating or attempting to manipulate the price of any commodity in interstate commerce or futures on such commodity. The CEA also prohibits knowingly delivering or causing to be delivered false or misleading or knowingly inaccurate reports concerning market information or conditions that affect or tend to affect the price of a commodity. Should we violate the anti-market manipulation laws and regulations, we could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.

Intrastate natural gas transportation is also subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

Changes in law and to FERC policies and regulations may adversely affect the availability and reliability of firm and/or interruptible transportation service on interstate pipelines, and we cannot predict what future action FERC will take. We do not believe, however, that any regulatory changes will affect us in a way that materially differs from the way they will affect other natural gas producers, gatherers and marketers with which we compete.

Regulation of Environmental and Occupational Safety and Health Matters

Our oil and natural gas exploration and production operations are subject to numerous stringent federal, regional, state and local statutes and regulations governing occupational safety and health, the discharge of materials into the environment or otherwise relating to environmental protection, some of which carry substantial administrative, civil and criminal penalties for failure to comply. These laws and regulations may require the acquisition of a permit before drilling or other regulated activity commences; restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production and transporting through pipelines; govern the sourcing and disposal of water used in the drilling and completion process; limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier and other protected areas; require some form of remedial action to prevent or mitigate pollution from former operations such as plugging abandoned wells or closing earthen pits; establish specific safety and health criteria addressing worker protection; and impose substantial liabilities for pollution resulting from operations or failure to comply with regulatory filings. In addition, these laws and regulations may restrict the rate of production.

The following is a summary of the more significant existing environmental and occupational health and safety laws and regulations, as amended from time to time, to which our business operations are subject and for which compliance may have a material adverse impact on our capital expenditures, results of operations or financial position.

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Hazardous Substances and Waste Handling

CERCLA, also known as the "Superfund" law, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the current and past owner or operator of the disposal site or the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We are able to control directly the operation of only those wells with respect to which we act as operator. Notwithstanding our lack of direct control over wells operated by others, the failure of an operator other than us to comply with applicable environmental regulations may, in certain circumstances, be attributed to us. We generate materials in the course of our operations that may be regulated as hazardous substances but we are unaware of any liabilities for which we may be held responsible that would materially and adversely affect us.

The RCRA and analogous state laws, impose detailed requirements for the generation, handling, storage, treatment and disposal of nonhazardous and hazardous solid wastes. RCRA specifically excludes drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy from regulation as hazardous wastes. However, these wastes may be regulated by the EPA or state agencies under RCRA's less stringent nonhazardous solid waste provisions, state laws or other federal laws. Moreover, it is possible that these particular oil and natural gas exploration, development and production wastes now classified as nonhazardous solid wastes could be classified as hazardous wastes in the future. A loss of the RCRA exclusion for drilling fluids, produced waters and related wastes could result in an increase in our costs to manage and dispose of generated wastes, which could have a material adverse effect on our results of operations and financial position. In addition, in the course of our operations, we generate some amounts of ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils that may be regulated as hazardous wastes if such wastes have hazardous characteristics. Although the costs of managing hazardous waste may be significant, we do not believe that our costs in this regard are materially more burdensome than those for similarly situated companies.

We currently own, lease or operate numerous properties that have been used for oil and natural gas exploration and production activities for many years. Although we believe that we have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes or petroleum hydrocarbons may have been released on, under or from the properties owned or leased by us, or on, under or from other locations, including off-site locations, where such substances have been taken for recycling or disposal. In addition, some of our properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes or petroleum hydrocarbons was not under our control. These properties and the substances disposed or released on, under or from them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to undertake response or corrective measures, which could include removal of previously disposed substances and wastes, cleanup of contaminated property or performance of remedial plugging or pit closure operations to prevent future contamination.

Water Discharges

The Clean Water Act and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and natural gas wastes, into or near navigable waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The discharge of dredge and fill material in regulated waters, including wetlands, is also prohibited, unless authorized by a permit issued by the U.S. Army Corps of Engineers. Obtaining permits has the potential to delay the development of oil and natural gas projects. These laws and any implementing regulations provide for administrative, civil and criminal penalties for any unauthorized discharges of oil and other substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages.

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Pursuant to these laws and regulations, we may be required to obtain and maintain approvals or permits for the discharge of wastewater or storm water and are required to develop and implement spill prevention, control and countermeasure plans, also referred to as "SPCC plans," in connection with on-site storage of significant quantities of oil. We believe that we maintain all required discharge permits necessary to conduct our operations, and further believe we are in substantial compliance with the terms thereof. We are currently undertaking a review of recently acquired oil properties to determine the need for new or updated SPCC plans and, where necessary, we will be developing or upgrading such plans implementing the physical and operation controls imposed by these plans, the costs of which are not expected to be substantial.

Air Emissions

The federal Clean Air Act and comparable state laws restrict the emission of air pollutants from many sources, such as, for example, compressor stations, through air emissions standards, construction and operating permitting programs and the imposition of other compliance requirements. These laws and regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. The need to obtain permits has the potential to delay the development of oil and natural gas projects. Over the next several years, we may be required to incur certain capital expenditures for air pollution control equipment or other air emissions related issues. Compliance air pollution control and permitting requirements has the potential to delay the development of oil and natural gas projects and increase our costs of development and production, which costs could be significant. However, we do not believe that compliance with such requirements will have a material adverse effect on our operations.

In summary, we believe we are in substantial compliance with currently applicable environmental laws and regulations. Although we have not experienced any material adverse effect from compliance with environmental requirements, there is no assurance that this will continue. We did not have any material capital or other non-recurring expenditures in connection with complying with environmental laws or environmental remediation matters in 2013, nor do we anticipate that such expenditures will be material in 2014.

OSHA

We are subject to the requirements of the OSHA and comparable state statutes whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the Emergency Planning and Community Right-to-Know Act and comparable state statutes and any implementing regulations require that we organize and/or disclose information about hazardous materials used or produced in our operations and that this information be provided to employees, state and local governmental authorities and citizens. We believe that we are in substantial compliance with all applicable laws and regulations relating to worker health and safety.

Related Permits and Authorizations

Many environmental laws require us to obtain permits or other authorizations from state and/or federal agencies before initiating certain drilling, construction, production, operation or other oil and natural gas activities, and to maintain these permits and compliance with their requirements for on-going operations. These permits are generally subject to protest, appeal or litigation, which can in certain cases delay or halt projects and cease production or operation of wells, pipelines and other operations.

Employees

We currently have 35 full-time employees, including field personnel. As production and drilling activities increase or decrease, we may have to continue to adjust our technical, operational and administrative personnel as appropriate. We are using and will continue to use independent consultants and contractors to perform various professional services, particularly in the area of land services, reservoir engineering, geology, drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. We believe that this use of third-party service providers may enhance our ability to contain operating and general expenses, and capital costs. We have no collective bargaining agreements with our employees. We believe that our employee relationships are satisfactory.

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Legal Proceedings

We may become involved in various routine legal proceedings incidental to our business. However, to our knowledge as of the date of this prospectus except as described below there are no material pending legal proceedings to which we are a party or to which any of our property is subject.

 On January 23, 2012, we filed a petition seeking recovery of damages arising from breach of contract, legal malpractice, breach of fiduciary duty and fraud in the Circuit Court of Jackson County, Missouri against attorneys Jeffrey T. Haughey, Robert K. Green, and the law firm Husch Blackwell LLP f/k/a Husch Blackwell Sanders, LLC. The petition in this action, EnerJex Resources, Inc., v. Haughey, et al., alleges, among other things, that the defendants violated their fiduciary duties and defrauded us in connection with our stock offering in 2008.

The petition alleges economic loss of approximately $50 million and demands judgment for unspecified actual and punitive damages together with repayment of $484,473 in legal fees paid by EnerJex. At the time the petition was filed, we estimated our economic loss of approximately $50 million by conducting an analysis that considered a number of factors, including the loss of at least $25 million of gross proceeds we would have received in the failed 2008 stock offering, the loss of the value we could have created had it been able to utilize the proceeds from the stock offering to execute its business plan in the 2008 economic environment, and the loss of market value for our common stock.

A trial to hear a portion of this case in the 16th Circuit Court of Jackson County, Missouri, began on December 2, 2013. In that trial, based on its rulings on written motions, the court disallowed our claims for actual and consequential damages for breach of contract and legal malpractice against the defendants. On December 19, 2013, the Company reached an agreement with the defendants to settle our claims for breach of fiduciary duty and fraud in return for (i) the defendants paying to us the sum of $500,000, which was paid to us in January 2014, and (ii) dismissal of the defendants’ counterclaim of $492,134 and interest on that amount, which was removed from our balance sheet and is not reflected as a liability as of March 31, 2014. Our financial statements reflect the litigation costs that we have incurred to date.

In entering into this settlement, the defendants have not admitted liability on any matter related to the claims in the litigation. As part of this settlement, we are now free to appeal the court’s rulings and request from the appellate court authorization to pursue our claims for actual and consequential damages with respect to our claims alleging breach of contract and legal malpractice against the defendants. There can be no assurance of the outcome of the appellate process, including whether the appellate court will allow us to seek actual and consequential damages for breach of contract and legal malpractice and breach of fiduciary duty, as well as what amount of damages, if any, we may recover.

Any additional monetary award resulting from a settlement of this litigation that is reached for our benefit in an amount that exceeds our total costs of litigation, shall be subject to a contingency fee for the benefit of our attorneys. There can be no assurance of the outcome of this litigation, including whether and in what amount EnerJex may recover damages.

MANAGEMENT

Directors, Executive Officers and Corporate Governance

The following table lists the names and ages as of June 16, 2014, and positions of the individuals who serve as directors and executive officers of the Company:

Name	Position with the Company	Age
Robert G. Watson, Jr.	Chief Executive Officer; Director	37
R. Atticus Lowe	Senior Vice President of Corporate Development; Director	33
James G. Miller	Director	65
Lance W. Helfert	Director	40
Richard Menchaca	Director	47
Douglas M. Wright	Chief Financial Officer	61
David L. Kunovic	Executive Vice President of Exploration	62

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Business Experience:

The principal occupation and business experience during the last five years for each of our directors and executive officers are as follows. Such information is based upon information received by us from such persons.

Robert G. Watson, Jr. Mr. Watson has served as President, Chief Executive Officer, and Secretary since December 31, 2010. Prior to joining EnerJex, he co-founded Black Sable Energy, LLC, approximately 5 years ago and served as its Chief Executive Officer. During his tenure at Black Sable, Mr. Watson was responsible for the company's acquisition and development of two grassroots oil projects in South Texas, both of which were partnered with larger oil and gas companies on a promoted basis. Prior to founding Black Sable, he was a Senior Associate at American Capital, Ltd. (NASDAQ: ACAS), a publicly traded private equity firm and global asset manager with more than $100 billion of total assets under management. Mr. Watson began his career in the Energy Investment Banking Group at CIBC World Markets and subsequently founded and served as the Managing Partner of Centerra Energy Partners, LLC.

R. Atticus Lowe. Mr. Lowe has served as Senior Vice President of Corporate Development since 2011 and as a Director since December 31, 2010. Mr. Lowe is the Chief Investment Officer of West Coast Asset Management, Inc. (WCAM), a registered investment advisor that has invested more than $200 million in the oil and gas industry on behalf of its principals and clients since 2000. WCAM is the Managing Member of West Coast Opportunity Fund, LLC, which currently holds 46.9% of our common stock. Mr. Lowe formerly served as a director and chairman of the audit committee for Black Raven Energy, Inc., until we acquired Black Raven in September 2013. Mr. Lowe is a CFA charterholder.

James G. Miller. Mr. Miller has served as a Director since December 31, 2010. Mr. Miller retired in 2002 after serving as the Chief Executive Officer of Utilicorp United, Inc.'s business unit responsible for the company's electricity generation and electric and natural gas transmission and distribution businesses, which served 1.3 million customers in seven mid-continent states. Utilicorp traded on the New York Stock Exchange, and the company was renamed Aquila in 2002. In 2007, Utilicorp's electricity assets in northwest Missouri were acquired by Great Plains Energy Incorporated (NYSE: GXP) for $1.7 billion, and its natural gas properties and other assets were acquired by Black Hills Corporation (NYSE: BKH) for $940 million. Mr. Miller joined Utilicorp in 1989 through its acquisition of Michigan Gas Utilities, for which he served as the president from 1983 to 1991. Mr. Miller also is a member of the board of directors of Guardian 8 Holdings. He currently serves as Chairman of The Nature Conservancy, Missouri Chapter, for which he has been a Trustee for the past 12 years.

Lance W. Helfert. Mr. Helfert has served as a Director since December 31, 2010. Mr. Helfert is the President and a co-founder of West Coast Asset Management, Inc. (WCAM), a registered investment advisor located in Montecito, California. WCAM is the Managing Member of West Coast Opportunity Fund, LLC, which currently holds 46.9% of our common stock. Prior to co-founding WCAM, he managed a portfolio at Wilshire Associates and was involved in a full range of financial strategies at M.L. Stern & Co. Mr. Helfert is a co-author of The Entrepreneurial Investor: The Art, Science and Business of Value Investing, a book published by John Wiley & Sons. He has been featured in Kiplinger's Personal Finance, Forbes, Barron's, Fortune Magazine, and the Market Watch for his unique market prospective. In addition, Mr. Helfert has been a frequent guest commentator on CNBC and the Fox Business networks. Mr. Helfert has also served on the board of directors for Junior Achievement of Southern California and the Tri-Counties Make-A-Wish Foundation

Richard E. Menchaca. Mr. Menchaca has been a Director since June 6, 2013. Mr. Menchaca attended the University of Texas at Arlington where he received a BBA in Finance and pursued a MBA in Finance, and received a Graduate Degree from the SMU Southwestern School of Banking. Mr. Menchaca spent 18 years in the corporate banking industry with First Republic Bank (n.k.a. Bank of America), Bank One in Fort Worth and Fuji Bank, and Guaranty Bank in Houston. While at Guaranty Bank, Mr. Menchaca was one of the founding members of the Oil and Gas Banking Group, and within 18 months of its formation became the most profitable lending group within the bank with over $900,000,000 of loans to oil and gas industry. Mr. Menchaca was the principal and founder of Petras Energy, LLC, an oil and gas production company based in Midland, Texas. The company was successfully sold in January 2006. Mr. Menchaca has been the founder and principal of several privately owned oil and gas companies with operations in Texas, Oklahoma and Louisiana. Since May 2010, Mr. Menchaca currently presides as President and Chief Executive Officer of Petroflow Energy Corporation, a Tulsa-based exploration and production company, as well as a member of its board of directors since June 2009. Mr. Menchaca also serves as a director on the board of Fortis Plastics and a non-profit organization based in Houston, Texas.

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Douglas M. Wright. Mr. Wright has been Chief Financial Officer since August 2012. Mr. Wright served as Corporate Controller and Chief Accounting Officer of Nations Petroleum Company Ltd. from 2006 to August 2012. Prior to Nations, he served as a Manager of Financial Reporting for Noble Energy (contract). In 1996, he founded Fashion Investments Inc. and served as its Chief Executive Officer until 2005. Fashion Investments owned and operated the largest independent commercial laundry facility in Colorado Springs. From 1986 to 1996, Mr. Wright worked for Oryx Energy Company in various capacities including, Manager, Financial Reporting, Manager, Strategic Planning and General Auditor. From 1977 to 1986, he served as a Senior Manager with Deloitte & Touche. Mr. Wright is a Certified Public Accountant and earned his B.A. from the University of Pittsburgh and his MBA from the University of North Texas.

David L. Kunovic.  Mr. Kunovic joined Black Raven Energy, Inc. on October 1, 2010 as Vice President of Exploration managing all phases of geologic and geophysical exploration and development activity for the company. Mr. Kunovic has over 34 years of experience as an exploration geologist, including 11 years as President of Kachina Energy, Inc., managing geologic and geophysical projects for several independent oil companies. He has also held positions as Vice President of Exploration for Canyon Energy, Inc. from 1994 – 2000 managing all exploration activities for the Rocky Mountain region; Petroleum Incorporated from 1991 – 1994 as Exploration Manager for all US exploration; Newport Exploration from 1984 – 1991 as Exploration Manager Rocky Mountain region; Apache Corporation from 1980 – 1984 as Senior Geologist working the Powder River and Denver Basins and Union Texas Petroleum from 1978-1980 as geologist — Rocky Mountain Basins. Mr. Kunovic holds a Bachelor's degree in Geology from the University of Colorado and also completed Masters level course work in Environmental Engineering and Groundwater at the University of Colorado.

Involvement in Certain Legal Proceedings

On December 23, 2013, the United States Securities and Exchange Commission (SEC) entered an order in an administrative proceeding, In the Matter of West Coast Asset Management, Inc., and Lance W. Helfert, File No. 3-15660. In that matter, WCAM and Mr. Helfert, without admitting or denying the allegations, entered into a settlement with the SEC regarding certain negligence-based violations of Section 17(a)(2) of the Securities Act and Sections 206(2) and 206(4) of the Investment Advisers Act of 1940 (the Advisers Act). The matter was based upon an untrue statement made in an email that Mr. Helfert sent, in 2008, to an adviser to a prospective investor in an investment fund that was managed by WCAM. The SEC ordered WCAM and Mr. Helfert to cease and desist from committing or causing further such negligence-based violations, censured them, ordered WCAM to disgorge certain fees, and ordered WCAM and Mr. Helfert each to pay a monetary fine. WCAM and Mr. Helfert timely paid those amounts to the SEC.

Except as set forth above, none of our executive officers or directors has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

CORPORATE GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

The EnerJex board of directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found on the Investors—Corporate Governance section of EnerJex's corporate website at www.enerjex.com. Information contained on EnerJex's website or that can be accessed through EnerJex's website does not constitute a part of this prospectus. EnerJex has included its website addresses only as inactive textual references and does not intend it to be an active link to its website.

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Among the topics addressed in EnerJex's Corporate Governance Guidelines are:

•	Director qualifications;
•	Board meetings;
•	Director Responsibilities;
•	Size of Board;
•	Management Succession;
•	Orientation and continuing education;
•	Annual Performance Evaluation;
•	Director Compensation;
•	Direct Access to Management and Advisors; and
•	Public disclosure of corporate governance policies.

Director Independence

Under the corporate governance requirements of companies whose shares are listed for trading on the NYSE MKT, at least a majority of the members of the board of directors of each listed company must be "independent." However, that requirement does not apply to listed companies that are "controlled companies," which refers to companies in which over 50% of the voting power is held by an individual, a group, or another company. More than 50% of our shares are held by a group of stockholders consisting of West Coast Opportunity Fund, LLC, Montecito Venture Fund, LLC, Lance W. Helfert, and Atticus Lowe, who collectively own approximately 51.0% of our issued and outstanding shares of common stock. As a result, we are not required to comply with the listing standard under which at least a majority of the members of the board of directors of each listed company must be "independent." The EnerJex board of directors has determined that two of the five current directors—James G. Miller and Richard Menchaca—are "independent directors" under the NYSE MKT listing requirements. The NYSE MKT listing requirements provide a non-exclusive list of persons who are not considered independent. For example, under these rules, a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the company, other than prior employment as an interim chairman or chief executive officer, would not be considered independent. No director qualifies as independent unless the EnerJex board of directors affirmatively determines that the director does not have a material relationship with the company that would interfere with the exercise of independent judgment. In making an affirmative determination that a director is an "independent director," the EnerJex board of directors reviewed and discussed information provided by these individuals and by EnerJex with regard to each of their business and personal activities as they may relate to EnerJex and its management.

Board Leadership Structure

The EnerJex board of directors believes that EnerJex stockholders are best served if the EnerJex board of directors retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time. The EnerJex board of directors believes it is best not to have a fixed policy on this issue and that it should be free to make this determination based on what it believes is best under the circumstances. However, the EnerJex board of directors strongly endorses the concept of an independent director being in a position of leadership for the rest of the outside directors. Under EnerJex's Corporate Governance Guidelines, if at any time the chief executive officer and chairman of the board positions are held by the same person, the EnerJex board of directors, upon recommendation of the nominating and corporate governance committee, will elect an independent director as a lead independent director. We currently have no designated chairman or lead director.

Executive Sessions

At each regular meeting of the EnerJex board of directors, the independent directors meet in executive session with no company management present during a portion of the meeting. James G. Miller presides over these executive sessions and serves as a liaison between the independent directors and EnerJex's Chief Executive Officer.

Board Meetings and Attendance

The EnerJex board of directors held 9 meetings during 2013. All of EnerJex's directors attended 75 percent or more of the aggregate meetings of the EnerJex board of directors and all committees on which they served during 2013.

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Board Committees

The board of directors has an audit committee, and the governance, compensation and nominating committee. Each of these committees operates under a charter that has been previously approved by the EnerJex board of directors and has the composition and responsibilities described below. The board of directors from time to time may establish other committees to facilitate the management of the company and may change the composition and the responsibilities of the existing committees.

The table below summarizes the current membership of each of EnerJex's two standing board committees.

Director	Audit	Governance, Compensation & Nominating
James G. Miller	Chair	X
R. Atticus Lowe	-	-
Lance W. Helfert	-	X
Richard Menchaca	X	Chair
Robert G. Watson, Jr.	-	-

Audit Committee

The primary responsibilities of the audit committee include:

•	overseeing the combined company's accounting and financial reporting processes, systems of internal control over financial reporting and disclosure controls and procedures on behalf of the board of directors and reporting the results or findings of its oversight activities to the board;

•	having sole authority to appoint, retain and oversee the work of our independent registered public accounting firm and establishing the compensation to be paid to the independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and/or or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and pre-approving all audit services and permissible non-audit services to be performed for the Company by its independent registered public accounting firm as provided under the federal securities laws and rules and regulations of the SEC; and

•	overseeing our system to monitor and manage risk, and legal and ethical compliance programs, including the establishment and administration (including the grant of any waiver from) a written code of ethics applicable to each of the combined company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

The audit committee will have the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Our audit committee consists of Mr. Miller, and Mr. Menchaca. The board of directors has determined that each member of the audit committee qualifies as "independent" for purposes of membership on audit committees pursuant to the NYSE MKT listing requirements and the rules and regulations of the SEC and is able to read and understand Fundamental Financial Statements as required by the NYSE MKT listing requirements. In addition, the board of directors has determined that Mr. Miller qualifies as an "audit committee financial expert" as defined by the rules and regulations of the SEC.

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Governance, Compensation and Nominating Committee

The primary responsibilities of the Governance, Compensation and Nominating Committee include:

•	recommending to the board of directors for its determination the annual salaries, incentive compensation, long-term incentive compensation, special or supplemental benefits or perquisites and any and all other compensation applicable to our chief executive officer and other executive officers;

•	reviewing and making recommendations to the board of directors regarding any revisions to corporate goals and objectives with respect to compensation for the company's chief executive officer and other executive officers and establishing and leading a process for the full board of directors to evaluate the performance of our chief executive officer and other executive officers in light of those goals and objectives;

•	administering our equity-based compensation plans applicable to any employee of the Company and recommending to the board of directors specific grants of options and other awards for all executive officers and determining specific grants of options and other awards for all other employees, under the company's equity-based compensation plans;

•	reviewing and discussing with the chief executive officer and reporting periodically to the board of directors plans for executive officer development and corporate succession plans for the chief executive officer and other key executive officers and employees;

•	annually reviewing and discussing with management the "Compensation Discussion and Analysis" section of our proxy statement in connection with our annual meeting of stockholders and based on such review and discussions making a recommendation to the board of directors as to whether the "Compensation Discussion and Analysis" section should be included in our proxy statement in accordance with applicable rules and regulations of the SEC and any other applicable regulatory bodies;

•	identifying individuals qualified to become board members;

•	recommending director nominees for each annual meeting of the stockholders and director nominees to fill any vacancies that may occur between meetings of stockholders;

•	being aware of the best practices in corporate governance and developing and recommending to the board of directors a set of corporate governance standards to govern the board of directors, its committees, the company and its employees in the conduct of the business and affairs of the company;

•	developing and overseeing the annual board and board committee evaluation process; and

•	establishing and leading a process for determination of the compensation applicable to the non-employee directors on the board.

The governance, compensation and nominating committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The governance, compensation and nominating committee consists of Mr. Menchaca, Mr. Miller and Mr. Helfert.

Role of the Board in Managing Risk

The board of directors does not have a separate risk oversight body. Instead, the EnerJex board has overall responsibility for risk oversight, including, as part of regular board and committee meetings, general oversight of executives’ management of risks relevant to us. In overseeing risks, the board seeks to understand the material risks, including financial, competitive, and operational risks, we face and the steps management is taking to manage those risks. It also has the responsibility for understanding what level of risk is appropriate. The board of directors reviews our business strategy and determines what constitutes an appropriate level of risk for EnerJex.

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While the full EnerJex board has overall responsibility for risk oversight, the board has delegated oversight responsibility related to certain risks to its two committees. The audit committee, under its charter, has been delegated the responsibility of reviewing and discussing with management our major financial risk exposures and the steps that management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies). EnerJex's governance, compensation and nominating committee is responsible for considering risks within its areas of responsibility. The board does not believe that our compensation policies encourage excessive risk-taking, as the compensation plans are designed to align our employees with short- and long-term corporate strategy. Generally, our equity awards vest over several years, which the board has determined encourages our employees to act with regard to the long term interest of EnerJex and to focus on sustained stock price appreciation.

The board’s role in risk oversight has not had any effect on the board’s leadership structure.

Code of Conduct and Ethics

EnerJex's code of conduct and ethics applies to all of EnerJex's employees, officers and directors, including EnerJex's principal executive officer and principal financial officer, and meets the requirements of the SEC. A copy of EnerJex's code of conduct and ethics is filed as an exhibit to EnerJex's annual report on Form 10-KSB for the fiscal year ended March 31, 2007.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

It is the policy of the EnerJex board of directors that directors standing for re-election should attend EnerJex's annual meeting of stockholders, if their schedules permit. All of EnerJex's directors attended EnerJex's 2013 annual meeting of stockholders in June 2013 and our special meeting of the stockholder in September 2013.

Complaint Procedures

EnerJex's audit committee has established procedures for the receipt, retention and treatment of complaints received by EnerJex regarding accounting, internal accounting controls, or auditing matters, and the submission by EnerJex's employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. EnerJex's personnel with such concerns are encouraged to discuss their concerns with their supervisor first, who in turn will be responsible for informing EnerJex's chief executive officer of any concerns raised. If an employee prefers not to discuss a particular matter with his or her own supervisor, the employee may instead discuss such matter with EnerJex's chief executive officer. If an individual prefers not to discuss a matter with the chief executive officer or if the chief executive officer is unavailable and the matter is urgent, the individual is encouraged to contact the chairman of EnerJex's audit committee, James G. Miller.

Process Regarding Stockholder Communications with Board of Directors

EnerJex stockholders may communicate with the EnerJex board of directors or any one particular director by sending correspondence, addressed to EnerJex's Corporate Secretary, EnerJex Resources, Inc., 4040 Broadway, Suite 508, San Antonio, Texas 78209, with an instruction to forward the communication to the EnerJex board of directors or one or more particular directors. EnerJex's Corporate Secretary will forward promptly all such stockholder communications to the EnerJex board of directors or the one or more particular directors, with the exception of any advertisements, solicitations for periodical or other subscriptions and other similar communications.

Executive Compensation

Summary Compensation Table

The following table sets forth summary compensation information for the fiscal year ended December 31, 2013, and the year ended December 31, 2012, for our chief executive officer, chief financial officer and other highly compensated executive officers. We did not have any other executive officers as of the end of 2012 or 2013, whose total compensation exceeded $100,000. We refer to these persons as our named executive officers elsewhere in this report.

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Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Robert G. Watson, Jr.	2013	$225,000	$35,000	$-	$76,900	$-	$336,900
President, Chief Executive Officer	2012	$150,000	$-	$-	$76,900	$-	$226,900

Douglas M. Wright(1)	2013	$150,000	$-	$132,000	$53,200	$-	$335,200
Chief Financial Officer	2012	$52,500	$-	$25,000	$17,700	$-	$95,200

David L. Kunovic(2)	2013	$40,000	$-	$-	$23,700	$-	$63,700
Executive Vice President, Exploration

R. Atticus Lowe	2013	$80,000	$25,000	$-	$-	$-	$105,000
Senior Vice President of Corporate Development

(1)	Douglas M. Wright was hired on August 15, 2012, and the compensation figures in the table above for 2012 represent his actual compensation based upon a $140,000 per year salary rate.
(2)	David L. Kunovic was hired on September 27, 2013, and the compensation figures in the table above represent his actual compensation based upon a $160,000 per year salary rate.

Equity Compensation Plans

We currently have three equity compensation plans, each of which has been approved by our stockholders. Any outstanding stock options issued under our prior equity compensation plans remain effective in accordance with their terms. Officers (including officers who are members of the board of directors), directors, employees and consultants are eligible to receive options under our stock option plans.

These plans are intended to encourage directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for our continued success and growth, to aid in retaining individuals who put forth such effort, and to assist in attracting the best available individuals in the future.

On December 31, 2010, we granted to Robert G. Watson, Jr., 60,000 options that vest ratably over a 48 month period and are exercisable at $6.00 per share.  The term of the options is 5 years. The fair value of the options on the date of grant as calculated using the Black-Scholes model was $307,751, using the following weighted average assumptions:  exercise price of $6.00 per share; common stock price of $6.00 per share; volatility of 128%; term of five years; dividend yield of 0%; interest rate of 1.95%.  The amount recognized as expense in the year ended December 31, 2011 was $76,938, and the amount of expense to be recognized in future periods is $153,876.

On December 1, 2012, we granted 52,333 options that vest ratably every six months over a three year period to four employees of the Company. The fair value of the options on the date of the grant calculated using the Black-Scholes model was $167,032 using the following weighted average assumptions: exercise price of $10.50 per share; common stock price of $8.40 per share; volatility of 67%; term of three years; dividend yield of 0%; interest rate of .47%. The amount recognized as expense in the years ended December 31, 2012, was $18,825 and the amount of expense to be recognized in future periods is $148,208. There were no options vested at December 31, 2012.

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2000/2001 Stock Option Plan

The Board of Directors approved our 2000/2001 Stock Option Plan on September 25, 2000, and our stockholders ratified the plan.

Summary of the 2000/2001 Stock Option Plan

Administration of Plan; Board Authority to Select Grantees and Determine Awards. The Plan shall be administered by our board of directors. The Board shall have the power and authority to grant awards consistent with the terms of the Plan. The board may delegate this authority to a compensation committee of the board.

Stock Issuable Under the Plan; Mergers; Substitutions. The total number of options that can be granted under the plan is 13,333 shares and all such shares were previously granted to the former chief executive officer, C. Stephen Cochennet. On August 3, 2009, we exchanged these outstanding options for 13,333 shares of restricted common stock. Therefore, all 13,333 shares reserved for issuance under this plan are available again for issuance.

Eligibility. Grantees under the Plan will be such officers, directors, full or part-time employees, and other key persons (including consultants and prospective employees) of us and our subsidiaries, if any, as are selected from time to time by the board in its sole discretion.

Stock Options. Any stock option granted under the Plan shall be in such form as the board may from time to time approve. Stock options granted under the Plan may be non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees of us or any subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code.

Exercise Price. Non-qualified stock options will be granted by the board of directors with an option price not less than 85% of the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. In no event may the option price with respect to an incentive stock option granted under the stock option plan be less than the fair market value of such common stock. However the price shall not be less than 110% of the fair market value per share on the date of the grant in the case of an individual then owning more than 10% of the total combined voting power of all classes of stock of the corporation.

Option Term. Each option granted under the stock option plan will be assigned a time period for exercising not to exceed ten years after the date of the grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised. Generally, all options under this plan terminate 90 days after a change of control if the option holder is terminated other than for cause.

Amendments and Termination. The board may, at any time, amend or discontinue the Plan. We must obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Internal Revenue Code or other applicable law, including the requirements of any exchange or quotation system on which our common stock is listed or quoted. Such plan amendments are subject to approval by our stockholders entitled to vote at a meeting of stockholders. We may not amend, alter, suspend, or terminate the Plan if doing so would impair the rights of any holder, unless both the holder and the Plan's administrator agree in writing and sign the writing. The 2000-2001 Plan terminated on September 25, 2010, and no further options will be granted under this plan after that date.

The 2002-2003 Stock Option Plan/Stock Incentive Plan

The Board of Directors approved the EnerJex Resources, Inc. Stock Option Plan on August 1, 2002 (the "2002-2003 Stock Option Plan"). We had previously granted 15,900 options under this plan. On August 3, 2009, we exchanged all 15,900 outstanding options for 3,980 shares of our restricted common stock. In addition, we granted 10,116 shares of restricted common stock under the Stock Incentive Plan to employees for fiscal 2009 bonuses and 3,953 shares to our officers and directors for the prior rescission of stock options in fiscal 2008.

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Summary of the 2002/2003 Stock Option Plan

Administration of Plan; Board Authority to Select Grantees and Determine Awards. The Plan shall be administered by our board of directors. The Board shall have the power and authority to grant awards consistent with the terms of the Plan.

Stock Issuable Under the Plan. Originally, the total number of options that could be granted under the 2002-2003 Stock Option Plan was not to exceed 26,666 shares. In September 2007, our stockholders approved a proposal to amend and restate the 2002-2003 Stock Option Plan to increase the number of shares issuable to 66,666. On October 14, 2008, our stockholders approved a proposal to amend and restate the 2002-2003 Stock Option Plan to (i) rename it the EnerJex Resources, Inc. Stock Incentive Plan (the "Stock Incentive Plan"), (ii) increase the maximum number of shares of our common stock that may be issued under the Stock Incentive Plan from 66,666 to 83,333, and (iii) add restricted stock as an eligible award that can be granted under the Stock Incentive Plan.

Eligibility. Grantees under the Plan will be such officers, directors, full or part-time employees, and other key persons (including consultants and prospective employees) of us and our subsidiaries, if any, as are selected from time to time by the board in its sole discretion.

Stock Options. Any stock option granted under the Plan shall be in such form as the board may from time to time approve. Stock options granted under the Plan may be non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees of us or any subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code.

Exercise Price. Non-qualified stock options will be granted by the committee with an option price equal to the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. The governance, compensation and nominating committee may, in its discretion, determine to price the non-qualified option at a different price. In no event may the option price with respect to an incentive stock option granted under the plans be less than the fair market value of such common stock to which the incentive stock option relates on the date the incentive stock option is granted. However the price of an incentive stock option will not be less than 110% of the fair market value per share on the date of the grant in the case of an individual then owning more than 10% of the total combined voting power of all of our classes of stock.

Option Term. Each option granted under the stock option plan will be assigned a time period for exercising not to exceed ten years after the date of the grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised. Generally, all options under this plan terminate 90 days after a change of control if the option holder is terminated other than for cause.

Restricted Stock. Restricted stock will have full dividend, voting and other ownership rights, unless otherwise indicated in the applicable award agreement pursuant to which it is granted. If any dividends or distributions are paid in shares of common stock during the restricted period, the applicable award agreement may provide that such shares will be subject to the same restrictions as the restricted stock with respect to which they were paid.

Amendments and Termination. The board may, at any time, amend or discontinue the Plan. We must obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Internal Revenue Code or other applicable law, including the requirements of any exchange or quotation system on which our common stock is listed or quoted. Such plan amendments are subject to approval by our stockholders entitled to vote at a meeting of stockholders. We may not amend, alter, suspend, or terminate the Plan if doing so would impair the rights of any holder, unless both the holder and the Plan's administrator agree in writing and sign the writing. As amended, the 2002-2003 plan terminated on August 1, 2012, and no options will be granted under this plan after that date.

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The 2013 Stock Incentive Plan

Our board of directors and stockholders have approved and adopted the EnerJex Resources, Inc., 2013 Stock Incentive Plan, which we refer to herein as the "Plan."

Summary of the Plan

The following is a summary of certain principal features of the Plan.

Administration of Plan; Board Authority to Select Grantees and Determine Awards. The Plan shall be administered by our board of directors. The Board shall have the power and authority to grant awards consistent with the terms of the Plan. The board may delegate this authority to a compensation committee of the board.

Stock Issuable Under the Plan; Mergers; Substitutions. The number of shares of stock initially reserved and available for issuance under the Plan shall be 333,300 shares, subject to adjustment as provided in Section 3.1(b) of the Plan. Pursuant to Section 3.1(b), we will increase the number of shares reserved and set aside annually on each January 1st by the lowest of the following: (i) five percent (5.0%) of the number of shares of stock issued and outstanding on the immediately preceding December 31st, (ii)  33,333 shares, or (iii) such lesser number of shares as is determined by the board. For purposes of this limitation, the shares of stock underlying any awards that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) shall be added back to the shares of stock available for issuance under the Plan. Subject to such overall limitations, shares of stock may be issued up to such maximum number pursuant to any type or types of award. The shares available for issuance under the Plan may be authorized but unissued shares of stock or shares of stock reacquired by us.

Eligibility. Grantees under the Plan will be such officers, directors, full or part-time employees, and other key persons (including consultants and prospective employees) of us and our subsidiaries, if any, as are selected from time to time by the board in its sole discretion.

Stock Options. Any stock option granted under the Plan shall be in such form as the board may from time to time approve. Stock options granted under the Plan may be non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees of us or any subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code.

Exercise Price. The exercise price per share for the stock covered by a stock option shall be determined by the board at the time of grant but shall not be less than 100% of the fair market value on the date of grant. In the case of an incentive stock option that is granted to a 10% owner, the option price of such Incentive stock option shall be not less than 110% of the fair market value on the grant date.

Option Term. The term of each stock option shall be fixed by the board, but no stock option shall be exercisable more than 10 years after the date the stock option is granted. In the case of an incentive stock option that is granted to a 10% owner, the term of such stock option shall be no more than 5 years from the date of grant.

Unrestricted and Restricted Stock Awards. The board may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the board) an unrestricted stock Award or restricted stock award under the Plan. Unrestricted stock awards and restricted stock awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

Amendments and Termination. The board may, at any time, amend or discontinue the Plan. We must obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Internal Revenue Code or other applicable law, including the requirements of any exchange or quotation system on which our common stock is listed or quoted. Such plan amendments are subject to approval by our stockholders entitled to vote at a meeting of stockholders. We may not amend, alter, suspend, or terminate the Plan if doing so would impair the rights of any holder, unless both the holder and the Plan's administrator agree in writing and sign the writing. The 2013 plan terminates on June 6, 2023, and no options will be granted under this plan after that date.

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Employment Agreements

Robert G. Watson, Jr. - Chief Executive Officer

On December 31, 2010, EnerJex and Robert G. Watson, Jr., entered into an Employment Agreement pursuant to which (i) we agreed to employ Mr. Watson as our chief executive officer for a term ending on December 31, 2012, (ii) we will pay to Mr. Watson base compensation of $150,000 plus such discretionary cash bonus as our Board of Directors determines to be appropriate, (iii) we granted to Mr. Watson an option for the purchase of 60,000 shares of common stock at $6.00 per share, (A) in which option he will vest in equal monthly increments over a period of 48 months, and in full upon a change of control of the company or the sale of all or substantially all of its assets, and (B) which option will have a term of five (5) years, and (iv) if we terminate Mr. Watson's employment without "Cause" (as defined in the Employment Agreement), then we will pay to Mr. Watson as severance pay (A) the Base Compensation that would have accrued during the remainder of the term of that Employment Agreement, and (B) if that termination occurs after 16 months of employment, we also will pay to Mr. Watson additional severance pay in the amount of $100,000.

On December 31, 2012, we entered into an amended and restated employment agreement with Robert G. Watson, Jr. as Chief Executive Officer of EnerJex for a two-year period commencing December 31, 2012. The employment agreement provides for an annual base salary of $225,000 per year.

Douglas M. Wright - Chief Financial Officer

On August 15, 2012, EnerJex and Douglas M. Wright, entered into an Employment Agreement pursuant to which we will employ Mr. Wright as our chief financial officer, (ii) we will pay to Mr. Wright base compensation of $140,000 plus such discretionary cash bonus as our chief executive officer determines to be appropriate, and (iii) if we terminate Mr. Wright's employment without "Cause" (as defined in the Employment Agreement), then we will pay to Mr. Wright $32,500 as severance pay after six (6) months of employment.

Termination Under the Equity Plans

Under our 2000/2001 Stock Option Plan, if the person receiving the option (the optionee) ceases to be employed by us for any reason other than for disability or cause, the optionee's options will expire not later than 3 months afterwards. During this 3 month period and prior to the time the option expires under the terms of the option, the optionee may exercise any option that we have granted to him, but only to the extent that the options were exercisable on the date of termination of his employment. Unless exercised during this period, these options will expire at the end of the 3 month period unless the options are to terminate sooner under the terms and conditions of the option. The decision as to whether a termination for a reason other than disability, cause or death has occurred is made by the board of directors, whose decision shall be final and conclusive. If an optionee ceases to be employed by us for reason of disability, the optionee's options will expire not later than 1 year after the date that he or she is terminated. During this 1 year period and prior to the expiration of the option under its terms, the optionee may exercise any option granted to him, but only to the extent that the options were exercisable on the date of termination of his employment because of his or her disability. Except as so exercised, optionee's options will expire at the end of the 1 year period unless the options are to terminate sooner under the terms and conditions of the option. The decision as to whether a termination by reason of disability has occurred is determined by the board.

Under our Amended and Restated 2002-2003 Stock Option Plan, if an optionee ceases to be employed by, or ceases to have a relationship with us for any reason other than for disability or cause, the optionee's options will expire not later than three 3 months thereafter. During the three month period and prior to the expiration of the option by its terms, the optionee may exercise any option granted to him, but only to the extent such options were exercisable on the date of termination of his employment or relationship and except as so exercised, such options shall expire at the end of such three month period unless such options by their terms expire before such date. The decision as to whether a termination for a reason other than disability, cause or death has occurred are made by the governance, compensation and nominating committee, whose decision shall be final and conclusive, except that employment shall not be considered terminated in the case of sick leave or other bona fide leave of absence approved by us.

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Under our 2013 Plan, if the optionee ceases to be employed by us for any reason other than for death, disability or cause, the optionee's options will expire not later than 3 months afterwards. During this 3 month period and prior to the time the option expires under the terms of the option, the optionee may exercise any option that we have granted to him, but only to the extent that the options were exercisable on the date of termination of his employment. Unless exercised during this period, these options will expire at the end of the 3 month period unless the options are to terminate sooner under the terms and conditions of the option. The decision as to whether a termination for a reason other than disability, cause or death has occurred is made by the board of directors, whose decision shall be final and conclusive. If an optionee ceases to be employed by us for reason of death or disability, the optionee's options will expire not later than 180 days after the date that he or she is terminated. During this 180 day period and prior to the expiration of the option under its terms, the optionee may exercise any option granted to him, but only to the extent that the options were exercisable on the date of termination of his employment because of his or her disability. Except as so exercised, optionee's options will expire at the end of the 180 day period unless the options are to terminate sooner under the terms and conditions of the option. The decision as to whether a termination by reason of disability has occurred is determined by the board.

Termination Under the Employment Agreements

Termination Without Cause or Disability, Including a Change in Control

Under Mr. Watson's employment agreement, if Mr. Watson is terminated not for cause or disability, we will pay Mr. Watson all accrued and unpaid wages, including for accrued and unused vacation time and any annual bonus accrued through the date of termination. In addition, he will receive the salary that he would have earned through December 31, 2014. If Mr. Watson is terminated after June 31, 2014, he will also receive an additional sum of $150,000.

Under Mr. Wright's employment agreement, if Mr. Wright is terminated not for cause or disability, we will pay Mr. Wright all accrued and unpaid wages, including for accrued and unused vacation time and any annual bonus accrued through the date of termination. If Mr. Wright is terminated after February 15, 2014, he will also receive an additional sum of $35,000.

Termination Because of Disability

Under Mr. Watson's and Mr. Wright's employment agreements, if the employee is terminated because of disability, he is entitled to receive all accrued and unpaid wages, including for accrued and unused vacation time and any annual bonus accrued through the date of termination.

Option Exercises for Fiscal 2013

There were no options exercised by our Named Executive Officers in fiscal year 2013.

Grants of Plan-Based Awards in Fiscal Year 2013

We have granted to Mr. Wright an option expiring on July 31, 2017, to purchase 50,000 shares of our common stock at a cash exercise price equal to $10.50. The options will vest in six equal tranches of 8,333 options every six months over a three year period, and Mr. Wright must exercise the options within three months of employment termination or forfeit them.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table lists the outstanding equity incentive awards held by our named executive officers as of the fiscal year ended December 31, 2013.

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	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	Exercisable	Unexercisable	Price	Expiration
	(#)	(#)	($)	Date

Robert G. Watson, Jr.	45,000	15,000	$6.00	12/31/2015
Douglas M. Wright	25,000	25,000	$10.50	12/31/2022
David L. Kunovic	-	50,000	$10.50	12/31/2023

Director Compensation

The following table sets forth summary compensation information for the period ended December 31, 2013, for each of our non-employee directors.

	Fees Earned	Stock	Option	All Other
	or Paid in Cash	Awards	Awards (2)	Compensation	Total
Name	$	$	$	$	$
James G. Miller	$25,000	$-	$-	$-	$25,000
Lance W. Helfert	$-	$-	$-	$-	$-
Richard E. Menchaca	$25,000	$-	$-	$-	$25,000

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information as of June 13, 2014 with respect to the beneficial ownership of our capital stock:

•	each person known by EnerJex that beneficially own more than five percent of any class of voting securities;
•	each director of the Company;
•	each named executive officer of the Company; and
•	all directors and executive officers as a group.

Percentage of beneficial ownership is calculated based on 7,326,935 shares of EnerJex common stock outstanding and 4,779,460 shares of EnerJex Series A preferred stock outstanding as of June 2, 2014, which are convertible into 318,630 shares of common stock. All share amounts have been adjusted to reflect the 1-for-15 reverse stock split of our common stock that occurred on May 30, 2014.

The number of shares beneficially owned by a person includes shares subject to options and warrants held by that person that are currently exercisable or that become exercisable within 60 days of June 2, 2014. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options and warrants currently exercisable or that become exercisable within 60 days of June 2, 2014 are outstanding for the purpose of computing the percentage of capital stock of the Company owned by such person or group. However, such unissued shares of capital stock are not deemed to be outstanding for calculating the percentage of capital stock owned by any other person. EnerJex believes that the beneficial owners of capital stock listed in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

In addition to the reported beneficial ownership, we expect that all of the natural persons listed in the following table will be eligible to participate in the directed share program described below under "Underwriting" and may purchase additional shares of our common stock pursuant to such program.

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		Percent of Outstanding
Name and Address of Beneficial Owner (1)	Number of Shares	Shares of Common Stock (2)
Robert G. Watson, Jr., CEO/President and Director (3)	320,416	4.3%
R. Atticus Lowe, Director (4)(5)(7)	3,887,695	53.1%
Lance W. Helfert, Director (4)(5)(6)	3,892,589	53.1%
James G. Miller, Director	149,942	2.0%
West Coast Opportunity Fund LLC (4)	3,439,524	46.9%
1205 Coast Village Road
Montecito, CA 93108
Montecito Venture Partners, LLC (5)	439,598	6.0%
1205 Coast Village Road
Montecito, California 93108
Orfalea Family Revocable Trust	600,897	8.2%
Newman Family Trust	366,666	5.0%
Douglas M. Wright, Chief Financial Officer(6)	51,944	0.7%
David L. Kunovic, Executive Vice President	5,633	0.1%
Richard E. Menchaca, Director	5,000	0.1%
Directors and Executive Officers as a Group (7 persons) (3)(4)(5)	4,434,081	59.8%

(1)	As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). Except as otherwise described above, the address of each person is care of the Registrant, 4040 Broadway, Suite 508, San Antonio, Texas 78209.
(2)	Figures are rounded to the nearest tenth of a percent.
(3)	Includes 266,666 shares held by RGW Energy, LLC, of which Mr. Watson is the sole member, and 53,750 shares under an option granted to Mr. Watson to purchase 60,000 shares of common stock at $6.00 per share. Mr. Watson vests in that option in equal monthly increments over 48 months commencing January 1, 2011.
(4)	West Coast Asset Management, Inc. (the "Managing Member") is the Managing Member of West Coast Opportunity Fund, LLC, which directly owns all of the shares listed opposite its name in the table above. Lance W. Helfert and R. Atticus Lowe serve on the investment committee of the Managing Member. Each Reporting Person disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(5)	Montecito Venture Partners, LLC is a controlled affiliate of West Coast Asset Management, Inc. Includes 2,417,660 shares of Series A preferred stock that is convertible into 161,177 shares of our common stock (which will be exchanged for shares of Series A preferred stock offered hereby and shares of common stock). Mr. Lowe and Mr. Helfert are the Managers of Montecito Venture Partners, LLC, which directly owns all of the shares listed opposite its name in the table above. Each Reporting Person disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(6)	Includes 20,000 shares held by Mr. Wright and 31,944 shares under an option agreement granting Mr. Wright the option to purchase 50,000 shares of common stock at $10.50 per share. Mr. Wright vested 16,666 shares in that option during August 2013 and vests the remainder in equal monthly increments over 24 months thereafter.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The EnerJex board of directors has delegated to the audit committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions. If it is not feasible for the audit committee to take an action with respect to a proposed related party transaction, the EnerJex board of directors or another committee of the EnerJex board of directors, may approve or ratify it. No member of the EnerJex board of directors or any committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.

EnerJex's policy defines a "related party transaction" as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which EnerJex (including any of its subsidiaries) were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest.

Prior to entering into or amending any related party transaction, the party involved must provide notice to EnerJex of the facts and circumstances of the proposed transaction, including:

•	the related party's relationship to EnerJex and his or her interest in the transaction;
•	the material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;
•	the purpose and benefits of the proposed related party transaction with respect to EnerJex;
•	if applicable, the availability of other sources of comparable products or services; and
•	an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

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If EnerJex determines the proposed transaction is a related party transaction and the amount involved will or may be expected to exceed $10,000 in any calendar year, the proposed transaction is submitted to the audit and finance committee for its prior review and approval or ratification. In determining whether to approve or ratify a proposed related party transaction, the audit committee will consider, among other things, the following:

•	the purpose of the transaction;
•	the benefits of the transaction to EnerJex;
•	the impact on a director's independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, shareholder or executive officer;
•	the availability of other sources for comparable products or services;
•	the terms of the transaction; and
•	the terms available to unrelated third parties or to employees generally.

Related party transactions that involve $10,000 or less must be disclosed to the audit committee but are not required to be approved or ratified by the audit committee.

EnerJex also produces quarterly reports to the audit committee of any amounts paid or payable to, or received or receivable from, any related party. These reports allow EnerJex to identify any related party transactions that were not previously approved or ratified. In that event, the transaction will be promptly submitted to the audit committee for consideration of all the relevant facts and circumstances, including those considered when a transaction is submitted for pre-approval. Under EnerJex's policy, certain related party transactions as defined under the policy, such as certain transactions not requiring disclosure under the rules of the SEC, will be deemed to be pre-approved by the audit committee and will not be subject to these procedures.

On July 23, 2013, EnerJex, BRE Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of EnerJex (Merger Sub), and Black Raven Energy, Inc., a Nevada corporation (Black Raven), entered into an agreement and plan of merger pursuant to which Black Raven would be merged with and into Merger Sub and after which Black Raven would be a wholly owned subsidiary of EnerJex. On September 27, 2013, the transactions contemplated by the Merger Agreement were successfully completed.

West Coast Opportunity Fund, LLC ("WCOF") received 2,733,693 shares of EnerJex common stock in exchange for 123,539,227 shares of Black Raven common stock in connection with the agreement and plan of merger. West Coast Asset Management, Inc. is the managing member of WCOF. Two of our directors, Lance W. Helfert and R. Atticus Lowe serve on the investment committee of the managing member. Mr. Lowe was on the board of directors of Black Raven at the time of the merger.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

EnerJex currently is authorized to issue 250,000,000 shares of common stock, $0.001 par value per share, 4,779,460 shares of EnerJex Series A preferred stock, $0.001 par value per share, and 25,000,000  shares of undesignated preferred stock, $0.001 par value per share.

As of June 2, 2014, EnerJex had 7,326,935 shares of EnerJex common stock outstanding, and an aggregate of 333,333 shares of EnerJex common stock reserved for issuance upon the exercise of outstanding stock options granted under the EnerJex Resources, Inc. 2013 Stock Incentive Plan.

As of June 2, 2014, EnerJex had 4,779,460 shares of EnerJex Series A preferred stock outstanding. Effective immediately prior to the issuance and sale of shares of Series A preferred stock pursuant to this registration statement, we will adopt the Amended and Restated Certificate of Designation in the form being filed as an exhibit to the registration statement of which this prospectus forms a part and thereby modify the terms of the Series A preferred stock as set forth therein and as described in this prospectus. Concurrently with the adoption and filing of such Amended and Restated Certificate of Designation, the holders of our existing Series A preferred stock, which was previously convertible into shares of our common stock on a one-for-1/15th basis upon repayment of the remaining original principal value, will exchange each outstanding share of such existing Series A preferred stock for (i) 1/15th of 1 share of Common Stock and (ii) a number of shares of Series A preferred stock equal to the quotient determined by dividing (x) that portion of the holder's remaining original Series A preferred stock principal value, by (y) the original issue price per share at which we sell our shares of Series A preferred stock under this registration statement. That share exchange will be effected under the Exchange Agreement in the form being filed as an exhibit to the registration statement of which this prospectus forms a part.

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As a result of that share exchange, 112,658 shares of Series A preferred stock will be issued and outstanding; those shares are not being registered under this registration statement of which this prospectus forms a part, but will be eligible for resale in the public capital markets under Rule 144. Holders representing at least 95% of such shares are executing with EnerJex a lock-up agreement, under which each such holder has agreed not to sell such shares in the public capital markets for a period of 90 days after the date of the final prospectus.

 Common Stock

For all matters submitted to a vote of EnerJex stockholders, each holder of EnerJex common stock is entitled to one vote for each share registered in the holder's name on EnerJex's books. EnerJex common stock does not have cumulative voting rights. The holders of a majority of the shares of EnerJex common stock can elect all of the directors standing for election. Subject to limitations under Nevada law and preferences that may be applicable to any then outstanding preferred stock, holders of EnerJex common stock are entitled to receive ratably those dividends, if any, as may be declared by the EnerJex board of directors out of legally available funds. Upon the liquidation, dissolution or winding up of EnerJex, the holders of EnerJex common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of EnerJex's debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. All shares of outstanding EnerJex common stock are fully paid and nonassessable. Holders of EnerJex common stock do not have preemptive or subscription rights, and they have no right to convert their EnerJex common stock into any other securities. There are no redemption or sinking fund provisions applicable to the EnerJex common stock. The rights, preferences and privileges of the holders of EnerJex common stock are subject to the rights of the holders of any series of preferred stock which EnerJex may designate in the future. EnerJex's articles of incorporation and bylaws do not restrict the ability of a holder of EnerJex common stock to transfer the holder's shares of EnerJex common stock.

The common stock is currently quoted on the OTCBB under the symbol “ENRJ." We have been cleared to submit a listing application to the NYSE MKT. Our ability to become listed on the NYSE MKT is subject to, among other things, maintaining a minimum market price for our common stock for a sufficient period of time as determined by the NYSE MKT. We anticipate that the trading symbol for our common stock on the NYSE MKT will be "ENRJ."

Effective after closing of trading in our common stock on May 30, 2014, we effected a 1-for-15 reverse stock split, by which each share of our common stock was reclassified, and changed into 1/15th of a fully paid and nonassessable share of common stock. In lieu of fractions of a share, we are paying to holders of fractions of a share, after the reverse stock split, cash equal to $11.25 per share, which was the minimum value designated in the amended and restated certificate of designations effecting the reverse split. All shares held by each stockholder are aggregated for purposes of determining whether that stockholder holds fractions of a share immediately after the reverse stock split.

Preferred Stock

The EnerJex board of directors is authorized, without approval of EnerJex stockholders subject to any limitations prescribed by law, to issue up to an aggregate of 25 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. The rights of the holders of EnerJex common stock and Series A preferred stock (with the prior approval of the holders of a two-thirds of the issued and outstanding shares of the Series A Preferred Stock) will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The EnerJex board of directors could authorize the issuance of shares of preferred stock with terms and conditions more favorable than the EnerJex common stock or Series A preferred stock (with the prior approval of the holders of a two-thirds of the issued and outstanding shares of the Series A preferred stock) and with rights that could adversely affect the voting power or other rights of holders of the EnerJex common stock or Series A preferred stock. Prior to issuance of shares of each series of undesignated preferred stock, the EnerJex board of directors is required by the Nevada Revised Statutes and EnerJex's amended and restated articles of incorporation to adopt resolutions and file a Certificate of Designations with the Secretary of State of the State of Nevada, fixing for each such series the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series. If such new series of preferred stock has rights that are senior or equal to those of the Series A preferred stock with respect to dividends or liquidation proceeds, then the terms of such new series must be approved by holders of two-thirds of the issued and outstanding shares of Series A preferred stock. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of EnerJex.

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Anti-Takeover Effects of Provisions of EnerJex's Amended and Restated Articles of Incorporation and Bylaws and Nevada Law

Some provisions of EnerJex's amended and restated articles of incorporation and bylaws and Nevada law contain provisions that could make the following transactions more difficult: an acquisition of EnerJex by means of a tender offer; an acquisition of EnerJex by means of a proxy contest or otherwise; or removal of EnerJex's incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that EnerJex stockholders may otherwise consider to be in their best interest or in EnerJex's best interests, including transactions that might result in a premium over the market price for EnerJex's shares.

These provisions, summarized below, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of EnerJex to first negotiate with the EnerJex board of directors. The EnerJex board of directors believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure EnerJex outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Articles of Incorporation and Bylaws

The following provisions in EnerJex's amended and restated articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control or change in EnerJex's management, including transactions that EnerJex stockholders may otherwise consider to be in their best interest or in EnerJex's best interests, including transactions that might result in a premium over the market price for EnerJex's shares.

•	Authorized But Unissued Capital Stock. EnerJex has shares of common stock and undesignated preferred stock available for future issuance without stockholder approval. EnerJex may use these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or to facilitate corporate acquisitions or for payment as a dividend on its capital stock. The existence of unissued and unreserved capital stock may enable the EnerJex board of directors to issue shares to persons friendly to current management that could render more difficult or discourage a third-party attempt to obtain control of EnerJex by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of EnerJex's management. In addition, the ability to authorize undesignated preferred stock makes it possible for the EnerJex board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of EnerJex. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of EnerJex.
•	Stockholder Meetings. EnerJex's amended and restated bylaws provide that a special meeting of stockholders may be called only by EnerJex's chairman of the board, president and chief executive officer, or by the EnerJex board of directors.
•	Requirements for Advance Notification of Stockholder Nominations and Proposals. EnerJex's amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the EnerJex board of directors or a committee of the EnerJex board of directors.
•	No Cumulative Voting Rights. EnerJex's amended and restated articles of incorporation and bylaws do not provide for cumulative voting rights. The holders of a majority of the shares of common stock entitled to vote in any election of directors, voting together as a single class, can elect all of the directors standing for election.

Nevada Anti-Takeover Law

As a Nevada corporation, EnerJex is subject to Section 78.411 to 78.444 of the Nevada Revised Statutes. This law prohibits a publicly-held Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 78-416 of the Nevada Revised Statues defines "business combination" to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10 percent or more of the corporation's assets involving the interested stockholder;
•	in general, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Limitation of Liability and Indemnification

EnerJex's amended and restated articles of incorporation contains certain provisions permitted under the Nevada Revised Statutes relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law.

In addition, EnerJex's amended and restated articles of incorporation contain provisions to indemnify EnerJex's directors and officers to the fullest extent permitted by the Nevada Revised Statutes.

Transfer Agent and Registrar

The transfer agent and registrar for EnerJex common stock and Series A preferred stock is Standard Registrar & Transfer Co., Inc.

DESCRIPTION OF OUR SERIES A PREFERRED STOCK

The terms of the Series A preferred stock are contained in an amended and restated certificate of designation that amends our articles of incorporation, as amended. The following description is a summary of the material provisions of the Series A preferred stock and the amended and restated certificate of designation. It does not purport to be complete. We urge you to read the amended and restated certificate of designation because it, and not this description, defines your rights as a holder of shares of Series A preferred stock. As used in this section, the terms “EnerJex,” “us,” “we” or “our” refer to EnerJex Resources, Inc. and not any of its subsidiaries.

General

When issued, the Series A preferred stock offered hereby will be validly issued, fully paid and non-assessable. The holders of the Series A preferred stock have no preemptive rights with respect to any of our stock or any securities convertible into or carrying rights or options to purchase any such stock. The Series A preferred stock is not subject to any sinking fund or other obligation of us to redeem or retire the Series A preferred stock, but we may redeem the Series A preferred stock as described below under “Redemption.” Unless redeemed or repurchased by us, the Series A preferred stock will have a perpetual term with no maturity.

The Series A preferred stock will be issued and maintained in book-entry form registered in the name of the nominee, The Depository Trust Company, except in limited circumstances. See “Book-Entry Procedures” below.

Ranking

The Series A preferred stock ranks:

•	senior to our common stock and any other equity securities that we may issue in the future, the terms of which do not specifically provide that such equity securities rank senior to or on parity with such Series A preferred stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares;”
•	equal to any shares of equity securities that we may issue in the future, the terms of which do not specifically provide that such equity securities are junior or senior with such Series A preferred stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “parity shares” (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A preferred stock);
•	junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series A preferred stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a two-thirds of the outstanding shares of Series A preferred stock), referred to, as “senior shares;” and
•	junior to all our existing and future indebtedness.

Dividends

Holders of the Series A preferred stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10% per annum of the $25.00 per share liquidation preference, equivalent to $2.50 per annum per share. Dividends will accrue on a daily basis and be computed on the basis of a 360-day year consisting of twelve 30-day months.

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With respect to monthly dividend periods, the dividend payment date shall be each the last day of each calendar month, commencing July 31, 2014. The record date for each monthly dividend period shall be the 15th day of the calendar month in which the dividend payment date falls. Holders of Series A preferred stock will only be entitled to dividend payments for each monthly dividend period pursuant to which they are the holder of record as of the applicable record date. Dividends will generally be payable monthly in arrears on the dividend payment date; provided, that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday. We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable record date.

We will not declare or pay or set aside for payment any dividend on the shares of Series A preferred stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments. See the risk factor entitled “We could be prevented from paying dividends on the Series A preferred stock” on page 7 of this prospectus for additional information.

Notwithstanding the foregoing, however, dividends on the shares of Series A preferred stock will accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our existing or future indebtedness, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. Except as otherwise provided, accrued but unpaid distributions on the shares of Series A preferred stock will not bear interest, and holders of the shares of Series A preferred stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our dividends on the shares of Series A preferred stock will be credited to the previously accrued dividends on the shares of Series A preferred stock. We will credit any dividends paid on the shares of Series A preferred stock first to the earliest accrued and unpaid dividend due.

We may not declare or pay any dividends, or set aside any funds for the payment of dividends, on shares of common stock or other junior shares, or redeem, purchase or otherwise acquire shares of common stock or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the shares of Series A preferred stock for all past dividend periods.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the shares of Series A preferred stock and all parity shares, the amount which we have declared will be allocated pro rata to the shares of Series A preferred stock and to each parity share so that the amount declared for each share of Series A preferred stock and for each parity share is proportionate to the accrued and unpaid distributions on those shares.

Failure to Make Dividend Payments

If we have committed a default by failing to pay the accrued cash dividends on the outstanding Series A preferred stock in full for any six consecutive or non-consecutive monthly periods, which we refer to as a dividend default, then until we have paid all accrued dividends on the shares of our Series A preferred stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full the annual dividend rate on the Series A preferred stock will be increased to 12% per annum, which we refer to as the Penalty Rate, commencing on the first day after the dividend payment date on which such dividend default occurs. Thereafter, the Penalty Rate shall be increased by 1% each successive time we fail to pay the accrued cash dividends on the outstanding Series A preferred stock, up to a maximum of 15%.

If we have committed a dividend default by failing to pay the accrued cash dividends on the outstanding Series A preferred stock in full for any six consecutive or non-consecutive monthly periods, then until we have paid all accrued dividends on the shares of our Series A preferred stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full the holders of our Series A preferred stock will have the voting rights described below. In addition, for any period in which we fail to pay the accrued cash dividends in full on the outstanding Series A preferred stock in full for any six consecutive or non-consecutive monthly periods, we can elect to pay dividends on the Series A preferred stock, including all accrued but unpaid dividends, by issuing to the holders thereof (i) if our common stock is then listed on a National Market and to the extent permitted under the rules of the National Market on which such shares are listed, shares of our common stock (based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (ii) if our common stock is not listed on a National Market, additional shares of Series A preferred stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share.

A dividend default will be cured and the stated distribution rate restored once we have paid all accumulated and unpaid dividends in full and have paid dividends at the Penalty Rate in full for each month, either in cash or equity as described above, unless we again fail to pay any monthly dividend for any future month.

Failure to Maintain National Market Listing of Series A Preferred Stock

If we fail to maintain the listing of the Series A preferred stock on a National Market, for a period of 180 consecutive days, which we refer to as a listing default, then the annual dividend rate on the Series A preferred stock will be increased to the Penalty Rate of 12% per annum (without further increases) and holders of Series A preferred stock will have the voting rights described below. See “Voting Rights” below. A listing default will be cured and the stated distribution rate restored once the Series A preferred stock has been listed on a National Market, unless the Series A preferred stock is again not listed.

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Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of junior shares in the distribution of assets, the holders of Series A preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not declared) accrued and unpaid to, but not including, the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A preferred stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series A preferred stock and all other such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us.

The amended and restated certificate of designation for the Series A preferred stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A preferred stock.

Redemption

Optional Redemption

We may not redeem the Series A preferred stock prior to June 16, 2017, except pursuant to the special redemption upon a Change in Control discussed below. On or after June 16, 2017, we, at our option, upon not less than 30 nor more than 90 days’ written notice, may redeem the Series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but not including, the date fixed for redemption, without interest.

Special Redemption Upon Change of Control

Upon the occurrence of a Change of Control, we will have the option upon written notice mailed by us, not less than 30 nor more than 90 days prior to the redemption date and addressed to the holders of record of the Series A preferred stock to be redeemed, to redeem the Series A preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at the following price:

Redemption Date	Redemption Price per share(1)
On or before June 15, 2015	$ 25.75
After June 15, 2015 and on or before June 16, 2016	$ 25.50
After June 16, 2016 and on or before June 15, 2017	$ 25.25
After June 16, 2017	$ 25.00

(1)	plus accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date

A "Change of Control" shall be deemed to have occurred on the date (i) that a "person," "group" or "entity" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of our total voting stock; (ii) that we sell, transfer, or otherwise dispose of all or substantially all of our assets; or (iii) of the consummation of a merger or share exchange of us with another entity where our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of our board of directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange. For purposes of determining whether a “Change of Control” has occurred, any “group” that exists on the issuance date of the Series A preferred stock offered hereby shall be disregarded.

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General Provisions

Unless full cumulative dividends on all Series A preferred stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A preferred stock or parity shares shall be redeemed unless all outstanding Series A preferred stock and parity shares are simultaneously redeemed. Furthermore, unless full cumulative dividends on all outstanding Series A preferred stock and parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Series A preferred stock or parity shares; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A preferred stock and parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A preferred stock and parity shares.

If fewer than all of the outstanding Series A preferred stock is to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series A preferred stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series A preferred stock will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to the redemption date.

Procedures

Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Series A preferred stock at the address shown on our share transfer books. Each notice shall state:

•	the redemption date,
•	the redemption price per share of Series A preferred stock, plus any accrued and unpaid dividends to, but not including, the date of redemption,
•	the number of shares of Series A preferred stock to be redeemed,
•	the place or places where any certificates issued for Series A preferred stock other than through the DTC book entry described below, are to be surrendered for payment of the redemption price,
•	that dividends on the Series A preferred stock will cease to accrue on such redemption date,
•	that the shares of Series A preferred stock are being redeemed pursuant to our redemption right, and
•	any other information required by law or by the applicable rules of any exchange upon which the Series A preferred stock may be listed or admitted for trading.

If fewer than all outstanding shares of Series A preferred stock is to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series A preferred stock to be redeemed from each such holder.

Upon issuing a notice of redemption, we shall deposit with our registrar and transfer agent the redemption price (including accrued and unpaid dividends) and give the registrar and transfer agent irrevocable instructions and authority to pay such amount to any holder of the Series A preferred stock properly redeeming its shares. For any Series A preferred stock held through DTC book entry, on or prior to the redemption date, the registrar and transfer agent shall deposit the redemption price (including accrued and unpaid dividends) of the Series A preferred stock so called for redemption with DTC in trust for the nominee holders thereof. Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series A preferred stock at the end of two years after the redemption date will be returned to us by the registrar and transfer agent.

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After the redemption date, the redeemed shares of the Series A preferred stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the redemption date.

On or after the redemption date, each holder of shares of Series A preferred stock that holds a certificate other than through the DTC book entry described below must present and surrender each certificate representing its Series A preferred stock to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A preferred stock as the owner thereof, each surrendered certificate will be canceled and the shares will be retired and restored to the status of undesignated, authorized shares of preferred stock.

If we redeem any shares of Series A preferred stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.

Voting Rights

If and whenever a dividend default or listing default has occurred, the number of directors then constituting our board of directors will increase by two, and the holders of Series A preferred stock, voting together as a class with the holders of any other parity shares upon which like voting rights have been conferred (any such other series, being “voting preferred shares”), will have the right to elect two additional directors to serve on our board of directors at any meeting of stockholders called for the purpose of electing directors until such dividend default or listing default has been cured. The term of office of all directors so elected will terminate with the termination of such voting rights, provided however that such voting rights shall be reinstated upon any subsequent dividend default or listing default.

The approval of holders of two-thirds of the outstanding Series A preferred stock, voting as a separate class, is required in order to:

•	amend our articles of incorporation if such amendment materially and adversely affects the rights, preferences or voting power of the holders of the Series A preferred stock, provided that an increase of the authorized number of preferred stock shall be deemed to not adversely affect the rights, preferences or voting power of the holders of Series A preferred stock;
•	create or issue any class or series of parity shares or senior shares.

Except as provided above, the holders of Series A preferred stock are not entitled to vote.

Book-Entry Procedures

The Depository Trust Company & Clearing Corporation, which we refer to as DTC, will act as securities depositary for the Series A preferred stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A preferred stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series A preferred stock that you purchase, unless DTC’s services are discontinued as described below.

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Title to book-entry interests in the Series A preferred stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the Series A preferred stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A preferred stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as “Direct Participants”, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE Amex, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as “Indirect Participants.” The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase the Series A preferred stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series A preferred stock on DTC’s records. You, as the actual owner of the Series A preferred stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series A preferred stock is credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A preferred stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the Series A preferred stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series A preferred stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our articles of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the outstanding shares of Series A preferred stock are being redeemed, DTC will reduce each Direct Participant’s holdings of Series A preferred stock in accordance with its procedures.

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In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series A preferred stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series A preferred stock is credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series A preferred stock will be made directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A preferred stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A preferred stock. In that event, we will print and deliver certificates in fully registered form for the Series A preferred stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A preferred stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Initial settlement for the Series A preferred stock will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Subject to the assumptions, qualifications, and limitations set forth below, the following is the opinion of Reicker, Pfau, Pyle & McRoy LLP, counsel to EnerJex, with respect to the material U.S. federal income tax consequences to “U.S. holders” and “Non-U.S. holders” (each as defined below) of the purchase, ownership and disposition of Series A preferred stock offered by the selling stockholders under this prospectus. Counsel’s opinions are limited to statements of U.S. federal income tax law and regulations and legal conclusions with respect thereto.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion only applies to purchasers who purchase and hold the Series A preferred stock as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of Series A preferred stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or holder of Series A preferred stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding Series A preferred stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens, or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion. Counsel’s opinions are an expression of professional judgment and are not a guarantee of a result and are not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that counsel’s opinions set forth herein will be sustained if challenged by the Internal Revenue Service.

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If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Series A preferred stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our Series A preferred stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our Series A preferred stock.

THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES A PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SERIES A PREFERRED STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER FEDERAL TAX LAW AND THE LAWS OF APPLICABLE STATE, LOCAL AND FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR SERIES A PREFERRED STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. holders:

You are a “U.S. holder” if you are a beneficial owner of Series A Preferred stock and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Distributions in General. If distributions are made with respect to our Series A preferred stock (whether in cash or our common stock), such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series A preferred stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the Series A preferred stock, the tax treatment of which is discussed below under “Material U.S. Federal Income Tax Consequences—U.S. holders: Disposition of Series A preferred stock, Including Redemptions.”

Dividends received by individual U.S. holders of Series A preferred stock will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual U.S. holder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual U.S. holders with respect to the Series A preferred stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series A preferred stock becomes ex-dividend. Also, if a dividend received by an individual U.S. holder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual U.S. holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such U.S. holder’s holding period for the stock. In addition, under the Patient Protection and 2010 Reconciliation Act (the “2010 Reconciliation Act”), dividends recognized after December 31, 2013, by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. Individual U.S. holders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

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Dividends received by corporations generally will be eligible for the dividends-received deduction. This deduction is allowed if the underlying stock is held for at least days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex-dividend date of the stock. If a corporate stockholder receives a dividend on the Series A preferred stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the corporate stockholder in certain instances must reduce its basis in the Series A preferred stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate stockholder’s basis, any excess will be taxed as gain as if such stockholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each domestic corporate holder of Series A preferred stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction and the application of Section 1059 of the Code to any dividends it receives.

Constructive Distributions on Series A Preferred Stock; EnerJex's Call Option. A distribution by a corporation of its stock deemed made with respect to its preferred stock is treated as a distribution of property to which Section 301 of the Code applies. If a corporation issues preferred stock that may be redeemed at a price higher than its issue price, the excess (a “redemption premium”) is treated under certain circumstances as a constructive distribution (or series of constructive distributions) of additional preferred stock.

The constructive distribution of property equal to the redemption premium would accrue without regard to the U.S. holder’s method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of original issue discount (“OID”) under Treasury regulations under Sections 1271 through 1275 of the Code (the “OID Rules”). The constructive distributions of property would be treated for U.S. federal income tax purposes as actual distributions of Series A preferred stock that would constitute a dividend, return of capital or capital gain to the U.S. holder of the stock in the same manner as cash distributions described under the heading “Material U.S. Federal Income Tax Consequences—U.S. holders: Distributions in General.” The application of principles similar to those applicable to debt instruments with OID to a redemption premium for the Series A preferred stock is uncertain.

The Company has the right to call the Series A preferred stock for redemption on or after June 16, 2017 (the “call option”). The stated redemption price of the Series A preferred stock upon the Company’s exercise of the call option is equal to the liquidation preference of the Series A preferred stock (i.e., $25, plus accrued and unpaid dividends) and is payable in cash.

If the redemption price of the Series A preferred stock exceeds the issue price of the Series A preferred stock upon the exercise of the call option, the excess will be treated as a redemption premium that may result in certain circumstances in a constructive distribution or series of constructive distributions to U.S. holders of additional Series A preferred stock. The redemption price for the Series A preferred stock should be the liquidation preference of the Series A preferred stock (i.e., $25, plus accrued and unpaid dividends). Assuming that the issue price of the Series A preferred stock is determined under principles similar to the OID Rules, the issue price for the Series A preferred stock should be the initial offering price at which a substantial amount of the Series A preferred stock is sold.

A redemption premium for the Series A preferred stock should not result in constructive distributions to U.S. holders of the Series A preferred stock if the redemption premium is less than a de minimis amount as determined under principles similar to the OID Rules. A redemption premium for the Series A preferred stock should be considered de minimis if such premium is less than 0.25% of the Series A preferred stock’s liquidation value of $25 at maturity, multiplied by the number of complete years to maturity. Because the determination under the OID Rules of a maturity date for the Series A preferred stock is unclear, the remainder of this discussion assumes that the Series A preferred stock is issued with a redemption premium greater than a de minimis amount.

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In addition, our call option should not require constructive distributions of the redemption premium if, based on all of the facts and circumstances as of the issue date, the redemption pursuant to the Company’s call option is not more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of OID under the OID rules. The fact that a redemption right is not described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. The Company believes that its right to redeem the Series A preferred stock should not be treated as more likely than not to occur under the foregoing test. Accordingly, no U.S. holder of Series A preferred stock should be required to recognize constructive distributions of the redemption premium because of the Company’s call option.

Disposition of Series A Preferred Stock, Including Redemptions. Upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series A preferred stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series A preferred stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series A preferred stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, under the 2010 Reconciliation Act, gains recognized after December 31, 2013, by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income.

A redemption of shares of the Series A preferred stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder’s holding period for such Series A preferred stock exceeds one year), equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series A preferred stock redeemed, except to the extent that any cash or the Company’s common stock or Series A preferred stock received is attributable to any accrued but unpaid dividends on the Series A preferred stock, which will be subject to the rules discussed above in “Material U.S. Federal Income Tax Consequences—U.S. holders: Distributions in General.” A payment made in redemption of Series A preferred stock may be treated as a dividend, rather than as payment in exchange for the Series A preferred stock, unless the redemption:

•	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;
•	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;
•	results in a “complete redemption” of a U.S. holder’s stock interest in the Company under Section 302(b)(3) of the Code; or
•	is a redemption of stock held by a non-corporate U.S. holder, which results in a partial liquidation of the Company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of Series A preferred stock and our common stock or any other stock that the U.S. holder actually owns, but also shares that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the Company, which will depend on the U.S. holder’s particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in “Material U.S. Federal Income Tax Consequences—U.S. holders: Distributions in General” apply.

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Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A redemption will result in a “complete redemption” if either all of the shares of our stock actually and constructively owned by a U.S. holder is exchanged in the redemption or all of the shares of our stock actually owned by the U.S. holder is exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of shares of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of Series A preferred stock generally will not qualify for this exception because the voting rights are limited as provided in the “Description of Our Series A Preferred Stock—Voting Rights.”

For purposes of the “redemption from non-corporate U.S. holders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the stockholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is factual in nature, and had been interpreted under case law to include the termination of a business or line of business.

Each U.S. holder of Series A preferred stock should consult its own tax advisors to determine whether a payment made in redemption of Series A preferred stock will be treated as a dividend or a payment in exchange for the Series A preferred stock. If the redemption payment is treated as a dividend, the rules discussed above in “Material U.S. Federal Income Tax Consequences—U.S. holders: Distributions in General” apply.

Under proposed Treasury regulations, if any amount received by a U.S. holder in redemption of Series A preferred stock is treated as a distribution with respect to such U.S. holder’s Series A preferred stock, but not as a dividend, such amount will be allocated to all shares of Series A preferred stock held by such U.S. holder immediately before the redemption on a pro-rata basis. The amount applied to each share will reduce such U.S. holder’s adjusted tax basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If such U.S. holder has different bases in shares of Series A preferred stock, then the amount allocated could reduce a portion of the basis in certain shares while reducing all of the basis, and giving rise to taxable gain, in other shares. Thus, such U.S. holder could have gain even if such U.S. holder’s aggregate adjusted tax basis in all shares of Series A preferred stock held exceeds the aggregate amount of such distribution.

The proposed Treasury regulations permit the transfer of basis in the redeemed shares of the Series A preferred stock to the U.S. holder’s remaining, unredeemed Series A Preferred stock (if any), but not to any other class of stock held, directly or indirectly, by the U.S. holder. Any unrecovered basis in the Series A preferred stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations are ultimately finalized.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on the Series A preferred stock and to certain payments of proceeds on the sale or other disposition of Series A preferred stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series A preferred stock and certain payments of proceeds on the sale or other disposition of our Series A preferred stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. holders:

You are a “Non-U.S. holder” if you are a beneficial owner of Series A preferred stock and you are not a “U.S. holder.”

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Distributions on the Series A Preferred Stock. If distributions (whether in cash or our common stock or Series A preferred stock including constructive distributions as discussed under the heading “Material U.S. Federal Income Tax Consequences—U.S. holders: Distributions of Additional Shares of Common Stock or Series A preferred stock”) are made with respect to our Series A preferred stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. holder’s basis in the Series A preferred stock and, to the extent such portion exceeds the Non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Series A preferred stock, the tax treatment of which is discussed below under “Material U.S. Federal Income Tax Consequences—Non-U.S. holders: Disposition of Series A preferred stock, Including Redemptions.” In addition, if we are a U.S. real property holding corporation, i.e. a “USRPHC,” which we believe that we are currently, and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Material U.S. Federal Income Tax Consequences—Non-U.S. holders: Disposition of Series A Preferred Stock, Including Redemptions”), with a credit generally allowed against the Non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a Non-U.S. holder of our Series A preferred stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. holder of our Series A preferred stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalties of perjury that such Non-U.S. holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our Series A preferred stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A Non-U.S. holder of our Series A preferred stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Stock Dividends in Lieu of Cash Dividends. Under the terms of our Series A preferred stock, if we fail to pay the accrued cash dividends in full on the outstanding Series A preferred stock for any six consecutive or non-consecutive monthly periods, or if we fail to maintain the listing of the Series A preferred stock for trading upon the NYSE, NYSE MKT, or NASDAQ Stock Market (or any successor exchange to any of the foregoing) for any period of 180 consecutive days, and if, during any period in which either such condition continues to exist, the dividends accruing on the Series A preferred are not paid in cash, then dividends on the Series A preferred stock, including all accrued but unpaid dividends, will be paid by issuing to the holders thereof (i) if our common stock is then listed on a national securities exchange and to the extent permitted under the rules of the national exchange on which such shares are listed, shares of our common stock (based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (ii) if our common stock is not listed on a national securities exchange, additional shares of Series A preferred stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share. Holders receiving any such distribution of shares of our common stock or Series A preferred stock in satisfaction of any accrued dividends that are not paid in cash, would be subject to income tax by reason of the receipt of such shares of our common stock or Series A preferred stock, as applicable, based upon the fair market value of such common stock or Series A preferred stock as of the date of the distribution. Any such taxable distribution would be treated, for income tax purposes, (i) first, as a taxable dividend, to the extent of our current and accumulated earnings and profits, (ii) second, as a return of the holder's basis in the holder's shares of Series A preferred stock, and (iii) thereafter, as capital gain.

Disposition of Series A Preferred Stock, Including Redemptions. Any gain realized by a Non-U.S. holder on the disposition of our Series A preferred stock will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States);
•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or
•	we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Non-U.S. holder owned beneficially (directly or pursuant to attribution rules) more than 5% of the total fair market value of our Series A preferred stock at any time during the five year period ending either on the date of disposition of such interest or other applicable determination date. This assumes that our Series A preferred stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code. We believe we are currently a USRPHC and that our Series A preferred stock will be regularly traded on an established securities market though no assurances can be made this will be the case in the future.

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A Non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, and if the Non-U.S. holder is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. holder were a United States person as defined under the Code.

If a Non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Series A preferred stock, such Non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. holder and the Non-U.S. holder’s adjusted tax basis in the Series A preferred stock. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. holder’s holding period for the Series A preferred stock is longer than one year. A Non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

If a Non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series A preferred stock, a redemption of shares of the Series A preferred stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a Non-U.S. holder generally will recognize long-term capital gain or loss, if the Non-U.S. holder’s holding period for such Series A preferred stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the Non-U.S. holder’s adjusted tax basis in the Series A preferred stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A preferred stock, which generally will be subject to the rules discussed above in “Material U.S. Federal Income Tax Consequences—Non-U.S. holders: Distributions on the Series A Preferred Stock.” A payment made in redemption of Series A preferred stock may be treated as a dividend, rather than as payment in exchange for the Series A preferred stock, in the same circumstances discussed above under “Material U.S. Federal Income Tax Consequences—U.S. holders: Disposition of Series A Preferred Stock, Including Redemptions.” Each Non-U.S. holder of Series A preferred stock should consult its own tax advisors to determine whether a payment made in redemption of Series A preferred stock will be treated as a dividend or as payment in exchange for the Series A preferred stock.

Information Reporting and Backup Withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. holder the amount of dividends paid to such Non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. holder will not be subject to backup withholding on dividends paid to such Non-U.S. holder as long as such Non-U.S. holder certifies under penalties of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. holder is a United States person as defined under the Code), or such Non-U.S. holder otherwise establishes an exemption.

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Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our Series A preferred stock unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation Relating to Foreign Accounts. Recently enacted legislation (“FATCA”) will generally impose a 30% withholding tax on dividends on Series A preferred stock and the gross proceeds of a disposition of Series A preferred stock that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code and the Treasury regulations thereunder) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, or is otherwise exempt from FATCA withholding; and (ii) a “non-financial foreign entity” (as that term is defined in Section 1472(d) of the Code and the Treasury regulations thereunder) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements, or otherwise is exempt from FATCA withholding. A Non-U.S. holder should consult its own tax advisors regarding the application of this legislation to it. According to recently issued guidance from the Internal Revenue Service, FATCA withholding will apply to dividends paid on shares of our Series A preferred stock starting January 1, 2014, and to gross proceeds from the disposition of shares of our Series A preferred stock starting January 1, 2017.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement between us and Northland Securities, Inc., as representative of the underwriters, with respect to the shares of Series A preferred stock subject to this offering, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the number shares provided below opposite their names.

Underwriters	Number of Shares (1)
Northland Capital Markets	277,895
Euro Pacific Capital Inc.	277,894
Total	555,789

(1) The underwriters may purchase up to an additional 83,368 shares of Series A preferred stock to cover over-allotments, as described below.

The underwriters are offering the shares of Series A preferred stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority (FINRA).

Discounts, Commissions and Expenses

The underwriters have advised us that they propose to offer the shares of Series A preferred stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.95 per share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $0.19 per share to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The underwriters initially propose to offer the shares of Series A preferred stock to investors at the public offering price set forth on the cover of this prospectus. The underwriting discount is equal to the public offering price per share of Series A preferred stock less the amount paid by the underwriters to us per share of Series A preferred stock. There is no arrangement for funds to be received in escrow, trust or similar arrangement.

We have also agreed to pay the underwriters’ reasonable out-of-pocket expenses (including fees and expense of the underwriters’ counsel) incurred by the underwriters in connection with this offering up to $250,000. In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions and payment of the underwriters’ expenses referred to above, will be approximately $273,480. Except as disclosed in this prospectus, the underwriter has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under its rule of fair price.

The following table summarizes the compensation and estimated expenses we will pay. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase an additional 83,368 shares of Series A preferred stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$23.7500	$13,199,989	$15,179,987
Underwriting discount paid by us	$2.1375	$1,187,999	$1,366,199
Proceeds, before expenses, to us	$21.6125	$12,011,990	$13,183,788

Over-allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 83,368 additional shares of Series A preferred stock from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase the shares of Series A preferred stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $15,179,987 million and the total proceeds to us will be $13,183,788 million, based on the initial public offering price of $23.75 and assuming the number of shares of Series A preferred stock issued in this offering does not change.

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Indemnification of Underwriters

We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

The underwriters have required all of our directors and officers to agree not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock without the prior written consent of Northland Securities, Inc. for a period of 90 days after the date of the final prospectus.

The restrictions described in the immediately preceding paragraph do not apply to certain items, including transfers as a bona fide gift or gifts, transfers by will or intestate succession, or to any trust for the direct or indirect benefit of the director or officer or his or her immediate family, provided that in each case any such recipient agrees to be bound by the terms of the restrictions described above, and transfers in connection with the exercise of any stock options that expire during the period described above, to the extent necessary to fund the exercise price of the stock options and any withholding taxes resulting from such exercise.

We have agreed that for a period of 90 days after the date of the final prospectus, we will not, without the prior written consent of Northland Securities, Inc., offer, sell or otherwise dispose of any shares of capital stock, except for the shares of Series A preferred stock offered in this offering, awards to acquire shares of our common stock granted pursuant to our equity incentive plans existing on the date of the underwriting agreement, and shares of common stock issuable in connection with such awards.

The 90-day restricted period in all of the agreements described above is subject to extension if (i) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Northland Securities, Inc. waives the extension in writing.

Directed Share Program

At our request, the underwriters have reserved for sale to our employees and directors (and their affiliates) at the public offering price up to 5% of the shares being offered by this prospectus. The sale of the reserved shares to these purchasers will be made by Northland Securities, Inc. The purchasers of these shares will not be subject to a lock-up except to the extent they are subject to a lock-up agreement with the underwriters as described above. We do not know if our employees, directors and their affiliates will choose to purchase all or any portion of the reserved shares, but any purchases they do make will reduce the number of shares available to the general public. If all of these reserved shares are not purchased, the underwriters will offer the remainder to the general public on the same terms as the other shares offered by this prospectus.

Stamp Taxes

If you purchase shares of Series A preferred stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

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Foreign Regulatory Restrictions on Purchase of the Series A Preferred Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Series A preferred stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Series A preferred stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the Series A preferred stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Additional Information

In the ordinary course of its business, the underwriters and their affiliates may actively trade or hold our securities for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in our securities. The underwriters and their affiliates may in the future perform various financial advisory and investment banking services for us, for which they will receive customary fees and expense.

Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

This prospectus may be made available on web sites maintained by the underwriters and the underwriters may distribute prospectuses electronically.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus and certain tax matters have been passed upon for us by Reicker, Pfau, Pyle & McRoy LLP, Santa Barbara, California. The underwriters have been represented in connection with this offering by Faegre Baker Daniels LLP, Minneapolis, Minnesota.

EXPERTS

The financial statements of EnerJex as of December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013, included in the prospectus, which is part of this registration statement, and the effectiveness of EnerJex's internal control over financial reporting as of December 31, 2013, have been audited by Weaver, Martin & Samyn, LLC, an independent registered public accounting firm, as stated in their reports appearing herein. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Black Raven as of December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013, included in this registration statement of EnerJex and the related prospectus of EnerJex and Black Raven have been audited by L.L. Bradford, LLC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information included in this prospectus, as of December 31, 2013 and 2012 relating to EnerJex’s estimated quantities of oil and gas reserves is derived from reserve reports prepared by MHA Petroleum Consultants LLC. This information is included in this proxy statement/information statement/prospectus in reliance upon such firm as experts in matters contained in the reports.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

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In addition, we maintain a website that contains information, including copies of reports, proxy statements and other information we file with the SEC. The address of our website is www.enerjex.com. Information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website addresses only as inactive textual references and do not intend it to be an active link to its website.

We have filed with the SEC a registration statement on Form S-1, which includes exhibits and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov, which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

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Index to Financial Statements

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (1)

AUDITED CONSOLIDATED FINANCIAL STATEMENTS (1)

(1)	The share and per share figures in the unaudited and audited financial statements and the notes accompanying those financial statements have not been adjusted to reflect the 1-for-15 reverse stock split of our common stock that occurred May 30, 2014.

EnerJex Resources, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash	$1,436,642	$1,308,196
Accounts receivable	2,561,045	2,461,746
Inventory	235,243	238,794
Marketable securities	1,018,573	1,018,573
Deposits and prepaid expenses	711,035	373,994
Total current assets	5,962,538	5,401,303

Non-current assets:
Fixed assets, net of accumulated depreciation of $1,857,114 and $1,785,401	2,415,022	2,406,591
Oil and gas properties using full-cost accounting, net of accumulated DD&A	60,905,245	61,349,403
Other non-current assets	803,277	834,180
Total non-current assets	64,123,544	64,590,174
Total assets	$70,086,082	$69,991,477

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,505,317	$2,424,009
Accrued liabilities	2,520,897	3,070,461
Derivative liability	1,116,171	1,011,708
Total current liabilities	6,142,385	6,506,178

Asset retirement obligation	2,747,016	2,687,801
Long-term debt	32,038,159	31,547,255
Derivative liability	304,469	339,642
Total non-current liabilities	35,089,644	34,574,698
Total liabilities	41,232,029	41,080,876
Commitments & Contingencies
Stockholders' Equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized, 4,779,460 shares issued and outstanding	4,780	4,780
Common stock, $0.001 par value, 250,000,000 shares authorized; shares issued and outstanding 115,257,967 at March 31, 2014 and 115,004,045 at December 31, 2013	115,258	115,005
Treasury Stock, 5,750,000 shares	(2,551,000)	(2,551,000)
Paid-in capital	52,595,821	52,356,811
Accumulated other comprehensive income	(552,589)	(552,589)
Retained (deficit)	(20,758,217)	(20,462,406)
Total stockholders' equity	28,854,053	28,910,601

Total liabilities and stockholders' equity	$70,086,082	$69,991,477

See Notes to Condensed Consolidated Financial Statements.

F-2

EnerJex Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	March 31,
	2014	2013

Revenues:
Oil revenues	$3,612,579	$2,337,301
Natural gas revenues	242,398	-
Total revenues	3,854,977	2,337,301

Expenses:
Direct operating costs	1,531,907	782,072
Depreciation, depletion and amortization	763,758	444,537
Professional fees	224,902	356,222
Salaries	310,348	246,011
Administrative expense	141,029	139,404
Total expenses	2,971,944	1,968,246
Income from operations	883,033	369,055

Other income (expense):
Interest expense	(378,928)	(118,245)
Derivative losses	(404,353)	(239,941)
Other income	3,882	9,167
Total other income (expense)	(779,399)	(349,019)
Net income	$103,634	$20,036

Net income	103,634	20,036
Preferred dividends	(399,447)	(192,887)
Net (loss) attributable to common stockholders	$(295,813)	$(172,851)
Net (loss) per share basic and diluted	$(0.00)	$(0.00)

Weighted average shares	109,408,161	67,836,529

See Notes to Condensed Consolidated Financial Statements.

F-3

EnerJex Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities
Net income	$103,634	$20,036
Depreciation, depletion and amortization	763,758	444,537
Shares based payments issued for services	258,498	49,334
Accretion of asset retirement obligation	63,695	28,193
Loss on derivatives	69,289	28,775
Settlement of asset retirement obligation	(4,996)	-
Loss on sale of fixed assets	-	7,785
Changes in assets and liabilities:
Accounts receivable	(99,299)	14,877
Inventory	3,551
Deposits and prepaid expenses	(356,275)	26,171
Accounts payable	81,308	(455,950)
Accrued liabilities	(949,011)	(264,889)
Cash flows from operating activities	(65,848)	(101,131)

Cash flows from investing activities

Purchase of fixed assets	(80,143)	(19,597)
Additions to oil and gas properties	(1,234,890)	(1,498,962)
Sales of oil and gas properties	987,521	15,000
Proceeds from sale of fixed assets	-	1,600
Cash flows from investing activities	(327,512)	(1,501,959)

Cash flows from financing activities
Payments on notes payable	-	(200,000)
Proceeds from borrowings	500,000	1,500,000
Repayment of long-term debt	(9,096)	-
Deferred financing costs	30,902
Cash flows from financing activities	521,806	1,300,000

Net increase (decrease) in cash	128,446	(303,090)
Cash – beginning	1,308,196	767,494
Cash – ending	$1,436,642	$464,404

Supplemental disclosures:
Interest paid	$74,499	$71,006
Income taxes paid	$-	$-

Non-cash transactions:
Share based payments issued for services	$258,498	$49,334

See Notes to Condensed Consolidated Financial Statements.

F-4

EnerJex Resources, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Note 1 – Basis of Presentation

The unaudited condensed consolidated financial statements of EnerJex Resources, Inc. (“we”, “us”, “our” and “Company”) have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation.  All such adjustments are of a normal recurring nature.  The results of operations for the interim period are not necessarily indicative of the results to be expected for a full year.  Certain amounts in the prior year statements have been reclassified to conform to the current year presentations.  The statements should be read in conjunction with the financial statements and footnotes thereto included in our Annual Report Form 10-K for the fiscal year ended December 31, 2013.

Our consolidated financial statements include the accounts of our wholly-owned subsidiaries, EnerJex Kansas, Inc.,  DD Energy, Inc., Black Sable Energy, LLC, Working Interest, LLC, and Black Raven Energy, Inc. (“Black Raven”) for the quarter ended March 31, 2014. On September 27, 2013 we acquired Black Raven. Accordingly, only the financial position, results of operation and cash flows of Black Raven for the quarter ended December 31, 2013 were included in the Company’s consolidated financial statements for the year ended December 31, 2013. All intercompany transactions and accounts have been eliminated in consolidation.

Note 2 - Stock Options

A summary of stock options is as follows:

	Options	Weighted Avg. Exercise Price	Warrants	Weighted Avg. Exercise Price
Outstanding December 31, 2013	3,467,000	$0.62	-	$-
Granted	35,500	0.70	-	-
Cancelled	(22,500)	0.70	-	-
Exercised	-	-	-	-
Outstanding March 31, 2014	3,480,000	$0.62	-	$-

Note 3 – Fair Value Measurements

We hold certain financial assets which are required to be measured at fair value on a recurring basis in accordance with the Statement of Financial Accounting Standard No. 157, "Fair Value Measurements" ("ASC Topic 820-10"). ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. We believe our debt approximates fair value at March 31, 2014.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. We consider the derivative liability to be Level 2. We determine the fair value of the derivative liability utilizing various inputs, including NYMEX price quotations and contract terms.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. We consider our marketable securities to be Level 3.

F-5

Our derivative instruments consist of fixed price commodity swaps.

	Fair Value Measurement
	Level 1	Level 2	Level 3
Crude oil contracts	$-	$(1,420,640)	$-
Marketable Securities	$-	$-	$1,018,573

Note 4 - Asset Retirement Obligation

Our asset retirement obligations relate to the liabilities associated with the abandonment of oil wells. The amounts recognized are based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates. The following shows the changes in asset retirement obligations:

Asset retirement obligations, December 31, 2013	$2,687,801
Liabilities incurred during the period	516
Accretion	63,695
Liabilities settled during the quarter	(4,996)
Asset retirement obligations, March 31, 2014	$2,747,016

Note 5 - Derivative Instruments

We have entered into certain derivative or physical arrangements with respect to portions of our crude oil production to reduce our sensitivity to volatile commodity prices and/or to meet hedging requirements under our Credit Facility. We believe that these derivative arrangements, although not free of risk, allow us to achieve a more predictable cash flow and to reduce exposure to commodity price fluctuations. However, derivative arrangements limit the benefit of increases in the prices of crude oil. Moreover, our derivative arrangements apply only to a portion of our production.

We have an Intercreditor Agreement in place between the Company; our counterparties, BP Corporation North America, Inc. ("BP") and Cargill Incorporated (“Cargill”) and our agent Texas Capital Bank, N.A., which allows Texas Capital Bank to also act as agent for the counterparties for the purpose of holding and enforcing any liens or security interests resulting from our derivative arrangements. Therefore, we are not required to post additional collateral, including cash.

The following derivative contracts were in place at March 31, 2014:

	Term	Monthly Volumes		Price/Bbl	Fair Value
Crude oil swap	7/12-12/15	1,514	Bbls	$76.74	(581,654)
Crude oil swap	7/11-12/15	2,679	Bbls	$83.70	(521,438)
Crude oil swap	1/14-12/14	1,375	Bbls	$90.25	(95,729)
Crude oil swap	1/14-12/14	1,900	Bbls	$96.00	(34,067)
Crude oil swap	1/15-12/15	5,800	Bbls	$88.55	(111,012)
Crude oil swap	9/13-12/14	3,000	Bbls	$95.15	(76,740)
					$(1,420,640)

Monthly volume is the weighted average throughout the period.

The total fair value is shown as a derivative instrument in both the current and non-current liabilities on the balance sheet.

F-6

Note 6 - Long-Term Debt

Senior Secured Credit Facility

 On October 3, 2011, the Company and DD Energy, Inc., EnerJex Kansas, Inc., Black Sable Energy, LLC and Working Interest, LLC ("Borrowers") entered into an Amended and Restated Credit Agreement with Texas Capital Bank, N.A. (the “Bank”) and other financial institutions and banks that may become a party to the Credit Agreement from time to time. The facilities provided under the Amended and Restated Credit Agreement were used to refinance Borrowers prior outstanding revolving loan facility with Bank, dated July 3, 2008, and for working capital and general corporate purposes.

At our option, loans under the facility will bear stated interest based on the Base Rate plus Base Rate Margin, or Floating Rate plus Floating Rate Margin (as those terms are defined in the Credit Agreement). The Base Rate will be, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50% and (b) the Bank's prime rate. The Floating Rate shall mean, at Borrower's option, a per annum interest rate equal to (i) the Eurodollar Rate plus Eurodollar Margin, or (ii) the Base Rate plus Base Rate Margin (as those terms are defined in the Amended and Restated Credit Agreement). Eurodollar borrowings may be for one, two, three, or six months, as selected by the Borrowers. The margins for all loans are based on a pricing grid ranging from 0.00% to 0.75% for the Base Rate Margin and 2.25% to 3.00% for the Floating Rate Margin based on the Company's Borrowing Base Utilization Percentage (as defined in the Amended and Restated Credit Agreement).

On December 15, 2011, we entered into a First Amendment to Amended and Restated Credit Agreement and Second Amended and Restated Promissory Note in the amount of $50,000,000 with the Bank. The Amendment reflected the addition of Rantoul Partners as an additional Borrower and added as additional security for the loans the assets held by Rantoul Partners.

On August 31, 2012, we entered into a Second Amendment to Amended and Restated Credit Agreement with the Bank. The Second Amendment: (i) increased our borrowing base to $7,000,000, (ii) reduced the minimum interest rate to 3.75%, and (iii) added additional new leases as collateral for the loan.

On November 2, 2012, we entered into a Third Amendment to Amended and Restated Credit Agreement with the Bank. The Third Amendment (i) increased our borrowing base to $12,150,000, and (ii) clarified certain continuing covenants and provided a limited waiver of compliance with one of the covenants so clarified for the quarter ended December 31, 2011.

On January 24, 2013, we entered into a Fourth Amendment to Amended and Restated Credit Agreement, which was made effective as of December 31, 2012 with the Bank.  The Fourth Amendment reflects the following changes: (i) the Bank consented to the restructuring transactions related to the dissolution of Rantoul Partners, and (ii) the Bank terminated a Limited Guaranty, as defined in the Credit Agreement, executed by Rantoul Partners in favor of the Bank.

On April 16, 2013, the Bank increased our borrowing base to $19.5 million.

On September 30, 2013, we entered into a Fifth Amendment to the Amended and Restated Credit Agreement.  The Fifth Amendment reflects the following changes:  (i) an expanded principal commitment amount of the Bank to $100,000,000, (ii) an increase in our Borrowing Base to $38,000,000, (iii) the addition of Black Raven Energy, Inc. to the Credit Agreement as a borrower party, (iv) the addition of certain collateral and security interests in favor of the Bank, and (v) the reduction of our current interest rate to 3.30%.

On November 19, 2013, we entered into a Sixth Amendment to the Amended and Restated Credit Agreement. The Sixth Amendment reflects the following changes: (i) added Iberia Bank as a participant into our credit facility, and (ii) made a technical correction to our covenant calculations.

Our current borrowing base is $38 million, of which we had borrowed $32.0 million as of March 31, 2014. We intend to conduct an additional borrowing base review in the second quarter of 2014 and we expect increases in production and the maturity of existing production to result in an additional borrowing base increase as part of the additional borrowing base review. For the three month period ended March 31, 2014 and for the year ended December 31, 2013 the interest rate was 3.3%. This facility expires on October 3, 2015.

Other Long Term Debt

We financed the purchase of vehicles through a bank.  The notes are for four years and the vehicles collateralize these notes. The long term balance on the notes at March 31, 2014 was $38,159.

F-7

Note 7 – Commitments & Contingencies

As of March 31, 2014 the Company has an outstanding irrevocable letter of credit in the amount of $50,000 issued in favor of the Texas Railroad Commission. The letter of credit is required by the Texas Railroad Commission for all companies operating in the state of Texas with production greater than limits they prescribe.

Rent expense for the three months ended March 31, 2014 and 2013 was approximately $51,000 and $29,000 respectively. Future non-cancellable minimum lease payments are approximately $120,000 for the remainder of 2014, $154,000 for 2015, $147,000 for 2016, $145,000 for 2017, $90,000 for 2018 and $77,000 for 2019.

Note 8 - Equity Transactions

 On January 15, 2014, 110,000 shares were issued to two employees of the Company as compensation. From February 5, 2014 through March 17, 2014, 143,922 shares were issued to a consultant for professional services rendered on behalf of the Company.

Note 9 - Subsequent Events

We have reviewed all material events through the date of this report in accordance with ASC 855-10.

Effective as of May 1, 2014, our wholly-owned subsidiary, Working Interest, LLC (“WILLC”), entered into a transaction pursuant to which (i) WILLC agreed to assign to Coal Creek Energy, LLC (“Coal Creek”) all of its working interests in certain oil leases comprising approximately 373 net acres in our Cherokee Project, and (ii) Coal Creek agreed to assign to WILLC all of its working interests in certain oil leases comprising approximately 791 net acres in our Cherokee Project. As a result of this transaction, we significantly consolidated our working interests and increased our net acreage in this project by approximately 5%. The net production associated with the producing leases that we assigned and received was comparable and less than 5 barrels of oil per day in each instance.

F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

EnerJex Resources, Inc.

We have audited the accompanying consolidated balance sheet of EnerJex Resources, Inc. and Subsidiaries as of December 31, 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EnerJex Resources, Inc. and Subsidiaries as of December 31, 2013, and the results of its consolidated operations, stockholders’ equity, and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

L.L. Bradford & Company, LLC

Leawood, Kansas

March 28, 2014

F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

EnerJex Resources, Inc.

We have audited the accompanying consolidated balance sheets of EnerJex Resources, Inc. and Subsidiaries as of December 31, 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EnerJex Resources, Inc. and Subsidiaries as of December 31, 2012 and the results of its consolidated operations, stockholders’ equity, and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Weaver, Martin & Samyn

Weaver, Martin & Samyn, LLC

Kansas City, Missouri

April 10, 2013

F-10

EnerJex Resources, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2013	2012

Assets
Current Assets:
Cash	$1,079,356	$767,494
Restricted Cash	228,840	-
Accounts receivable	2,461,746	1,221,962
Inventory	238,794	-
Marketable securities	1,018,573	1,018,573
Deposits and prepaid expenses	373,994	528,468
Total current assets	5,401,303	3,536,497

Non-current assets:
Fixed assets, net of accumulated depreciation of $1,785,401	2,406,591	309,877
Oil & gas properties using full cost accounting, net of accumulated DD&A	61,349,403	33,202,898
Other non-current assets	834,180	-
Total non-current assets	64,590,174	33,512,775
Total assets	$69,991,477	$37,049,272

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$2,424,009	$2,384,090
Accrued liabilities	3,070,461	590,205
Derivative liability	1,011,708	757,181
Note Payable	-	825,000
Total current liabilities	6,506,178	4,556,476

Non-Current Liabilities
Asset retirement obligation	2,687,801	1,336,151
Derivative liability	339,642	1,043,114
Long-term debt	31,547,255	8,500,000
Total non-current liabilities	34,574,698	10,879,265
Total liabilities	41,080,876	15,435,741

Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized, 4,779,460 shares issued and outstanding	4,780	4,780
Common stock, $0.001 par value, 250,000,000 shares authorized; shares issued and outstanding - 115,004,045 at December 31, 2013 and 73,586,529 at December 31, 2012	115,005	73,587
Treasury stock, 5,570,000 shares at December 31, 2013 and at December 31,2012	(2,551,000)	(2,551,000)
Accumulated other comprehensive income	(552,589)	(552,589)
Paid in capital	52,356,811	45,352,096
Retained (deficit)	(20,462,406)	(20,713,343)
Total stockholders' equity	28,910,601	21,613,531
Total liabilities and stockholders' equity	$69,991,477	$37,049,272

See Notes to Consolidated Financial Statements.

F-11

EnerJex Resources, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2013	2012

Oil & gas revenues	$10,942,270	$8,496,519

Expenses:
Direct operating costs	4,095,850	3,102,321
Depreciation, depletion and amortization	1,856,660	1,633,467
Professional fees	1,071,740	1,483,720
Salaries	1,432,081	601,533
Administrative expense	798,457	808,836
Total expenses	9,254,788	7,629,877

Income from operations	1,687,482	866,642

Other income (expense):
Interest expense	(772,471)	(302,357)
Gain (loss) on derivatives	(740,456)	55,708
Other income	1,115,898	121,127
Total other income (expense)	(397,029)	(125,522)
Income before provision for income taxes	1,290,453	741,120
Provision for income taxes	-	-

Net income	$1,290,453	$741,120

Net income attributed to EnerJex Resources Inc.	$1,290,453	$345,992

Net income attributed to non-controlling interest in subsidiary	-	395,128

Net income	$1,290,453	$741,120

Net income attributed to EnerJex Resources Inc.	1,290,453	345,992
Preferred dividends	(1,039,516)	(608,459)

Net income (loss) attributed to EnerJex Resources Inc. common stockholders	250,937	(262,467)

Net Income (loss) per share- basic and diluted	$0.00	$0.00

Weighted average shares outstanding	78,229,050	69,714,758

See Notes to Consolidated Financial Statements.

F-12

EnerJex Resources, Inc. and Subsidiaries

Consolidated Statement of Stockholders' Equity

									Total
						Accumulated			Stockholders'	Non
						Other			Equity EnerJex	Controlling	Total
	Preferred Stock		Common Stock		Treasury	Comprehensive	Paid In	Retained	Resources	Interest	Stockholders'
	Shares	Amount	Shares	Amount	Stock	Income	Capital	Deficit	Inc.	Subsidiary	Equity
Balance, January 1, 2012	4,779,460	$4,780	73,411,529	$73,412	$(1,500,000)	$(552,589)	$43,556,486	$(20,450,876)	$21,131,213	$565,728	$21,696,941

Stock Issued for Services	-	-	175,000	175	-	-	122,226	-	122,401	-	122,401
Acquisition of Treasury Stock	-	-	-	-	(1,051,000)	-	-	-	(1,051,000)	-	(1,051,000)
Issuance of Stock Options							167,033	-	167,033	-	167,033
Warrants Issued for Services							85,892	-	85,892	-	85,892
Sale of Non-Controlling Interest by Subsidiary	-	-	-	-	-	-	-	-	-	2,650,000	2,650,000
Accretion to EnerJex Due to Sale of Non- Controlling Interest by Subsidiary	-	-	-	-	-	-	1,420,459	-	1,420,459	(1,420,459)	-
Liquidation of Non-Controlling Interests										(592,936)	(592,936)
Liquidation of Non-Controlling Interests										(1,597,461)	(1,597,461)
Dividends Paid on Preferred Stock	-	-	-	-	-	-	-	(608,459)	(608,459)	-	(608,459)
Net Income for the Year	-	-	-	-	-	-	-	345,992	345,992	395,128	741,120

Balance, December 31, 2012	4,779,460	4,780	73,586,529	73,587	(2,551,000)	(552,589)	45,352,096	(20,713,343)	21,613,531	-	21,613,531
Stock Issued for Services	-	-	90,000	90	-	-	44,910	-	45,000	-	45,000
Issuance of Stock Options	-	-	-	-	-	-	72,434	-	72,434	-	72,434
Warrants Issued for Services	-	-	-	-	-	-	40,790	-	40,790	-	40,790
Stock Issued for shares of Black Raven Energy, Inc.			41,327,516	41,328			6,846,581	-	6,887,909	-	6,887,909
Dividends Paid on Preferred Stock	-	-	-	-	-	-	-	(1,039,516)	(1,039,516)	-	(1,039,516)
Net Income for the Year	-	-	-	-	-	-	-	1,290,453	1,290,453	-	1,290,453

Balance, December 31, 2013	4,779,460	$4,780	115,004,045	$115,005	$(2,551,000)	$(552,589)	$52,356,811	$(20,462,406)	$28,910,601	$-	$28,910,601

 See Notes to Consolidated Financial Statements.

F-13

EnerJex Resources, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2013	2012
Cash flows from operating activities
Net Income	$1,290,453	$741,120
Depreciation, depletion and amortization	1,856,660	1,633,467
Stock, options and warrants issued for services	255,977	285,230
Accretion of asset retirement obligation	139,779	93,973
Settlement of asset retirement obligations	(36,758)	-
(Gain) on derivatives	(448,945)	(927,039)
Loss (Gain) on sale of fixed assets	5,833	(1,378)
Adjustments to reconcile net income to cash from operating activities:
Accounts receivable	(361,314)	232,443
Inventory	34,336	-
Deposits and prepaid expenses	235,471	(93,123)
Accounts payable	(545,112)	28,398
Accrued liabilities	686,441	291,652
Cash flows from operating activities	3,112,821	2,284,743

Cash flows from investing activities
Purchase of Treasury Stock	-	(226,000)
Purchase of fixed assets	(184,794)	(115,274)
Additions to oil and gas properties	(7,672,492)	(10,247,539)
Sale of oil and gas properties	454,975	-
Settlements of asset retirement obligations	(18,910)	-
Proceeds from sale of vehicles	12,755	11,240
Net cash acquired from Black Raven	656,693	-
Cash flows from investing activities	(6,751,773)	(10,577,573)

Cash flows from financing activities
Sale of non-controlling interest in subsidiary	-	2,650,000
Dividend paid	(757,992)	(433,696)
Borrowings on long-term debt	6,000,000	4,700,000
Distribution to non-controlling interest in subsidiary	-	(592,936)
Payments on long-term debt	(9,096)	(33,484)
Payments on notes payable	(825,000)	-
Deferred financing costs	(228,258)	-
Cash flows from financing activities	4,179,654	6,289,884
Increase (decrease) in cash and cash equivalents	540,702	(2,002,946)
Cash and cash equivalents, beginning	767,494	2,770,440
Cash and cash equivalents, end	$1,308,196	$767,494

Supplemental disclosures:
Interest paid	$375,932	$195,125
Income taxes paid	$-	$-
Non-cash transactions:
Share-based payments issued for services	$216,810	$452,263
Treasury stock purchased with a note payable	$-	$825,000
Preferred dividends payable	$456,289	$174,763

See Notes to Consolidated Financial Statements.

F-14

EnerJex Resources, Inc.

Notes to Consolidated Financial Statements

Note 1 - Summary of Accounting Policies

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Our operations are considered to fall within a single industry segment, which are the acquisition, development, exploitation and production of crude oil and natural gas properties in the United States.   Our consolidated financial statements include our wholly owned subsidiaries and our majority owned subsidiary Rantoul Partners (through December 31, 2012).

Rantoul Partners was formed in 2011 by our contribution of certain oil assets totaling $2,282,918 to the partnership for 100% ownership in the entity. The assets were valued at their historic cost which approximated market. In 2011 Rantoul Partners sold 11.75% of the partnership to 2 investors for $2,350,000. 11.75% of the book value of Rantoul Partners after the investment by non-controlling entities was $544,368. The difference between the investment amount ($2,350,000) and the book value bought ($544,368) is accretive to EnerJex in the amount of $1,805,632. This amount was recorded as EnerJex paid in capital. In 2012 an additional $2,650,000 was invested by the two non-controlling owners for an additional 13.25% ownership (bringing their total to 25%). 13.25% of the book value of Rantoul Partners after the additional investments by the non-controlling entities was $1,229,541. The difference between the investment amount ($2,650,000) and the book value bought ($1,229,541) is accretive to EnerJex in the amount of $1,420,459. This amount was recorded as paid in capital.

On December 31, 2012 Rantoul Partners was liquidated. At the time of liquidation we owned 75% of Rantoul Partners and 75% of the working interest of Rantoul Partners. We received 75% of the net assets less liabilities of Rantoul Partners that totaled approximately $4,792,380 and a 75% working interest in the oil properties of Rantoul Partners. The non-controlling owners of Rantoul Partners received 25% of the assets less liabilities ($1,597,461) and 25% of the working interest in the properties of Rantoul Partners.

All significant intercompany balances and transactions have been eliminated upon consolidation.  Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

As discussed further in Note 5, on September 27, 2013, we merged with Black Raven Energy, Inc. (“Black Raven”).  The balance sheet accounts of Black Raven, our wholly owned subsidiary, have been consolidated as of September 30, 2013. We did not use the purchase method of accounting due to a common shareholder.  Historical costs were used to combine the two entities, accordingly assets and liabilities of Black Raven were not recorded at fair value. The results of operations of Black Raven for the fourth quarter of 2013 are included in the consolidated statement of operations for the year ended December 31, 2013.  The results of operations of Black Raven are not included in the consolidated statements of operations at December 31, 2012 or for the year then ended.

Nature of Business

We are an independent energy company engaged in the business of producing and selling crude oil and natural gas. The crude oil and natural gas is obtained primarily by the acquisition and subsequent exploration and development of mineral leases.  Development and exploration may include drilling new exploratory or development wells on these leases. These operations are conducted primarily in Kansas, Colorado, Nebraska and Texas.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates included in the consolidated financial statements are: (1) oil and gas revenues and reserves; (2) depreciation, depletion and amortization; (3) valuation allowances associated with income taxes (4) accrued assets and liabilities; (5) stock-based compensation; (6) asset retirement obligations and (7) valuation of derivative instruments.  Although management believes these estimates are reasonable, changes in facts and circumstances or discovery of new information may result in revised estimates.  Actual results could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear any interest.  We regularly review receivables to insure that the amounts will be collected and establish or adjust an allowance for uncollectible amounts as necessary using the specific identification method.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Share-Based Payments

The value we assign to the options and warrants that we issue is based on the fair market value as calculated by the Black-Scholes pricing model. To perform a calculation of the value of our options and warrants, we determine an estimate of the volatility of our stock.  We need to estimate volatility because there has not been enough trading of our stock to determine an appropriate measure of volatility. We believe our estimate of volatility is reasonable, and we review the assumptions used to determine this whenever we issue a new equity instruments.

F-15

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the applicable tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date when the change in the tax rate was enacted.

We routinely assess the reliability of our deferred tax assets.  If we conclude that it is more likely than not that some portion or all of the deferred tax assets will not be realized under accounting standards, the tax asset is reduced by a valuation allowance.  In addition we routinely assess uncertain tax positions, and accrue for tax positions that are not more-likely-than-not to be sustained upon examination by taxing authorities.

Uncertain Tax Positions

We follow guidance in Topic 740 of the Codification for its accounting for uncertain tax positions. Topic 740 prescribes guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. To recognize a tax position, we determine whether it is more-likely-than-not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based solely on the technical merits of the position. A tax position that meets the more-likely-than-not threshold is measured to determine the amount of benefit to be recognized in the financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

We have no liability for unrecognized tax benefits recorded as of December 31, 2013 and 2012. Accordingly, there is no amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate and there is no amount of interest or penalties currently recognized in the statement of operations or statement of financial position as of December 31, 2013. In addition, we do not believe that there are any positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next twelve months. We recognize related interest and penalties as a component of income tax expense.

Tax years open for audit by federal tax authorities as of December 31, 2013 are the years ended December 31, 2010, 2011, 2012 and 2013. Tax years ending prior to 2010 are open for audit to the extent that net operating losses generated in those years are being carried forward or utilized in an open year.

Fair Value Measurements

Accounting guidance establishes a single authoritative definition of fair value based upon the assumptions market participants would use when pricing an asset or liability and creates a fair value hierarchy that prioritizes the information used to develop those assumptions.  Additional disclosures are required, including disclosures of fair value measurements by level within the fair value hierarchy.  We incorporate a credit risk assumption into the measurement of certain assets and liabilities

Cash and Cash Equivalents

We consider all highly liquid investment instruments purchased with original maturities of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows and other statements. We maintain cash on deposit, which, at times, exceeds federally insured limits. We have not experienced any losses on such accounts and believe we are not exposed to any significant credit risk on cash and equivalents.

Revenue Recognition

Oil and gas revenues are recognized net of royalties when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collection of the revenue is probable. Cash received relating to future revenues is deferred and recognized when all revenue recognition criteria are met.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is on a straight-line method using the estimated lives of the assets. (3-15 years).  Expenditures for maintenance and repairs are charged to expense.

F-16

Debt issue costs

Debt issuance costs incurred are capitalized and subsequently amortized over the term of the related debt on the straight-line method of amortization over the estimated life of the debt.

Oil & Gas Properties

We follow the full cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include costs related to production, general corporate overhead or similar activities.

Proved properties are amortized using the units of production method (UOP). Currently we only have operations in the United States of America. The UOP calculation multiplies the percentage of estimated proved reserves produced each quarter by the cost of these reserves. The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (DD&A), estimated future development costs (future costs to access and develop proved reserves) and asset retirement costs, less related salvage value.

The cost of unproved properties are excluded from the amortization calculation until it is determined whether or not proved reserves can be assigned to such properties or until development projects are placed into service. Geological and geophysical costs not associated with specific properties are recorded as proved property immediately. Unproved properties are reviewed for impairment quarterly.

Under the full-cost-method of accounting, the net book value of oil and gas properties, less deferred income taxes, may not exceed a calculated “ceiling.” The ceiling limitation is (a) the present value of future net revenues computed by applying current prices of oil & gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil & gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of 10 percent and assuming continuation of existing economic conditions plus (b) the cost of properties not being amortized plus (c) the lower of cost or estimated fair value of unproven properties included in the costs being amortized less (d) income tax effects related to differences between book and tax basis of properties. Future cash outflows associated with settling accrued retirement obligations are excluded from the calculation. Estimated future cash flows are calculated using end-of-period costs and an un-weighted arithmetic average of commodity prices in effect on the first day of each of the previous 12 months held flat for the life of the production, except where prices are defined by contractual arrangements.

Any excess of the net book value of proved oil and gas properties, less related deferred income taxes, over the ceiling is charged to expense and reflected as additional DD&A in the statement of operations. The ceiling calculation is performed quarterly. During the years ended December 31, 2013 and 2012 there were no impairments resulting from the quarterly ceiling tests.

Proceeds from the sale or disposition of oil and gas properties are accounted for as a reduction to capitalized costs unless a significant portion (greater than 25%) of our reserve quantities are sold, in which case a gain or loss is recognized in income.

Long-Lived Assets

Impairment of long-lived assets is recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value.  The carrying value of the assets is then reduced to their estimated fair value that is usually measured based on an estimate of future discounted cash flows.

Asset Retirement Obligations

The asset retirement obligation relates to the plug and abandonment costs when our wells are no longer useful. We determine the value of the liability by obtaining quotes for this service and estimate the increase we will face in the future. We then discount the future value based on an intrinsic interest rate that is appropriate for us. If costs rise more than what we have expected there could be additional charges in the future, however, we monitor the costs of the abandoned wells and we will adjust this liability if necessary.

Major Purchasers

For the years ended December 31, 2013, and 2012 we sold our produced crude oil to Coffeyville Resources, Plains Marketing, L.P., and Sunoco, Inc. on a month-to-month basis.  For the year ended December 31, 2013, we sold our produced natural gas to United Energy Trading and Western Operating Company.

Marketable Securities Available for Sale

The Company classifies its marketable equity securities as available-for-sale and they are carried at fair market value, with the unrealized gains and losses included in accumulated other comprehensive income and reported in stockholders’ equity. The difference between cost and market totals $552,589 for the years ended December 31, 2013 and 2012.

F-17

Net Income Per Common Share

Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of stock options and warrants and conversion of convertible debt that are not deemed to be anti-dilutive. The dilutive effect of the outstanding stock options and warrants is computed using the treasury stock method.

For the year ended December 31, 2013, diluted net income per share did not include the effect of 2,592,500 shares of common stock issuable upon the exercise of outstanding stock options as their effect would be anti-dilutive.

For the year ended December 31, 2012, diluted net income per share did not include the effect of 192,970 shares of common stock issuable upon the exercise of outstanding stock options as their effect would be anti-dilutive.

Reclassifications

Certain reclassifications have been made to prior periods to conform to current presentations.

Recent Accounting Pronouncements Applicable to the Company

The Company does not believe there are any recently issued, but not yet effective; accounting standards that would have a significant impact on the Company’s financial position or results of operations.

Note 2 - Stock Transactions

The Series A preferred stock is convertible into 4,779,460 shares of our common stock, and the Series A preferred stock, by its terms, shall convert into common stock on a one-to-one basis (subject to adjustment) once the cumulative dividends paid with regard to such stock equal to original principal value of $1.00 per share. In the event of liquidation, the holders of our Series A preferred stock would receive priority liquidation payments before payments to common shareholders equal to the amount of the stated value of the preferred stock before any distributions would be made to our common shareholders. The preferred stockholders have the right, by majority vote of the shares of preferred stock, to generally approve any issuances by us of equity that is senior to or equal in rights to the preferred stock.

We are required by the terms of our Series A preferred stock to declare dividends each calendar quarter in an aggregate amount equal to one-third of our adjusted net cash from operating activities reduced by any principal amount of debt repayment in such calendar quarter to institutional lenders and other secured creditors. Dividends of $583,227 and $433,696 were paid for the years ended December 31, 2013 and 2012 respectively. A dividend of $456,289 will be paid in the second quarter of 2014 to preferred shareholders of record as of December 31, 2013.

Stock transactions in fiscal year ended December 31, 2013

We issued 90,000 shares at $0.50 per share to two employees as compensation. The market value of the stock at the date of issuance was $0.55 per share.

On September 30, 2013 the Company issued 41,327,516 shares to Black Raven Energy, Inc. shareholders in exchange for their shares of Black Raven Energy, Inc. common shares. (See Note 5).

Stock transactions in fiscal year ended December 31, 2012

We issued 60,000 shares at $0.77 per share to an Investor Relations firm in exchange for services. The market value of the stock at the date of issuance was $0.77 per share. We also issued 75,000 shares to a Director of the Company for services and 40,000 shares to an employee of the Company. The market price at the date of issuance for these shares was $0.60 and $0.78 respectively.

On November 30, 2012 the Company purchased two million shares of stock from a shareholder of the Company for $323,035 in cash (including an option payment that we previously made to the selling stockholder) and a note payable of $825,000 bearing interest at a rate per annum of twenty-four hundredths percent (0.24%) (See Note 13).

Option transactions

Officers (including officers who are members of the Board of Directors), directors, employees and consultants are eligible to receive options under our stock option plans.  We administer the stock option plans and we determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised.  No options may be granted more than ten years after the date of the adoption of the stock option plans.

Each option granted under the stock option plans will be exercisable for a term of not more than ten years after the date of grant.  Certain other restrictions will apply in connection with the plans when some awards may be exercised.  In the event of a change of control (as defined in the stock option plans), the vesting date on which all options outstanding under the stock option plans may first be exercised will be accelerated.  Generally, all options terminate 90 days after a change of control.

F-18

2000-2001 Stock Option Plan

The Board of Directors approved a stock option plan and our stockholders ratified the plan on September 25, 2000.  The total number of options that can be granted under the plan is 200,000 shares.

Stock Incentive Plan

The Board of Directors approved the EnerJex Resources, Inc. Stock Option Plan on August 1, 2002 (the "2002-2003 Stock Option Plan"). Originally, the total number of options that could be granted under the 2002-2003 Stock Option Plan was not to exceed 400,000 shares. In September 2007 our stockholders approved a proposal to amend and restate the 2002-2003 Stock Option Plan to increase the number of shares issuable to 1,000,000.  On October 14, 2008 our stockholders approved a proposal to amend and restate the 2002-2003 Stock Option Plan to (i) rename it the EnerJex Resources, Inc. Stock Incentive Plan (the "Stock Incentive Plan"), (ii) increase the maximum number of shares of our common stock that may be issued under the Stock Incentive Plan from 1,000,000 to 1,250,000, and (iii) add restricted stock as an eligible award that can be granted under the Stock Incentive Plan.

On December 31, 2010 we granted 900,000 options that vest ratably over a 48 month period and are exercisable at $0.40 per share to an Officer of the company.  The term of the options is 5 years. The fair value of the options as calculated using the Black-Scholes model was $307,751.  The amount recognized as expense in the years ended December 31, 2012 and 2011 was $76,938 respectively and the amount of expense to be recognized in future periods is $153,876. There are 675,000 and 450,000 options vested at December 31, 2013 and December 31, 2012 respectively.

On December 1, 2012 we granted 785,000 options to four employees of the Company, 33% of which vest after one year.  The remaining options vest monthly over a two year period. The fair value of the options on the date of the grant was calculated using the Black-Scholes model was $167,032 using the following weighted average assumptions: exercise price of $0.70 per share; common stock price of $0.56 per share; volatility of 67%; term of three years; dividend yield of 0%; interest rate of .47%. The amount recognized as expense in the year ended December 31, 2012 was $18,825 and the amount of expense to be recognized in future periods is $148,208.  At December 31, 2013 approximately 350,000 options were vested.  None of the options were vested at December 31, 2012.

On June 6, 2013, stockholders approved the adoption of the 2013 Stock Incentive Plan, reserving 5,000,000 shares of common stock under the plan.  Neither the 2000/2001 Stock Option Plan nor the Stock Incentive Plan had sufficient shares to cover options that we intend to grant and those plans are dated and would not allow us to grant tax-qualified incentive stock options. The 2013 Stock Incentive Plan reserves 5,000,000 shares of our common stock for the granting of options and issuance of restricted shares to our employees, officers, directors, and consultants.

In 2013, we granted 1,787,000 options to thirteen employees. These options were issued throughout the year.  Thirty-three percent of these options vest one year after the date of the grant.  The remaining options vest ratably each month over a two year period.  The fair value of the option on the date of the grant was calculated using the Black-Scholes model was $376,103 using the following weighted average assumptions: exercise price of $0.70 per share; common stock price of ranging from $0.53 to $0.56 per share; volatility ranging from 67% to 72%; term of three years; dividend yield of 0%; interest rate of .47%. The amount recognized as expense in the year ended December 31, 2013 was $33,267 and the amount of expense to be recognized in future periods is $342,836. None of these options were vested at December 31, 2013.

Warrant Transactions

On March 31, 2011, we granted 2,838,330 Warrants to each investor that entered into the Securities Purchase Agreement for additional consideration, each investor received a stock purchase warrant to purchase 1 share of common stock at a price of $0.90 per share, for each 2 shares of common stock purchased.

Each Warrant was exercisable until December 31, 2011. The fair value at the date of the grant was calculated using the Black-Scholes model and totaled $74,164, using the following weighted average assumptions:  exercise price of $0.90 per share; common stock price of $0.85 per share; volatility of 42%; term of nine months; dividend yield of 0%; interest rate of 0.30%.  On December 31, 2011 the warrants were extended for an additional nine months to expire September 30, 2012. The fair value at the date of the extension was calculated using the Black-Scholes model and totaled $154,676, using the following weighted average assumptions:  exercise price of $0.90 per share; common stock price of $0.90 per share; volatility of 71%; term of nine months; dividend yield of 0%; interest rate of 0.25%.  The amount recognized as expense in the year ended December 31, 2011 was based on an estimate of the number of warrants that would be exercised and totaled $228,840. On September 30, 2012 the warrants were cancelled unexercised.

On May 31, 2012, we granted 250,000 Warrants to an investor relations firm for investor relations services to be performed over the next two years. Each warrant is exercisable until May 31, 2014. The fair value at the date of grant was calculated using the Black-Scholes model and totaled approximately $86,000 using the following assumptions. The exercise price is $0.70 per share. The market price of our stock at the grant date was $0.75 per share. We assumed volatility of 82%, a dividend yield of 0.0%, an interest rate of 0.30% and a two year term.  On January 3, 2013, we granted 300,000 Warrants to an investor relations firm for investor relations services to be performed over the next year.  The fair value at the date of grant was calculated using the Black-Scholes model and totaled approximately $41,000 using the following assumptions. The exercise price is $0.70 per share. The market price of our stock at the grant date was $0.50 per share. We assumed volatility of 77%, a dividend yield of 0.0%, an interest rate of 0.27% and a two year term. In the fourth quarter of 2013 all 550,000 warrants were cancelled unexercised.

F-19

A summary of stock options and warrants is as follows:

		Weighted Ave.		Weighted Ave.
	Options	Exercise Price	Warrants	Exercise Price

Outstanding January 1, 2012	900,000	$0.40	2,838,330	$0.90
Granted	785,000	0.70	250,000	0.70
Cancelled	-	-	(2,838,330)	(0.90)
Exercised	-	-	-	-
Outstanding December 31, 2012	1,685,000	$0.54	250,000	$0.70
Granted	1,787,000	0.70	300,000	0.70
Cancelled	(5,000)	(0.70)	(550,000)	(0.70)
Exercised	-	-	-	-
Outstanding December 31, 2013	3,467,000	$0.62	-	$-

Note 3 - Asset Retirement Obligation

Our asset retirement obligations relate to the abandonment of oil and gas wells. The amounts recognized are based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates. The following shows the changes in asset retirement obligations:

Asset retirement obligations, January 1, 2012	$908,790
Liabilities incurred during the period	347,018
Liabilities settled during the period	(1,427)
Accretion	81,770
Asset retirement obligations, December 31, 2012	1,336,151
Liabilities acquired	1,251,511
Liabilities incurred during the period	56,825
Liabilities settled during the year	(96,465)
Accretion	139,779
Asset retirement obligations, December 31, 2013	$2,687,801

Note 4 - Long-Term Debt

Senior Secured Credit Facility

On October 3, 2011, the Company and DD Energy, Inc., EnerJex Kansas, Inc., Black Sable Energy, LLC and Working Interest, LLC ("Borrowers") entered into an Amended and Restated Credit Agreement with Texas Capital Bank, and other financial institutions and banks that may become a party to the Credit Agreement from time to time. The facilities provided under the Amended and Restated Credit Agreement are to be used to refinance Borrowers prior outstanding revolving loan facility with Bank, dated July 3, 2008, and for working capital and general corporate purposes.

At our option, loans under the facility will bear stated interest based on the Base Rate plus Base Rate Margin, or Floating Rate plus Floating Rate Margin (as those terms are defined in the Credit Agreement). The Base Rate will be, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50% and (b) the Bank's prime rate. The Floating Rate shall mean, at Borrower's option, a per annum interest rate equal to (i) the Eurodollar Rate plus Eurodollar Margin, or (ii) the Base Rate plus Base Rate Margin (as those terms are defined in the Amended and Restated Credit Agreement). Eurodollar borrowings may be for one, two, three, or six months, as selected by the Borrowers. The margins for all loans are based on a pricing grid ranging from 0.00% to 0.75% for the Base Rate Margin and 2.25% to 3.00% for the Floating Rate Margin based on the Company's Borrowing Base Utilization Percentage (as defined in the Amended and Restated Credit Agreement).

We entered into a First Amendment to Amended and Restated Credit Agreement and Second Amended and Restated Promissory Note in the amount of $50,000,000 with Texas Capital Bank, which closed on December 15, 2011. The Amendment reflects the addition of Rantoul Partners, as an additional Borrower and adds as additional security for the loans the assets held by Rantoul Partners.

On August 31, 2012, we entered into a Second Amendment to Amended and Restated Credit Agreement with Texas Capital Bank. The Second Amendment: (i) increased the borrowing base to  $7,000,000  (ii) reduced the minimum interest rate to 3.75% and (iii) added additional new leases as collateral for the loan.

On November 2, 2012, we entered into a Third Amendment to Amended and Restated Credit Agreement with the Texas Capital Bank. The Third Amendment (i) increased the borrowing base to $12,150,000 and (ii) clarified certain continuing covenants and provided a limited waiver of compliance with one of the covenants so clarified for the fiscal quarter ended December 31, 2011.

On January 24, 2013, we entered into a Fourth Amendment to Amended and Restated Credit Agreement, which was made effective as of December 31, 2012 with Texas Capital Bank.  The Fourth Amendment reflects the following changes: (i) the Bank consented to the restructuring transactions related to the dissolution of Rantoul Partners, and (ii) the Bank terminated a Limited Guaranty, as defined in the Credit Agreement, executed by Rantoul Partners in favor of the Bank

On April 16, 2013, the Bank increased our borrowing base to $19.5 million.

On September 30, 2013, the Company entered into a Fifth Amendment to the Amended and Restated Credit Agreement.  The Fifth Amendment reflects the following changes:  (i) an expanded principal commitment amount of the Bank to $100,000,000; (ii) increased the Borrowing Base to $38,000,000; (iii) added Black Raven Energy, Inc. to the Credit Agreement as borrower parties; (iv) added certain collateral and security interests in favor of the Bank; and (v) reduced the Company’s current interest rate to 3.30%.

F-20

Our Current borrowing base is $38 million, of which we had borrowed $31.5 million as of December 31, 2013. We intend to conduct an additional borrowing base review in the second quarter of 2014 and we expect increases in production and the maturity of existing production to result in an additional borrowing base increase as part of the additional borrowing base review. For the year ended December 31, 2013 the interest rate was 3.3%. This facility expires on October 3, 2015.

We financed the purchase of vehicles through a bank.  The notes are for four years and the vehicles collateralize these notes. The long term balance on the notes at December 31, 2013 was $47,255.

Note 5 - Merger

On July 23, 2013, EnerJex, BRE Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of EnerJex (Merger Sub), and Black Raven Energy, Inc., a Nevada corporation, entered into an agreement and plan of merger (Merger Agreement) pursuant to which Black Raven would be merged with and into Merger Sub and after which Black Raven would be a wholly owned subsidiary of EnerJex.

On September 27, 2013, the transactions contemplated by the Merger Agreement were successfully completed.

The following transactions were executed on September 27, 2013 per the terms of the Merger Agreement (i) shares of capital stock of Black Raven were converted into (a) cash totaling $207,067 and (b) 41,327,516 shares of EnerJex common stock, (ii) all options under the Black Raven option plan were cancelled, and (iii) all warrants or other rights to purchase shares of capital stock of Black Raven were converted into warrants to purchase EnerJex common stock.  No fractional shares of EnerJex common stock were issued in connection with the Merger, and holders of Black Raven common stock were entitled to receive cash in lieu thereof.  The board of directors and executive officers of EnerJex remained unchanged as a result of the closing of the Merger.

At closing of the transactions contemplated by the Merger Agreement, the previous stockholders of Black Raven owned approximately 38% of the outstanding voting stock of EnerJex and the previous stockholders of EnerJex owned approximately 62% of the outstanding voting stock of EnerJex.

The following selected pro forma condensed financial information of EnerJex and Black Raven combines the consolidated financial information of EnerJex for the twelve month periods ended December 31, 2013 and 2012 with the financial information of Black Raven for the twelve months ended December 31, 2013 2012.

EnerJex and Black Raven present the unaudited pro forma condensed consolidated financial information for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had EnerJex and Black Raven completed the merger on January 1, 2012. In addition the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed consolidated financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the merger.   The unaudited pro forma condensed consolidated financial information is not adjusted for any merger related transaction costs or other non-recurring expenses.

The unaudited pro forma condensed consolidated financial information includes estimates of Black Raven had it accounted for its investments in oil and gas assets using the full cost method of accounting and not the successful efforts method of accounting.  The unaudited pro forma consolidated financial information was prepared using the full cost method of accounting for oil and gas activities.

Pro Forma Consolidated Combined Statements of Operations (Unaudited)
For the Year Ended December 31,

	2013	2012
Revenues	$14,362,000	$15,483,000
Income from operations	$2,106,000	$2,967,200
Net income (loss)	$(141,700)	$286,200
Net income (loss) per common share	$-	$-

Note 6 - Related party transactions

In the normal course of business we utilize the services of stockholders who perform work for us at normal business rates.

Note 7 - Commitments and Contingencies

Rent expense for the years ended December 31, 2013 and 2012 was approximately $185,000 and $113,000 respectively. Future non-cancellable minimum lease payments are approximately $132,000 for 2014, $72,000 for 2015, $62,000 for 2016 and $58,000 for 2017. We received rental income from sub rentals of $37,000 in 2013 and $50,000 in 2012.

We, as a lessee and operator of oil and gas properties, are subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject to the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area.  As of December 31, 2013, we have no reserve for environmental remediation and are not aware of any environmental claims.

As of December 31, 2013, the Company has an outstanding irrevocable letter of credit in the amount of $50,000 issued in favor of the Texas Railroad Commission. This letter of credit is required by the Commission by all companies operating in the state in accordance with limits prescribed by the Texas Railroad Commission.

F-21

Note 8 - Income Taxes

There was no current or deferred income tax expense (benefit) for the years ended December 31, 2013 and December 31, 2012.

The following table sets forth a reconciliation of the provision for income taxes to the statutory federal rate:

	Year Ended December 31,
	2013	2012
Statutory tax rate	34.0%	34.0%
Derivative instruments	11.8%	(94.8)%
Oil and gas costs and long-lived assets	(6.3)%	30.7%
Non-deductible expenses	(5.8)%	14.9%
Change in valuation allowance	(33.7)%	15.2%
Effective tax rate	0.0%	0.0%

Significant components of the deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2013	2012
Non-current deferred tax asset:
Oil and gas costs and long-lived assets	$-	$698,339
Derivative instruments	921,771	612,139
Net operating loss carry-forward	9,138,048	8,010,770
Valuation allowance	(9,319,900)	(9,321,248)
Net deferred tax asset	739,919	-
Non-current deferred tax liability:
Oil and gas costs and other Black Raven assets	(739,919)	-
Net deferred tax asset (liability)	$-	$-

At December 31, 2013, we have a net operating loss carry forward of approximately $74 million expiring in 2021-2033 that is subject to certain limitations on an annual basis. A valuation allowance has been established against net operating losses where it is more likely than not that such losses will expire before they are utilized.

The Company incurred a change of control as defined by the Internal Revenue Code. Accordingly, the rules will limit the utilization of the Company’s net operating losses. The limitation is determined by multiplying the value of the stock immediately before the ownership change by the applicable long-term exempt rate. It is estimated that approximately $57.9 million of net operating losses may be subject to an annual limitation. Any unused annual limitation may be carried over to later years. The amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change.

 Note 9 - Fair Value Measurements

We hold certain financial assets which are required to be measured at fair value on a recurring basis in accordance with the Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (“ASC Topic 820-10”).   ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.  We believe receivables, payables and our debt approximate fair value at December 31, 2013.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.  We consider the derivative liability to be Level 2.  We determine the fair value of the derivative liability utilizing various inputs, including NYMEX price quotations and contract terms.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. We consider the marketable securities to be a Level 3. Our derivative instruments consist of fixed price commodity swaps.

	Fair Value Measurement
	Level 1	Level 2	Level 3
Crude oil contracts	$-	$1,351,350	$-
Marketable securities	$-	$-	$1,018,573

Note 10 - Derivative Instruments

We have entered into certain derivative or physical arrangements with respect to portions of our crude oil production to reduce our sensitivity to volatile commodity prices and/or to meet hedging requirements under our Credit Facility.  We believe that these derivative arrangements, although not free of risk, allow us to achieve a more predictable cash flow and to reduce exposure to commodity price fluctuations.  However, derivative arrangements limit the benefit of increases in the prices of crude oil.  Moreover, our derivative arrangements apply only to a portion of our production.

We have an Intercreditor Agreement in place between the Company; our counterparties, BP Corporation North America, Inc. and Cargill Incorporated and our agent, Texas Capital Bank, N.A., which allows Texas Capital Bank to also act as agent for the counterparties for the purpose of holding and enforcing any liens or security interests resulting from our derivative arrangements.  Therefore, we generally are not required to post additional collateral, including cash.

The following derivative contracts were in place at December 31, 2013:

	Term	Monthly Volumes(1)	Price/Bbl	Fair Value
Crude oil swap	1/13-12/15	1,600 Bbls	$76.74	$(662,068)
Crude oil swap	7/11-12/15	2,625 Bbls	$83.70	(523,560)
Crude oil swap	1/14-12/14	1,369 Bbls	$90.25	(100,150)
Crude oil swap	1/14-12/14	1,900 Bbls	$96.00	(8,208)
Crude oil swap	1/15-12/15	5,800 Bbls	$88.55	(13,804)
Crude oil swap	1/13-12/14	3,000 Bbls	$95.15	(43,560)
				$(1,351,350)

F-22

(1)     Monthly volumes are the weighted average throughout the period.

The total fair value is shown as a derivative instrument in both the current and non-current liabilities on the balance sheet.  We recorded losses on the derivative contracts for the years ended December 31, 2013 and 2012 of $740,456 and $871,331 respectively.

Note 11 – Net Income Per Common Share

The Company reports earnings per share in accordance with ASC Topic 260-10, "Earnings per Share." Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Potential common shares as of December 31, 2013 include 3,467,000 stock options and 4,779,460 shares from the conversion of preferred shares. Potential common shares as of December 31, 2012 include 250,000 warrants, 1,685,000 stock options and 4,779,460 from the conversion of preferred shares.

Note 12 - Accounts Payable

The Company's current liabilities at December 31, 2013 and 2012 include accounts payable in the amount of $2,424,009 and $2,384,090 respectively. The accounts payable balances for 2012 included $492,134 payable to Husch Blackwell LLP that was in dispute.  On December 19, 2013, the Company reached an agreement to settle the dispute regarding this amount, and it was removed from our balance sheet and is not reflected as a liability as of December 31, 2013.

Note 13 - Note Payable

On November 30, 2012 the Company purchased two million shares of stock from a shareholder of the Company for $323,035 in cash (including an option payment that we previously made to the selling stakeholder) and a note payable of $825,000 bearing interest at a rate per annum of twenty-four hundredths percent (0.24%). Principal and accrued interest were payable quarterly.  This note was retired in 2013.

Note 14 - Subsequent Events

On March 14, 2014, Black Raven Energy, Inc. (“Black Raven”), a wholly-owned subsidiary of EnerJex Resources, Inc., a Nevada corporation, entered into a Settlement and Release Agreement (the “Settlement Agreement”) with Atlas Resources, LLC (“Atlas” and, together with Black Raven, individually a “Party” and together the “Parties”) pursuant to which the Parties settled certain disputes regarding the rights and obligations of the Parties under that certain Farmout Agreement dated effective as of July 23, 2010 (the “Farmout Agreement”).

Pursuant to the Settlement Agreement, among other matters, the Parties released each other from certain claims and obligations, the Farmout Agreement was terminated, and the Parties entered into a new Gathering Agreement and Contract Operating Agreement under which Atlas shall pay to Black Raven an Overhead Charge of $12,000 per month from December 1, 2013 through November 30, 2015. Unless the Contract Operating Agreement is terminated at the option of either Party after November 30, 2015, from and after December 1, 2015, the Overhead Charge per month shall be the lesser of (a) $12,000, and (b) an amount equal to $0.25 per thousand cubic feet of natural gas produced in each such month from wells that Black Raven operates for Atlas pursuant to the Contract Operating Agreement.

Pursuant to the Settlement Agreement, Atlas also agreed to pay Black Raven the sum of $687,938.50 and assign to Black Raven its rights to depth in any zone below the Niobrara formation on approximately 8,360 acres that are held by production in Phillips and Sedgwick Counties in the State of Colorado. In addition, Black Raven agreed to purchase seven non-producing wells from Atlas for the sum $150,000.

Note 15 - Supplemental Oil and gas Reserve Information (Unaudited)

Results of operations from oil and gas producing activities

The following table shows the results of operations from the Company’s oil and gas producing activities.  Results of operations from these activities are determined using historical revenues, production costs and depreciation and depletion. The results of operations from the Company’s oil and gas producing activities below exclude non-oil and gas revenues, general and administrative expenses, interest income and interest expense. Income tax expense was determined by applying the statutory rates to pretax operating results.

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
Production revenues	$10,942,270	$8,496,519
Production costs	(4,095,850)	(3,102,321)
Depletion and depreciation	(1,691,008)	(1,541,069)
Income tax	(1,752,840)	(1,305,513)
Results of operations for producing activities	$3,402,572	$2,547,616

F-23

Capitalized costs

The following table summarizes the Company’s capitalized costs of oil and gas properties.

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
Unevaluated properties not subject to amortization	$-	$7,830,828
Properties subject to amortization	71,917,308	30,466,951
Capitalized costs	71,917,308	38,297,779
Accumulated depletion	(10,567,905)	(5,094,881)
Net capitalized costs	$61,349,403	$33,202,898

Cost incurred in property acquisition, exploration and development activities

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
Acquisition of properties	$124,028	$-
Exploration costs	-	-
Development costs	7,484,419	10,247,539
Net capitalized costs	$7,608,447	$10,247,539

Estimated quantities of proved reserves

Our ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves all of which are located in the United States are summarized below.  Proved reserves are estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those that are expected to be recovered through existing wells with existing equipment and operating methods. Reserves are stated in barrels of oil equivalent. Geological and engineering estimates by MHA Petroleum Consultants, LLC of proved oil and gas reserves at one point in time are highly interpretive, inherently imprecise and subject to ongoing revisions that may be substantial in amount. Although every reasonable effort is made to ensure that the reserve estimates are accurate, by their nature reserve estimates are generally less precise than other estimates presented in connection with financial statement disclosures.

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
Proved reserves (BOE):
Beginning	2,927,000	2,714,150
Revisions of previous estimates	141,600	(193,059)
Purchase of minerals in place	2,685,517	-
Extension and discoveries	175,917	502,751
Sale of minerals in place	(4,800)	-
Sale of Rantoul Partners interest	-	-
Production	(120,634)	(96,842)
Ending	5,804,600	2,927,000

Proved developed reserves for December 31, 2013 consisted of 83% oil and 17% natural gas and totaled 3,824.9 MBOEs. Proved developed reserves for December 31, 2012 consisted of 100% oil and totaled 1,546.3 MBOEs. Proved undeveloped reserves for December 31, 2013 were 1,979.9 MBOEs. Proved undeveloped reserves at December 31, 2012 were 1,380.8 MBOEs.

Standardized measure of discounted future net cash flows

The standardized measure of discounted future net cash flows from our proved reserves for the periods presented in the financial statements is summarized below.

F-24

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
Future production revenue	$413,965,250	$246,535,000
Future production costs	(122,957,721)	(69,131,000)
Future development costs	(20,017,885)	(11,766,000)
Future cash flows before income tax	270,989,644	165,638,000
Future income taxes	(56,111,563)	(33,550,000)
Future net cash flows	214,878,081	132,088,000
10% annual discount for estimating of future cash flows	(133,430,425)	(83,215,000)
Standardized measure of discounted net cash flows	$81,447,656	$48,873,000

Changes in standardized measure of discounted future net cash flows

The following is a summary of a standardized measure of discounted net future cash flows related to the Company’s proved oil and gas reserves. The information presented is based on a calculation of estimated proved reserves using discounted cash flows based on the 12-month average price for oil and gas calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month prior period. The additions to estimated proved reserves from new discoveries and extensions could vary significantly from year to year. Additionally, the impact of changes to reflect current prices and costs of reserves proved in prior years could also be significant.

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
Balance beginning of year	$48,872,561	$43,646,905
Sales, net of production costs	(6,846,420)	(5,394,198)
Net change in pricing and production costs	(11,143,669)	2,870,156
Net change in future estimated development costs	(2,281,285)	(1,001,445)
Purchase of minerals in place	32,687,100	-
Extensions and discoveries	3,342,922	11,274,543
Sale of minerals in place	(37,375)	-
Sale of Rantoul Partners interest	-	-
Revisions	1,357,734	(4,329,483)
Accretion of discount	16,563,800	5,324,900
Change in income tax	(1,067,712)	(3,518,817)
Balance end of year	$81,447,656	$48,872,561

F-25